              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This offering memorandum includes forward-looking statements. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," and similar expressions, and include references to assumptions and relate to our future prospects, developments, and business strategies.

         Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

         o        general economic and competitive conditions;

         o the outcome and timing of antitrust investigations and related lawsuits to which we are subject;

         o        our ability to obtain selling price increases;

         o        our ability to obtain and the timing of new financing;

         o        pension and other post-retirement benefit plan assumptions;

         o        energy and raw material prices and availability;

         o        production capacity;

         o        changes in interest rates and foreign currency exchange rates;

         o        changes in technology;

         o        market demand and customer requirements;

         o the enactment of more stringent environmental laws and regulations;

         o our ability to realize expected cost savings under our cost reduction initiatives;

         o the amount of any additional earn-out payments from General Electric Company from the sale of the OrganoSilicones business beyond minimum amounts; and

         o other risks and uncertainties detailed throughout this offering memorandum.

         These forward-looking statements are based on our estimates and assumptions, and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and our actual results may differ significantly from the results discussed in this offering memorandum. Forward-looking information is intended to reflect opinions as of the date of this offering memorandum and we undertake no obligation to revise the forward-looking statements included or incorporated by reference in this offering memorandum to reflect any future events or circumstances. Factors that could cause or contribute to such differences are discussed in the section entitled "Risk Factors" included in this offering memorandum.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


   The following summary historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained elsewhere in this offering memorandum, as well as in conjunction with the other information contained or incorporated by reference in this offering memorandum. The summary historical financial data as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003 are derived from our audited consolidated financial statements, and for the three months ended March 31, 2003 and 2004, and are derived from our unaudited condensed consolidated financial statements, which are included in this offering memorandum. The summary historical financial data as of December 31, 2000 and for the year then ended are derived from our consolidated financial statements. The results for the three months ended March 31, 2004 are not necessarily indicative of results to be expected for the full year. The unaudited pro forma results for the year ended December 31, 2003 and the twelve months ended March 31, 2004 give effect to (i) the sale of our OrganoSilicones business to General Electric Company ("GE") in 2003, (ii) our acquisition of GE's specialty chemicals business in 2003, and (iii) the Refinancing.


                                                             HISTORICAL                                       PRO FORMA (A)
                                  -----------------------------------------------------------------    ----------------------------
                                                                                                                      TWELVE MONTHS
                                                                                THREE MONTHS ENDED      YEAR ENDED        ENDED
                                           YEAR ENDED DECEMBER 31,                   MARCH 31,         DECEMBER 31,     MARCH 31,
                                  ------------------------------------------    -------------------    ------------   -------------
                                   2000        2001       2002        2003       2003        2004          2003            2004
                                 --------    --------   --------    --------   --------    --------    ------------   -------------
                                                                           ($ IN MILLIONS)
SUMMARY OF OPERATIONS:
Net sales ....................   $2,554.0    $2,286.5   $2,090.3    $2,185.0   $  532.0    $  624.3      $2,276.9        $2,329.6
Gross profit .................      763.6       659.9      622.0       569.0      147.0       152.1         590.1           585.4
Selling, general and
  administrative..............      371.1       378.9      354.6       353.0       87.3        96.5         366.7           371.2
Depreciation and amortization       148.8       150.8      111.4       115.4       27.1        30.9         121.4           122.6
Research and development .....       59.2        56.0       54.3        51.5       12.1        11.8          52.5            51.7
Equity income (b) ............      (11.4)       (9.2)      (7.9)      (13.2)      (5.6)       (9.6)        (13.2)         (17.2)
Facility closures, severance
  and related costs...........       20.2       101.5       18.0        19.6        0.8         2.4          19.6            21.2
Antitrust costs ..............         --          --        6.3        77.7        8.5         4.1          77.7            73.3
Impairment of long-lived
  assets......................         --        80.4         --          --         --          --            --              --
                                 --------    --------   --------    --------   --------    --------      --------        --------
Operating profit (loss) ......      175.7       (98.5)      85.4      (35.0)       16.8        16.1         (34.6)         (37.4)
Interest expense .............      120.4       109.9      101.7        89.7       26.7        17.9          89.6            87.9
Loss on early extinguishment
  of
  debt (j)....................         --          --         --        24.7         --          --          24.7            24.7
Other (income) expense, net
  (c).........................        7.1        27.2       38.0         5.4        0.2       (92.5)          2.1          (89.2)
                                 --------    --------   --------    --------   --------    --------      --------        --------
Earnings (loss) from
  continuing operations before
  income taxes and cumulative
  effect of accounting change.       48.2      (235.6)     (54.3)     (154.8)     (10.1)       90.7        (151.0)         (60.8)
Income tax expense (benefit) .       22.8       (79.9)     (18.9)      (36.1)      (3.4)       30.2         (34.6)          (5.0)
                                 --------    --------   --------    --------   --------    --------      --------        --------
Earnings (loss) from
  continuing operations before
  cumulative effect of
  accounting change...........       25.4      (155.8)     (35.4)     (118.7)      (6.7)       60.4      $ (116.4)       $ (55.8)
                                                                                                         ========        ========
Earnings from discontinued
  operations..................       63.9        31.8       50.9        26.3       13.0          --        N/A             N/A
Gain on sale of discontinued
  operations..................         --          --         --       111.7         --          --        N/A             N/A
Cumulative effect of
  accounting change...........         --          --     (299.0)       (0.4)      (0.4)         --        N/A             N/A
                                 --------    --------   --------    --------   --------    --------
NET EARNINGS (LOSS) ..........   $   89.3    $ (123.9)  $ (283.5)   $   19.0   $    5.8    $   60.4        N/A             N/A
                                 ========    ========   ========    ========   ========    ========
BALANCE SHEET DATA:
Cash and cash equivalents ....   $   20.8    $   21.5   $   16.9    $   39.2   $   25.4    $   35.9           N/A        $   84.3
Working capital (d) ..........      624.4       412.7      365.6       109.2      369.6     (143.9)           N/A           263.4
Total assets .................    3,528.3     3,232.2    2,840.8     2,529.2    2,874.3     2,499.1           N/A         2,573.4
Total debt (e) ...............    1,493.9     1,412.0    1,256.8       814.7    1,234.9       765.7           N/A           857.9
Stockholders' equity .........      754.0       547.5      199.9       302.7      237.5       345.8           N/A           331.2

(Continued)


                                                              HISTORICAL                                      PRO FORMA (A)
                                    ---------------------------------------------------------------    ----------------------------
                                                                                                                      TWELVE MONTHS
                                                                                 THREE MONTHS ENDED     YEAR ENDED        ENDED
                                             YEAR ENDED DECEMBER 31,                 MARCH 31,         DECEMBER 31,     MARCH 31,
                                    -----------------------------------------    ------------------    ------------   -------------
                                     2000        2001       2002       2003       2003        2004         2003            2004
                                   --------    --------   --------    -------   --------    -------    ------------   -------------
                                                                            ($ IN MILLIONS)
OTHER DATA:
Cash flow from:
 Operating activities ..........   $  210.6    $  205.0   $  201.8    $ (14.8)  $   52.5    $(62.3)         N/A             N/A
 Investing activities ..........     (246.9)     (100.6)     (21.8)     547.5      (14.7)     113.3         N/A             N/A
 Financing activities ..........       47.1      (103.0)    (185.2)    (514.3)     (29.7)    (54.2)         N/A             N/A
Capital spending from
  continuing operations.........      107.1        92.3       84.3       81.7       13.4       16.6        85.2            89.0
Depreciation and amortization
  from continuing operations....      148.8       150.8      111.4      115.4       27.1       30.9       121.4           122.6
Dividends (per common share) ...       0.20        0.20       0.20       0.20       0.05       0.05        0.20            0.20
EBITDA (f)  ....................      317.4        25.1      158.8       50.3       43.7      139.4        60.0           149.7
EBITDA margin ..................       12.4%        1.1%       7.6%       2.3%       8.2%      22.3%        2.6%            6.4%
Adjusted EBITDA (f)  ...........      344.7       234.2      221.1      177.7       53.2       53.4       184.1           179.7
Adjusted EBITDA margin .........       13.5%       10.2%      10.6%       8.1%      10.0%       8.6%        8.1%            7.7%
Interest expense ...............      120.4       109.9      101.7       89.7       26.7       17.9        89.6            87.9
Net debt (e)(g)  ...............    1,473.1     1,390.5    1,239.9      775.5    1,209.5      729.8         N/A           773.6
SEGMENT EBITDA (H):
Polymer Additives ..............      168.9       114.5      139.2       88.0       28.5       24.8         N/A             N/A
Polymers .......................       83.3        59.6       57.1       43.7       13.2       12.6         N/A             N/A
Polymer Processing Equipment ...       27.2       (12.9)     (11.2)       7.2        1.7      (1.1)         N/A             N/A
Crop Protection ................       79.7        87.2       68.3       72.7       21.6       30.1         N/A             N/A
Refined Products ...............        5.3        10.9        9.9        1.2        1.5      (1.0)         N/A             N/A
SUPPLEMENTAL DATA:
Ratio of net debt to Adjusted
  EBITDA (e)(f).................                                                                            N/A            4.4x
Ratio of Adjusted EBITDA to
  interest expense (f)..........                                                                           2.0x            2.0x
Ratio of earnings to fixed
  charges.......................      1.37x      (i)         (i)        (i)        (i)        5.10x        N/A             N/A

         --------------------
(a) The unaudited pro forma combined financial information gives effect to the sale of our OrganoSilicones Business (OSI) and the acquisition of the specialty chemicals business ("GESC") from GE, together referred to as "the transaction," and the impact of the Refinancing. The information is based upon the historical financial statements of Crompton and GESC. The information should be read in conjunction with Crompton's historical financial statements, the related notes, and other information contained elsewhere in this offering memorandum. Certain items derived from Crompton's and GESC's historical financial statements have been reclassified to conform to the combined presentation. See Pro Forma Financial Data for details of how these amounts have been derived.
(b) Includes equity income from our 50% interest in the Gustafson seed treatment joint venture of $12.7 million, $7.6 million, $12.1 million, and $13.9 million in 2003, 2002, 2001, and 2000, respectively, and $9.6 million and $5.5 million for the three months ended March 31, 2004 and March 31, 2003, respectively, which was sold on March 31, 2004.
(c) Other (income) expense, net includes a gain of $90.9 million on the sale of our 50% interest in the Gustafson seed treatment joint venture for the three months ended March 31, 2004, a loss of $34.7 million on the sale of the Industrial Specialties business unit in 2002, losses of $17.3 million and $1.8 million on the sale of the Industrial Colors business unit and the nitrile rubber joint venture, respectively, in 2001. Other (income) expense, net also includes fees related to our accounts receivable securitization programs of $7.8 million, $9.1 million, $10.5 million, and $11.0 million in 2003, 2002, 2001, and 2000, respectively, and $1.9 million and $1.8 million for three months ended March 31, 2004 and March 31, 2003, respectively.
(d) The working capital balance at March 31, 2004, reflects the reclassification of the carrying value of our $350.0 million of 8.50% Senior Notes to short-term due to a scheduled maturity date of March 2005.
(e) Excludes accounts receivable securitization program to sell up to $150.0 million of domestic accounts receivable to agent banks, which program was reduced to $115.0 million on April 15, 2004. Amounts sold under this program were $106.1 million, $136.5 million, $132.0 million, and $176.3 million as of December 31, 2003, December 31, 2002, December 31, 2001, and December 31, 2000, respectively. Amounts sold under this program were $101.0 million and $123.7 million as of March 31, 2004 and 2003, respectively. As part of the Refinancing, this facility will be extended for three years with an ability to sell up to $125.0 million of domestic accounts receivable, which represents an increase of $10.0 million from our current ability to sell up to $115.0 million of domestic accounts receivable. In addition, our European subsidiaries have a separate program to sell their eligible accounts receivable to agent banks. International accounts receivable sold under this program were $93.3 million, $101.0 million, $105.6 million, and $42.0 million as of December 31, 2003, December 31, 2002, December 31, 2001, and December 31, 2000, respectively. Amounts sold under this program were $78.1 million and $121.9 million as of March 31, 2004 and March 31, 2003, respectively.
(f) We define EBITDA as net earnings (loss) from continuing operations before cumulative effect of accounting change, income tax expense (benefit), interest expense, depreciation, and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States ("GAAP").
  Adjusted EBITDA represents EBITDA as set forth above, with additional adjustments for loss on early extinguishment of debt, impairment of long-lived assets, antitrust costs, facility closures, severance and related costs, and other (income) expense, net. As with EBITDA, Adjusted EBITDA is not a presentation made in accordance with GAAP. The table below presents the components of EBITDA and Adjusted EBITDA and a reconciliation to net earnings (loss) from continuing operations.

  EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA and Adjusted EBITDA also facilitate management's internal comparisons to our historical operating performance and external comparisons to competitors' historical operating performance. We have included EBITDA and Adjusted EBITDA in this offering memorandum in order to enhance investors' overall understanding of our financial performance by excluding certain expenses, gains and losses that may not be indicative of our core operating results. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for net loss or net income, cash flow from operating activities, or other loss or income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. EBITDA and Adjusted EBITDA are not complete cash flow measures, because they are measures of liquidity that do not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes. Rather, EBITDA and Adjusted EBITDA are only potential indicators of an entity's ability to fund these cash requirements. EBITDA and Adjusted EBITDA are also not complete measures of our profitability, because they do not include costs and expenses for depreciation and amortization, interest expense, and income taxes. Further, you should not conclude from the presentation of Adjusted EBITDA that additional costs or charges arising from the same or similar items will not be incurred in the future, including items that have been presented as non-recurring. We expect to continue to incur some or all of the types of costs and charges for which adjustments have been made. EBITDA and Adjusted EBITDA, as we define them, may differ from similarly named measures used by other entities.


                                                                       HISTORICAL                               PRO FORMA (A)
                                                 ------------------------------------------------------    ------------------------
                                                                                                                            TWELVE
                                                                                          THREE MONTHS                      MONTHS
                                                                                             ENDED          YEAR ENDED      ENDED
                                                       YEAR ENDED DECEMBER 31,             MARCH 31,       DECEMBER 31,   MARCH 31,
                                                 ------------------------------------    --------------    ------------   ---------
                                                 2000      2001      2002      2003      2003     2004         2003          2004
                                                ------    -------   ------    -------   -----    ------    ------------   ---------
                                                                                  ($ IN MILLIONS)
Net earnings (loss) from continuing
  operations before cumulative effect of
  accounting change..........................   $ 25.4    $(155.7)  $(35.4)   $(118.7)  $(6.7)   $ 60.4      $(116.4)       $(55.8)
Income tax expense (benefit) ................     22.8      (79.9)   (18.9)     (36.1)   (3.4)     30.2        (34.6)         (5.0)
Interest expense ............................    120.4      109.9    101.7       89.7    26.7      17.9         89.6          87.9
Depreciation and amortization ...............    148.8      150.8    111.4      115.4    27.1      30.9        121.4         122.6
                                                ------    -------   ------    -------   -----    ------      -------        ------
EBITDA (b) ..................................    317.4       25.1    158.8       50.3    43.7     139.4         60.0         149.7
Loss on early extinguishment of debt (j) ....       --         --       --       24.7      --        --         24.7          24.7
Impairment of long-lived assets .............       --       80.4       --         --      --        --           --            --
Antitrust costs .............................       --         --      6.3       77.7     8.5       4.1         77.7          73.3
Facility closures, severance and related
  costs......................................     20.2      101.5     18.0       19.6     0.8       2.4         19.6          21.2
Other (income) expense, net (c) .............      7.1       27.2     38.0        5.4     0.2     (92.5)         2.1         (89.2)
                                                ------    -------   ------    -------   -----    ------      -------        ------
Adjusted EBITDA (b) .........................   $344.7    $ 234.2   $221.1    $ 177.7   $53.2    $ 53.4      $ 184.1        $179.7
                                                ======    =======   ======    =======   =====    ======      =======        ======

         --------------------
(g) Total debt less cash and cash equivalents.
(h) The table below presents a reconciliation of segment operating profit
    (loss) to segment EBITDA:


                                                                                                                      THREE MONTHS
                                                                                                                         ENDED,
                                                                                      YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                                 ---------------------------------    -------------
                                                                                 2000      2001     2002      2003    2003     2004
                                                                                ------    ------   ------    -----    -----   -----
                                                                                                  ($ IN MILLIONS)
POLYMER ADDITIVES
Segment operating profit (loss) .............................................   $108.2    $ 55.7   $ 79.4    $24.4    $13.5   $ 8.9
Segment depreciation ........................................................     60.7      58.8     59.8     63.6     15.0    15.9
                                                                                ------    ------   ------    -----    -----   -----
Segment EBITDA ..............................................................   $168.9    $114.5   $139.2    $88.0    $28.5   $24.8
                                                                                ======    ======   ======    =====    =====   =====
POLYMERS
Segment operating profit (loss) .............................................   $ 68.0    $ 42.2   $ 41.0    $28.0    $ 9.3   $10.2
Segment depreciation ........................................................     15.2      17.3     16.0     15.7      3.9     2.4
                                                                                ------    ------   ------    -----    -----   -----
Segment EBITDA ..............................................................   $ 83.2    $ 59.5   $ 57.0    $43.7    $13.2   $12.6
                                                                                ======    ======   ======    =====    =====   =====
POLYMER PROCESSING EQUIPMENT
Segment operating profit (loss) .............................................   $ 24.6    $(15.6)  $(13.8)   $ 5.2    $ 1.1   $(1.8)
Segment depreciation ........................................................      2.5       2.8      2.6      2.1      0.6     0.6
                                                                                ------    ------   ------    -----    -----   -----
Segment EBITDA ..............................................................   $ 27.1    $(12.8)  $(11.2)   $ 7.2    $ 1.7   $(1.1)
                                                                                ======    ======   ======    =====    =====   =====
CROP PROTECTION (B)
Segment operating profit (loss) .............................................   $ 72.7    $ 79.2   $ 60.2    $65.0    $19.7   $28.4
Segment depreciation ........................................................      7.0       8.0      8.1      7.7      1.9     1.7
                                                                                ------    ------   ------    -----    -----   -----
Segment EBITDA ..............................................................   $ 79.7    $ 87.2   $ 68.3    $72.7    $21.6   $30.1
                                                                                ======    ======   ======    =====    =====   =====
REFINED PRODUCTS
Segment operating profit (loss) .............................................   $  1.1    $  6.6   $  4.5    $(3.3)   $ 0.4   $(2.2)
Segment depreciation ........................................................      4.2       4.3      5.3      4.5      1.1     1.2
                                                                                ------    ------   ------    -----    -----   -----
Segment EBITDA ..............................................................   $  5.3    $ 10.9   $  9.8    $ 1.2    $ 1.5   $(1.0)
                                                                                ======    ======   ======    =====    =====   =====

         --------------------
(i) Earnings from continuing operations before cumulative effect of accounting change were less than fixed charges by $161.9 million, $53.6 million, and $242.0 million in 2003, 2002, and 2001, respectively, and by $15.5 million for the three months ended March 31, 2003.
(j) In August 2003, we repurchased $250.0 million of our 8.50% Senior Notes. As a result of the repurchase, we recorded a loss on early extinguishment of debt of $24.7 million.

                         RISKS RELATING TO OUR BUSINESS

SIGNIFICANT INCREASES IN THE PRICES OF OUR RAW MATERIALS AND ENERGY HAVE INCREASED OUR OPERATING EXPENSES.

   We purchase large amounts of raw materials and energy for our businesses. The costs of these materials, in the aggregate, represent a substantial portion of our operating expenses. The prices and availability of these raw materials vary with market conditions and may be highly volatile. Over the past few years, we have experienced significant cost increases in our purchases of petrochemicals, natural gas, tin, soybean oil, and other raw materials. While we may attempt to match our raw material price increases with corresponding product price increases, we may not be able to immediately raise product prices, if at all. Ultimately, our ability to pass on increases in the cost of raw materials to our customers is greatly dependent upon market conditions. There have been in the past, and will likely be in the future, periods of time during which we are unable to pass raw material price increases onto our customers, in whole or in part. In addition, some of our contracts include price protection provisions which restrict our ability to pass on these costs to our customers. This may increase our operating expenses and negatively affect our results of operations.

SIGNIFICANT COMPETITION MAY FORCE US TO REDUCE PRICES, WHICH MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

   We face significant competition in the markets in which we operate. Although competition in specialty chemicals is based upon a number of considerations, such as product innovation, product range and quality, relationships with customers, reliability of delivery, technical support, and distribution capability, price competition does exist in our operating markets due to factors such as industry overcapacity and low-cost competition. As a result of the trends toward global expansion and consolidation by competitors, we anticipate that we will continue to face new competitive challenges as well as additional risks inherent in international operations in developing regions.
We also expect increased competition from the further use and introduction of generic and alternative products by our competitors. This increased competition could cause us to reduce our prices and take other steps to compete effectively, which could negatively affect our results of operations. In addition, even if we raise our prices, our competitors' reactions to such price increases could cause us to reevaluate and perhaps reverse such price increases.

THE CYCLICALITY OF THE CHEMICAL INDUSTRY MAY CAUSE SIGNIFICANT FLUCTUATIONS IN OUR OPERATING RESULTS AND CASH FLOW.

   Our historical operating results reflect the cyclical and volatile nature of the supply and demand balance of the chemical industry. The chemical industry has experienced alternating periods of inadequate capacity and tight supply, causing prices and profit margins to increase, followed by periods when substantial capacity is added, resulting in over supply, declining capacity and utilization rates, and declining prices and profit margins. The cyclicality of the markets in which we operate, such as EPDM, may result in volatile operating results and cash flow over the business cycle.

   Currently there is over-capacity in rubber chemicals and some excess capacity in vinyl additives. There can be no assurance that future growth in product demand will be sufficient to utilize this additional, or current, capacity. Excess capacity has depressed and may continue to depress our volumes and margins on some products. As a result of excess industry capacity, rising energy costs, and rising raw materials costs, our results may be volatile.

ANY DISRUPTION IN THE AVAILABILITY OR PRICE, OR DETERIORATION IN THE QUALITY, OF THE RAW MATERIALS AVAILABLE FOR OUR PRODUCTS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

   Chemicals, steel, castings, parts, machine components, and other raw materials required in the manufacture of our products are generally available from a number of sources, some of which are foreign. We use significant amounts of petrochemical feedstocks in many of our chemical manufacturing processes. We are not dependent on any one supplier for a material amount of our raw material requirements, except for one supplier who provides us with approximately 8 to 10% of diverse raw materials sourced from the supplier's multiple manufacturing/processing locations. While raw materials are currently readily available, temporary shortages of raw materials used by our businesses may occur occasionally. Additionally, their continuing availability and price are subject to domestic and world market and political conditions and regulations. Disruptions in these markets or changes in regulations could affect our ability to procure raw materials on a cost-efficient basis.

CURRENT AND FUTURE LITIGATION, GOVERNMENT INVESTIGATIONS AND ADMINISTRATIVE CLAIMS, INCLUDING ANTITRUST-RELATED GOVERNMENTAL INVESTIGATIONS AND LAWSUITS, COULD HARM OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS.

   We are currently involved in a number of governmental investigations, administrative claims, and civil lawsuits, which number could increase in the future. In particular, we are subject to certain antitrust governmental investigations and civil lawsuits relating to the sale and marketing of certain of our products. We have incurred and may continue to incur significant expense in connection with the antitrust-related matters, including expenses related to our cooperation with governmental authorities and defense of the related civil lawsuits.

   On May 27, 2004, we pled guilty and were fined $50.0 million in connection with an antitrust investigation by the DOJ related to rubber chemicals. On
May 28, 2004, we pled guilty and were fined CDN $9.0 million (approximately U.S. $7.0 million) in connection with an antitrust investigation by the Canadian Commissioner of Competition involving rubber chemicals. See "Business -- Legal Proceedings -- Antitrust Investigations." We recorded pre-tax charges of $77.7 million for antitrust related costs in our consolidated statement of operations at December 31, 2003. This amount included a $45.2 million charge to reserve for the payment of these U.S. and Canadian fines, which represented the present value of the total of $57.0 million in payments, which are payable in six annual installments beginning in 2004.

   We and certain of our subsidiaries continue to be the subject of a coordinated civil investigation by the European Commission ("EC") with respect to the sale and marketing of rubber chemicals. We are not able to predict the timing or outcome of this investigation, including the amount of any fine that may be imposed by the EC. In addition, we, certain of our subsidiaries and certain of our officers and directors are defendants in certain U.S. federal direct purchaser and state direct and indirect purchaser lawsuits, a federal securities class action lawsuit and a shareholder derivative lawsuit, each relating to certain alleged antitrust violations. While we will seek cost-effective resolutions to the various pending and threatened legal proceedings regarding our operations, we cannot predict their outcome. The resolution of the EC investigation and any civil claims now pending or hereafter asserted against us or any of our subsidiaries could require us to pay substantial fines and/or damages, which could have a material adverse effect on our financial condition, results of operations, and cash flows.

   We are also involved in several significant lawsuits and claims relating to environmental matters. In addition, we are routinely subject to other civil claims, litigation and arbitration, and regulatory investigations, arising in the ordinary course of our present business as well as in respect of our divested businesses. Some of these claims and litigations relate to product liability claims, including claims related to our current products and asbestos-related claims concerning premises and historic products of our corporate affiliates and predecessors. These claims have not had a material impact on us to date. We believe that we have strong defenses to these claims and the likelihood that a future material adverse outcome will result from these claims is remote. However, we cannot be certain that an adverse outcome of one or more of these claims would not have a material adverse effect on our business or results of operations.

   For further information regarding the governmental investigations, administrative claims and civil lawsuits to which we are subject, see "Business -- Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Antitrust Investigations and Related Matters."

ENVIRONMENTAL, HEALTH, AND SAFETY REGULATION MATTERS COULD HAVE A SUBSTANTIAL NEGATIVE IMPACT ON OUR BUSINESS.

   We are subject to extensive federal, state, local and foreign environmental, safety and health laws, and regulations concerning, among other things, emissions to the air, discharges to land and water, and the generation, handling, treatment, and disposal of hazardous waste and other materials. Our operations entail the risk of violations of those laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. Although it is our policy to comply with such laws and regulations, we cannot assure you that we have been or will be at all times in compliance with all of these requirements.

   In addition, these requirements, and enforcement of these requirements, may become more stringent in the future. Although we cannot predict the ultimate cost of compliance with any such requirements, the costs could be material. Non-compliance could subject us to material liabilities, such as government fines or orders, third-party lawsuits, remediations, and settlements, or the suspension of non-compliant operations. We may also be required to make significant site or operational modifications at substantial cost. Future developments could also restrict or eliminate the use of or require us to make modifications to our products, packaging, manufacturing processes and technology, which could have a significant negative impact on our cash flow and results of operations.

   At any given time, we are involved in claims, litigation, administrative proceedings, settlements, and investigations of various types in a number of jurisdictions involving potential environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage, and personal injury. We evaluate and review estimates for future remediation and operation and management costs directly related to remediation, to determine appropriate environmental reserve amounts. For each site, a determination is made of the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by us, and the anticipated time frame over which payments toward the remediation plan will occur. We cannot assure you that the resolution of these environmental matters will not have a material adverse effect on our results of operations or cash flow.

OUR PRODUCTION FACILITIES ARE SUBJECT TO OPERATING RISKS THAT MAY ADVERSELY AFFECT OUR OPERATIONS.

   We are dependent on the continued operation of our production facilities. These production facilities are subject to hazards associated with the manufacturing, handling, storage, and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, remediation complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks, and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental damage, fines, and liabilities and could have a material adverse effect on our business, financial condition, or results of operations.

WE ARE AN INTERNATIONAL COMPANY AND ARE EXPOSED TO RISKS IN THE COUNTRIES IN WHICH WE HAVE SIGNIFICANT OPERATIONS OR INTERESTS.

   We are dependent, in large part, on the economies of the countries in which we manufacture and market our products. The economies of these countries are in different stages of socioeconomic development. Consequently, we are exposed to risks from changes in foreign currency exchange rates, interest rates, inflation, governmental spending, social instability and other political, economic or social developments that may materially reduce our net income. We may also face difficulties managing and administering an internationally dispersed business. In particular, the management of our personnel across offices in several countries can present logistical and managerial challenges. Additionally, international operations present challenges related to operating under different business cultures and languages; we may have to comply with unexpected changes in foreign laws and regulatory requirements which could negatively impact our operations and ability to manage our global financial resources; export controls or other regulatory restrictions could prevent us from shipping our products into and from some markets; we may not be able to adequately protect our trademarks and other intellectual property overseas due to uncertainty of laws and enforcement in a number of countries relating to the protection of intellectual property rights; and changes in tax regulation and international tax treaties could significantly reduce the financial performance of our foreign operations or the magnitude of their contributions to our overall financial performance.

WE HAVE UNFUNDED PENSION PLANS AND POST-RETIREMENT HEALTH CARE PLANS, WHICH COULD RESULT IN CLAIMS AGAINST OUR ASSETS.

   We have substantial unfunded obligations under our domestic tax-qualified defined benefit pension plans, totaling approximately $155.0 million on a projected benefit obligation basis as of December 31, 2003. A significant decline in the value of plan investments in the future or unfavorable changes in laws or regulations that govern pension plan funding could materially change the timing and amount of required pension funding. We also sponsor foreign and non-qualified pension plans under which we have substantial unfunded liabilities, totaling approximately $181.8 million on a projected benefit obligation basis as of December 31, 2003. In addition, we sponsor post-retirement health care plans under which we have substantial unfunded liabilities, totaling approximately $202.9 million on a projected benefit obligation basis as of December 31, 2003. Mandatory funding contributions with respect to our tax-qualified pension plans and potential unfunded benefit liability claims could have a material adverse effect on our financial condition, results of operations and cash flows.

OUR RESULTS OF OPERATIONS ARE SUBJECT TO EXCHANGE RATE AND OTHER CURRENCY
RISKS.

   A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses, which could be material. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures, and the potential volatility of currency exchange rates. We take actions to manage our balance sheet foreign currency exposure, such as entering into hedging arrangements designed to limit our exposure to potential currency exchange rate volatility and projected profit and loss exposures, where available, but we cannot assure you that our strategies will adequately protect our operating results from the effects of exchange rate fluctuations.

   We also face risks arising from the imposition of exchange controls and currency devaluations. Exchange controls may limit our ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by our foreign subsidiaries or businesses located in or conducted within a country imposing controls. Currency devaluations result in diminished value of funds denominated in the currency of the country instituting a devaluation. Actions of this nature could adversely affect our earnings or cash flow.

OUR BUSINESS DEPENDS UPON MANY PROPRIETARY TECHNOLOGIES, INCLUDING PATENTS AND LICENSES. OUR COMPETITIVE POSITION COULD BE ADVERSELY AFFECTED IF WE FAIL TO PROTECT OUR PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS, OR IF WE BECOME SUBJECT TO CLAIMS THAT WE ARE INFRINGING UPON THE RIGHTS OF OTHERS.

   We have over 2,500 United States and foreign patents and pending applications and have over 3,000 trademark registrations for product names world-wide. Patents, trademarks, trade secrets in the nature of know-how, formulations, and manufacturing techniques assist us in maintaining the competitive position of certain of our products. Our intellectual property is of particular importance to a number of specialty chemicals we manufacture and sell, and patents and know-how are also significant in the manufacture of certain wire insulating and polymer processing equipment product lines. We are licensed to use certain patents and technology owned by other companies, including some foreign companies, to manufacture products complementary to our own products, for which we pay royalties in amounts not considered material, in the aggregate, to our consolidated results. We cannot assure you that any of our trademarks or the patents we own or license will not be challenged, nor can we predict the outcome of any such challenge.

   We also rely on unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to restrict the use and disclosure of our trade secrets and proprietary know-how, those confidentiality agreements may be breached or may not provide meaningful protection. In addition, adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how, and others could obtain knowledge of such trade secrets through independent development or other access by legal means. The failure of our patents, trademarks or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets, or proprietary know-how could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

WE CANNOT GUARANTEE THAT OUR PATENTS WILL PROVIDE FULL PROTECTION AGAINST COMPETING MANUFACTURERS OUTSIDE THE UNITED STATES, THE EUROPEAN UNION COUNTRIES, AND CERTAIN OTHER DEVELOPED COUNTRIES.

   In some of the countries in which we operate, the laws protecting patent holders are significantly weaker than in the United States, the European Union, and certain other developed countries. Weaker protection may help competing manufacturers be or become more competitive in markets where, but for the weaker protection, they might not otherwise be able to introduce competing products for a number of years. We therefore tend, in these regions, to rely more heavily upon trade secret and know-how protection, as applicable, than we do on patents. In addition, for our crop protection products being sold in China, we rely on regulatory protection of intellectual property provided by regulatory agencies that may not provide us with the protection we desire.

OUR INABILITY TO REMAIN TECHNOLOGICALLY INNOVATIVE AND TO OFFER IMPROVED PRODUCTS AND SERVICES IN A COST-EFFECTIVE MANNER COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

   Our operating results are influenced in part by our ability to introduce new products and services that offer distinct value to our customers. In many of the markets where we sell our products, the products are subject to a traditional product life cycle. We devote significant human and financial resources to develop new technologically advanced products and services and we may not be successful in our research and development efforts.

THE RESULTS OF OUR CROP PROTECTION BUSINESS ARE DEPENDENT ON WEATHER, DISEASE, AND PEST CONDITIONS AND CAN BE AFFECTED BY LOCAL AND REGIONAL ECONOMIC CIRCUMSTANCES.

   Sales volumes of our Crop Protection business, as with all agricultural products, are subject to the sector's dependency on weather, disease, and pest infestation conditions. Adverse conditions in a particular region could materially adversely affect our Crop Protection business. Demand for crop protection products is also influenced by the agricultural policies of governments and regulatory authorities. Changes in governmental policies or product registration requirements could have an adverse impact on our ability to market and sell our products. Also, crop protection products typically are sold pursuant to contracts with extended payment terms in Latin America and Europe. Extended payment periods make our Crop Protection business susceptible to losses from receivables during economic crises and may adversely affect our operating results.

OUR CUSTOMER ORDER BACKLOG IS REPRESENTED IN FUTURE MACHINERY PRODUCTION SCHEDULES, WHICH COULD AFFECT OUR INVENTORY STOCKS AND OUR OPERATING RESULTS.

   Backlog represents undelivered products or services that our customers have contractually committed to purchase from us. Because machinery production schedules range from about 60 days to 10 months, backlog is significant to our Polymer Processing Equipment (Davis-Standard) business. Our backlog of customer orders for this business at March 31, 2004 and December 31, 2003 was approximately $72.0 million and $62.0 million, respectively. It is expected that our 2003 backlog will be shipped during 2004; however, we cannot assure you that this will be the case. Cancellations of purchase orders, though infrequent, could substantially reduce backlog and consequently, future revenues. Our failure to replace cancelled or reduced backlog could result in lower revenues.

WE MAY FAIL TO REALIZE THE COST SAVINGS AND OTHER BENEFITS THAT WE EXPECT FROM OUR COST REDUCTIONS AND SIX SIGMA INITIATIVES.

   In July 2003, we announced a cost reduction program, which includes expected savings from Six Sigma and other initiatives. We practice Six Sigma throughout our company to increase efficiency and capacity and to reduce waste. As a result of our efforts, we have realized and expect to realize additional cost reductions. We cannot assure you that we will realize additional cost savings or other benefits. Moreover, even if we realize the benefits of our cost saving initiatives, any cash savings that we achieve may be offset by pressures from our customers to reduce prices or by higher raw material and other costs. Our failure to realize the anticipated benefits of our cost reductions and Six Sigma initiatives could have a material adverse effect on our business, results of operations, and financial condition.

WE ARE DEPENDENT UPON A TRAINED, DEDICATED SALES FORCE, THE LOSS OF WHICH COULD MATERIALLY AFFECT OUR OPERATIONS.

   Our products, including our polymer additives, polymers, polymer processing equipment, crop protection, and refined products are sold and supported through dedicated staff and specifically trained personnel. The loss of this sales force due to market or other conditions could affect our ability to sell and support our products effectively, which could have an adverse effect on our results of operations.

WE CANNOT ASSURE YOU THAT MANAGEMENT WILL BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR SUCCESSFULLY IMPLEMENT OUR STRATEGIC PLAN. THIS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND THE RESULTS OF OUR OPERATIONS, FINANCIAL CONDITION AND CASH FLOWS.

   We have made many changes to our senior management over the past year. Our management team has considerable experience in the chemicals industry. Nonetheless, we cannot assure you that our management will be able successfully to manage our business or successfully implement our strategic business plans. This could have a material adverse effect on our results of operations, financial condition and cash flows.

TERRORIST ATTACKS, THE CURRENT MILITARY ACTION IN IRAQ, GENERAL INSTABILITY IN THE MIDDLE EAST AND OTHER ATTACKS OR ACTS OF WAR IN THE UNITED STATES AND ABROAD MAY ADVERSELY AFFECT THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND OUR PROFITABILITY.

   The attacks of September 11, 2001 and subsequent events, including the current military action in Iraq, have caused political and financial instability in the United States and other markets and have led to, and may continue to lead to, further armed hostilities, prolonged military action in Iraq, or further acts of terrorism in the United States or abroad, which could cause further instability in financial markets and reduced consumer confidence. The threat of terrorist attacks, the current military action in Iraq, and other related developments may adversely affect prevailing economic conditions, which may reduce demand for our products, decrease the ability of our customers to pay on a timely basis, if at all, and diminish our ability to sell in certain markets. These developments would subject us to increased risks, and depending on their magnitude, could have a material adverse effect on our business.

                        PRO FORMA FINANCIAL INFORMATION


   The following unaudited pro forma combined financial information gives effect to the sale of the OrganoSilicones Business and the acquisition of the Specialty Chemicals Business from General Electric Company (GE), together referred to as "the transaction," and the impact of the Refinancing. The pro forma combined statements of operations give effect to the transaction and the Refinancing as if they had occurred on the first day of the period presented. The pro forma combined balance sheet gives effect to the transaction and the Refinancing as if they occurred on the last day of the period presented. The information is based upon the historical financial statements of Crompton and GESC. The information should be read in conjunction with Crompton's historical financial statements, the related notes, and other information contained elsewhere in this offering memorandum. Certain items derived from Crompton's and GESC's historical financial statements have been reclassified to conform to the combined presentation.

   The unaudited pro forma combined financial information is not necessarily indicative of what the actual combined financial position or results of operations would have been had the foregoing transaction been consummated on the dates set forth therein, nor does it give effect to (i) any transaction other than the sale of OSI, acquisition of GESC and the Refinancing, (ii) any synergies, cost savings, and one-time charges or credits expected to result from the sale of OSI and the acquisition of GESC, or (iii) the results of final valuations of GESC assets acquired and liabilities assumed. We are currently in the process of integrating the GESC operations, which may involve various costs including severance and other charges, which may be material. We may also revise the allocation of the purchase price of the GESC business when additional information becomes available. Accordingly, the pro forma combined financial information does not purport to be indicative of the financial position or results of operations as of the date hereof, as of the effective date of the transaction, or for any other future date or period.


                                                                                       UNAUDITED PRO FORMA COMBINED STATEMENT OF
                                                                                                       OPERATIONS
                                                                                          FOR THE YEAR ENDED DECEMBER 31, 2003
                                                                                     ----------------------------------------------
                                                                                      CROMPTON               PRO FORMA    PRO FORMA
                                                                                    AS REPORTED     GESC    ADJUSTMENTS    COMBINED
                                                                                    -----------    -----    -----------   ---------
                                                                                         ($ IN MILLIONS, EXCEPT PER SHARE DATA)
  Net sales......................................................................     $2,185.0     $91.9       $  --       $2,276.9
  Cost of products sold..........................................................      1,616.0      70.8          --        1,686.8
  Selling, general and administrative............................................        353.0      13.7          --          366.7
  Depreciation and amortization..................................................        115.4       6.0          --          121.4
  Research and development.......................................................         51.5       1.0          --           52.5
  Equity income..................................................................        (13.2)       --          --          (13.2)
  Facility closures, severance and related costs.................................         19.6        --          --           19.6
  Antitrust costs................................................................         77.7        --          --           77.7
                                                                                      --------     -----       -----       --------
  Operating profit (loss)........................................................        (35.0)      0.4          --          (34.6)
  Interest expense...............................................................         89.7        --        (0.1)(a)       89.6
  Loss on early extinguishment of debt (e).......................................         24.7        --          --           24.7
  Other expense, net.............................................................          5.4      (0.7)       (0.6)(b)        2.1
                                                                                                                (2.0)(c)
                                                                                      --------     -----       -----       --------
  Earnings (loss) from continuing operations before income taxes and cumulative
   effect of accounting change...................................................       (154.8)      1.1         2.7         (151.0)
  Provision for income taxes.....................................................        (36.1)      0.4         1.1(d)       (34.6)
                                                                                      --------     -----       -----       --------
  Earnings (loss) from continuing operations before cumulative effect of
   accounting change.............................................................     $ (118.7)    $ 0.7       $ 1.6       $ (116.4)
                                                                                      ========     =====       =====       ========
  Basic and diluted earnings (loss) per common share:
  Net earnings (loss) from continuing operations before cumulative effect of
   accounting change.............................................................     $  (1.05)                            $  (1.03)
                                                                                      ========                             ========
  Basic and diluted weighted average shares outstanding..........................        112.5                                112.5
                                                                                      ========                             ========


                                                                                             UNAUDITED PRO FORMA COMBINED STATEMENT
                                                                                                          OF OPERATIONS
                                                                                              FOR THE THREE MONTHS ENDED MARCH 31,
                                                                                                              2004
                                                                                             --------------------------------------
                                                                                                             PRO FORMA    PRO FORMA
                                                                                             AS REPORTED    ADJUSTMENTS    COMBINED
                                                                                             -----------    -----------   ---------
                                                                                             ($ IN MILLIONS, EXCEPT PER SHARE DATA)
  Net sales..............................................................................       $624.3         $  --       $ 624.3
  Cost of products sold..................................................................        472.2            --         472.2
  Selling, general and administrative....................................................         96.5            --          96.5
  Depreciation and amortization..........................................................         30.9            --          30.9
  Research and development...............................................................         11.8            --          11.8
  Equity income..........................................................................         (9.6)           --         (9.6)
  Facility closures, severance and related costs.........................................          2.4            --           2.4
  Antitrust costs........................................................................          4.1            --           4.1
                                                                                                ------         -----       -------
  Operating profit (loss)................................................................         16.1            --          16.1
  Interest expense.......................................................................         17.9           4.1(a)       22.0
  Other expense, net.....................................................................        (92.5)           --        (92.5)
                                                                                                ------         -----       -------
  Earnings (loss) from continuing operations  before income taxes and cumulative effect
   of accounting change..................................................................         90.7          (4.1)         86.6
  Provision for income taxes.............................................................         30.2          (1.6)(d)      28.6
                                                                                                ------         -----       -------
  Earnings (loss) from continuing operations before cumulative effect of accounting
   change................................................................................       $ 60.4         $(2.5)      $  58.0
                                                                                                ======         =====       =======
  Basic and diluted earnings (loss) per  common share:
  Net earnings (loss) from continuing operations before cumulative effect of accounting
   change................................................................................       $ 0.53                     $  0.51
                                                                                                ======                     =======
  Basic and diluted weighted average shares outstanding:
   Basic.................................................................................        114.5                       114.5
                                                                                                ======                     =======
   Diluted...............................................................................        114.8                       114.8
                                                                                                ======                     =======


                                                            UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                                                 FOR THE TWELVE MONTHS ENDED MARCH 31, 2004
                                         ------------------------------------------------------------------------------------------
                                                            THREE          THREE
                                         TWELVE MONTHS      MONTHS        MONTHS        TWELVE
                                             ENDED          ENDED          ENDED        MONTHS
                                         DECEMBER 31,     MARCH 31,      MARCH 31,      ENDED
                                             2003            2003          2004       MARCH 31,              PRO FORMA    PRO FORMA
                                          AS REPORTED    AS REPORTED    AS REPORTED      2004       GESC    ADJUSTMENTS    COMBINED
                                         -------------   -----------    -----------   ---------    -----    -----------   ---------
                                                                   ($ IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales............................      $2,185.0        $(532.0)       $624.3       $2,277.3    $52.3      $   --       $2,329.6
Cost of products sold................       1,616.0         (385.0)        472.2        1,703.2     41.0          --        1,744.2
Selling, general and administrative..         353.0          (87.3)         96.5          362.2      9.0          --          371.2
Depreciation and amortization........         115.4          (27.1)         30.9          119.2      3.4          --          122.6
Research and development.............          51.5          (12.1)         11.8           51.2      0.5          --           51.7
Equity income........................         (13.2)           5.6          (9.6)         (17.2)      --          --         (17.2)
Facility closures, severance and
 related costs.......................          19.6           (0.8)          2.4           21.2       --          --           21.2
Antitrust costs......................          77.7           (8.5)          4.1           73.3       --          --           73.3
                                           --------        -------        ------       --------    -----      ------       --------
Operating profit (loss)                       (35.0)         (16.8)         16.1          (35.8)    (1.6)         --         (37.4)
Interest expense.....................          89.7          (26.7)         17.9           80.9       --         7.0(a)        87.9
Loss on early extinguishment of debt
 (e).................................          24.7             --            --           24.7       --          --           24.7
Other expense, net...................           5.4           (0.2)        (92.5)         (87.3)    (0.4)      (0.4)(b)      (89.2)
                                                                                                               (1.1)(c)
                                           --------        -------        ------       --------    -----      ------       --------
Earnings (loss) from continuing
 operations before income taxes and
 cumulative effect of accounting
 change..............................        (154.8)          10.1          90.7          (54.1)    (1.2)       (5.5)         (60.8)
Provision for income taxes...........         (36.1)           3.4          30.2           (2.5)    (0.4)       (2.1)(d)       (5.0)
                                           --------        -------        ------       --------    -----      ------       --------
Earnings (loss) from continuing
 operations before cumulative effect
 of accounting change................      $ (118.7)       $   6.7        $ 60.4       $  (51.6)   $(0.8)     $ (3.4)      $  (55.8)
                                           ========        =======        ======       ========    =====      ======       ========
Basic and diluted earnings (loss) per
 common share:
Net earnings (loss) from continuing
 operations before cumulative effect
 of accounting change................      $  (1.05)       $  0.06        $ 0.53       $  (0.46)                           $  (0.50)
                                           ========        =======        ======       ========                            ========
Basic and diluted weighted average
 shares outstanding:
 Basic...............................         112.5          114.1         114.5          112.6                               112.6
                                           ========        =======        ======       ========                            ========
 Diluted.............................         112.5          114.1         114.8          112.6                               112.6
                                           ========        =======        ======       ========                            ========


                                                                                              UNAUDITED PRO FORMA COMBINED BALANCE
                                                                                                              SHEET
                                                                                                      AS OF MARCH 31, 2004
                                                                                             --------------------------------------
                                                                                               CROMPTON      PRO FORMA    PRO FORMA
                                                                                             AS REPORTED    ADJUSTMENTS    COMBINED
                                                                                             -----------    -----------   ---------
                                                                                                         ($ IN MILLIONS)
ASSETS
CURRENT ASSETS
Cash.....................................................................................      $   35.9       $  48.4(f)   $   84.3
Accounts receivable......................................................................         268.2            --         268.2
Inventories..............................................................................         389.8            --         389.8
Other current assets.....................................................................         150.3            --         150.3
                                                                                               --------       -------      --------
    Total current assets.................................................................         844.2          48.4         892.6
NON-CURRENT ASSETS
Property, plant and equipment............................................................         758.1            --         758.1
Cost in excess of acquired net assets....................................................         417.4            --         417.4
Other assets.............................................................................         479.4           9.3(g)      505.3
                                                                                                                 (1.3)(h)
                                                                                                                 17.9(i)
                                                                                               --------       -------      --------
                                                                                               $2,499.1       $  74.3      $2,573.4
                                                                                               ========       =======      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable............................................................................      $   17.2       $  (7.6)(f)  $    9.6
Current portion of long-term debt........................................................         349.3        (349.3)(f)        --
Accounts payable.........................................................................         229.2            --         229.2
Accrued expenses.........................................................................         242.5         (3.2)(j)      239.3
Income taxes payable.....................................................................         138.8            --         138.8
Other current liabilities................................................................          11.0            --          11.0
                                                                                               --------       -------      --------
Total current liabilities................................................................         988.0        (360.1)        627.9
NON-CURRENT LIABILITIES
Long-term debt...........................................................................         399.2        (150.7)(f)     848.3
                                                                                                                600.0(f)
                                                                                                                 (0.2)(k)
Pension and post-retirement health care liabilities......................................         569.8            --         569.8
Other liabilities........................................................................         196.2            --         196.2
STOCKHOLDERS' EQUITY
Common stock.............................................................................           1.2            --           1.2
Additional paid-in capital...............................................................       1,033.8            --       1,033.8
Accumulated deficit......................................................................        (535.4)        (14.7)(l)    (550.1)
Accumulated other comprehensive loss.....................................................        (108.5)           --        (108.5)
Treasury stock at cost...................................................................         (45.2)           --         (45.2)
                                                                                               --------       -------      --------
    Total stockholders' equity...........................................................         345.9         (14.7)        331.2
                                                                                               --------       -------      --------
                                                                                               $2,499.1       $  74.3      $2,573.4
                                                                                               ========       =======      ========

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(a) Reflects a net increase in interest expense primarily resulting from interest expense relating to the financing transactions that are part of the Refinancing, partially offset by the repayment of our 8.50% Senior Notes and the 6.125% Senior Notes, borrowings under our existing domestic Revolving Credit Facility and other long-term debt outstanding as of the beginning of the period presented. Savings relating to the long-term debt repaid were based on actual amounts reported and/or paid, and amounts relating to the domestic Revolving Credit Facility were based on interest rates which were in effect at the beginning of the pro forma period.
(b) Reflects the reduction of fees attributable to the outstanding accounts receivable securitization program related to OSI that was assumed to be repaid with the proceeds from the sale of OSI.
(c) Reflects the accretion of the receivable due from GE to its face value.
    Such receivable represents the present value of the minimum contingent quarterly payments of $105.0 million to be received from GE over the three-year period following the sale of OSI.
(d) Reflects the income tax effect of the pro forma adjustments based on the applicable statutory tax rates.
(e) The pro forma loss on early extinguishment of debt does not reflect the impact of the $19.8 million (net of taxes of $7.7 million) premium to repurchase the 8.50% Senior Notes and 6.125% Senior Notes, the net impact of the write-off of the deferred transaction costs relating to the 8.50% Senior Notes and existing domestic Revolving Credit Facility and the write-off of unamortized discounts relating to the 8.50% Senior Notes and 6.125% Senior Notes.
(f) Reflects the cash proceeds from the financing transactions that are part of the Refinancing, offset by our repayment of the $350.0 million balance of our 8.50% Senior Notes, the $150.0 million balance of our 6.125% Senior Notes, and the $7.6 million of borrowings outstanding under our existing Revolving Credit Facility, the payment of $19.8 million of premiums relating to the early extinguishment of the 8.50% Senior Notes and the 6.125% Senior Notes, the payment of $17.9 million of costs associated with the financing transactions that are part of the Refinancing and the new Revolving Credit Facility, the payment of $3.2 million of accrued and unpaid interest and the payment of $3.1 million of other fees and expenses.
(g) Reflects the deferred income tax effect on the premium, and accrued interest noted in (f) and the write-offs noted in (h) and (k). Such amounts are based on the applicable statutory tax rates.
(h) Reflects the write-off of the deferred transaction costs relating to our 8.50% Senior Notes and existing domestic Revolving Credit Facility.
(i) Represents the deferred transaction costs relating to the Revolving Credit Facility and the financing transactions that are part of the Refinancing, which are to be amortized over the term of the debt incurred in such financing transactions and Revolving Credit Facility.
(j) Reflects the payment of accrued interest related to the 8.50% and 6.125% Senior Notes and the existing domestic Revolving Credit Facility.
(k) Reflects the write-off of unamortized discounts relating to the 8.50%
    Senior Notes and the 6.125% Senior Notes.
(l) Reflects the impact of the premium paid on the early extinguishment of debt of $21.3 million (net of taxes of $13.7 million) and the net impact of the write-off of the deferred transactions costs noted in (h), the write-off of unamortized discounts noted in (k), and other fees and expenses noted in
    (f). The tax effect of such amounts are based on the applicable statutory tax rates.

                       SELECTED HISTORICAL FINANCIAL DATA


   The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this offering memorandum, as well as in conjunction with the other information contained or incorporated by reference in this offering memorandum. The selected historical financial data as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002, and 2003 are derived from our audited consolidated financial statements, and for the three months ended March 31, 2003 and 2004 are derived from our unaudited condensed consolidated financial statements, which are included in this offering memorandum. The selected historical financial data as of and for the years ended December 31, 1999 and 2000 are derived from our consolidated financial statements, which are not included in this offering memorandum. The results for the three months ended March 31, 2004, are not necessarily indicative of results to be expected for the full year.


                                                                                                                   THREE MONTHS
                                                                    YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                                    --------------------------------------------------------    -------------------
                                                    1999(A)(B)     2000        2001       2002        2003        2003       2004
                                                    ----------   --------    --------   --------    --------    --------   --------
                                                                                    ($ IN MILLIONS)
SUMMARY OF OPERATIONS:
Net sales.......................................     $1,933.4    $2,554.0    $2,286.5   $2,090.3    $2,185.0    $  532.0   $  624.3
Gross profit....................................        669.6       763.6       659.9      622.0       569.0       147.0      152.1
Selling, general and administrative.............        311.1       371.1       378.9      354.5       353.0        87.3       96.5
Depreciation and amortization...................        106.0       148.8       150.8      111.4       115.4        27.1       30.9
Research and development........................         57.9        59.2        56.0       54.3        51.5        12.1       11.8
Equity income (c)...............................        (10.6)      (11.4)       (9.2)      (7.9)      (13.2)       (5.6)     (9.6)
Facility closures, severance and related costs..           --        20.2       101.5       18.0        19.6         0.8        2.4
Antitrust costs.................................           --          --          --        6.3        77.7         8.5        4.1
Impairment of long-lived assets.................           --          --        80.4         --          --          --         --
Acquired in-process research and development....        195.0          --          --         --          --          --         --
Merger and related costs........................         29.5          --          --         --          --          --         --
Operating profit (loss).........................       (19.3)       175.7       (98.5)      85.4      (35.0)        16.8       16.1
Interest expense................................         69.8       120.4       109.9      101.7        89.7        26.7       17.9
Loss on early extinguishment of
  debt (j)......................................         24.6          --          --         --        24.7          --         --
Other (income) expense, net (d).................         49.2         7.1        27.2       38.0         5.4         0.2     (92.5)
                                                     --------    --------    --------   --------    --------    --------   --------
Earnings (loss) from continuing operations
  before income taxes and cumulative effect of
  accounting change.............................       (162.9)       48.2      (235.6)     (54.3)     (154.8)      (10.1)      90.7
Income taxes (benefit)..........................         27.0        22.8       (79.9)     (18.9)      (36.1)       (3.4)      30.2
                                                     --------    --------    --------   --------    --------    --------   --------
Earnings (loss) from continuing operations
  before cumulative effect of accounting change.       (189.9)       25.4      (155.7)     (35.4)     (118.7)       (6.7)      60.4
Earnings from discontinued operations...........         14.9        63.9        31.8       50.9        26.3        13.0         --
Gain on sale of discontinued operations.........           --          --          --         --       111.7          --         --
Cumulative effect of accounting change..........           --          --          --     (299.0)       (0.4)       (0.4)        --
                                                     --------    --------    --------   --------    --------    --------   --------
Net earnings (loss).............................     $ (175.0)   $   89.3    $ (123.9)  $ (283.5)   $   19.0    $    5.8   $   60.4
                                                     ========    ========    ========   ========    ========    ========   ========
BALANCE SHEET DATA:
Cash and cash equivalents.......................     $   10.5    $   20.8    $   21.5   $   16.9    $   39.2    $   25.4   $   35.9
Working capital (e).............................        390.2       624.4       412.7      365.6       109.2       369.6    (143.9)
    Total assets................................      3,726.6     3,528.3     3,232.2    2,840.8     2,529.2     2,874.3    2,499.1
    Total debt (f)..............................      1,375.5     1,493.9     1,412.0    1,256.8       814.7     1,234.9      765.7
Stockholders' equity............................        759.9       754.0       547.5      199.9       302.7       237.5      345.8


                                                                                                                    THREE MONTHS
                                                                      YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                                      -------------------------------------------------------    ------------------
                                                      1999(A)(B)     2000        2001       2002        2003       2003       2004
                                                      ----------   --------    --------   --------    -------    --------   -------
                                                                                     ($ IN MILLIONS)
OTHER DATA:
Net cash:
Net cash (used in) provided by operations.........     $   88.6    $  210.6    $  205.0   $  201.8    $ (14.8)   $   52.5   $(62.3)
Net cash (used in) provided by investing
  activities......................................        250.3      (246.9)     (100.6)     (21.8)     547.5       (14.7)    113.3
Net cash (used in) provided by financing
  activities......................................       (339.2)       47.1      (103.0)    (185.2)    (514.3)      (29.7)   (54.2)
Capital spending from continuing operations.......        131.8       107.1        92.3       84.3       81.7        13.4      16.6
Depreciation and amortization from continuing
  operations......................................        106.0       148.8       150.8      111.4      115.4        27.1      30.9
Dividends (per common share)......................          0.1         0.2         0.2        0.2        0.2        0.05      0.05
Interest expense..................................         69.8       120.4       109.9      101.7       89.7        26.7      17.9
Net debt (f)(g)...................................      1,365.0     1,473.1     1,390.5    1,239.9      775.5     1,209.5     729.8
SUPPLEMENTAL DATA:
Ratio of earnings to fixed charges................          (h)       1.37x         (h)        (h)        (h)         (h)     5.10x

         --------------------
(a) Our 1999 operating results may not be comparable to our operating results in subsequent periods due to the merger of Crompton & Knowles Corporation and Witco Corporation on September 1, 1999.
(b) The loss on early extinguishment of debt in 1999 has been reclassified from an extraordinary item to a component of net earnings (loss) from continuing operations before income taxes in accordance with FASB Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections."
(c) Includes equity income from our 50% interest in the Gustafson seed treatment joint venture of $12.7 million, $7.6 million, $12.1 million, $13.9 million, and $10.8 million in 2003, 2002, 2001, 2000, and 1999, respectively, and $9.6 million and $5.5 million for the quarters ended March 31, 2004 and March 31, 2003, respectively.
(d) Other (income) expense, net includes a gain of $90.9 million on the sale of our 50% interest in the Gustafson seed treatment joint venture for the three months ended March 31, 2004, a loss of $34.7 million on the sale of the Industrial Specialties business unit in 2002, losses of $17.3 million and $1.8 million on the sale of the Industrial Colors business unit and the nitrile rubber joint venture, respectively, in 2001, and in 1999 a loss of $83.3 million on the sale of the textile colors business unit partially offset by a gain of $42.1 million on the sale of the specialty ingredients business unit. Other (income) expense, net also includes fees related to our accounts receivable securitization programs of $7.8 million, $9.1 million, $10.5 million, $11.0 million and $6.3 million in 2003, 2002, 2001, 2000, and 1999, respectively, and $1.9 million and $1.8 million for three months ended March 31, 2004 and March 31, 2003, respectively.
(e) The working capital balance at March 31, 2004 reflect the reclassification of the carrying value of our $350.0 million of 8.50% Senior Notes to short-term due to a scheduled maturity date of March 2005.
(f) Excludes accounts receivable securitization program to sell up to $150.0 million of domestic accounts receivable to agent banks, which program was reduced to $115.0 million on April 15, 2004. Amounts sold under this program were $106.1 million, $136.5 million, $132.0 million, $176.3 million, and $164.7 million as of December 31, 2003, December 31, 2002, December 31, 2001, December 31, 2000, and December 31, 1999,
    respectively. Amounts sold under this program were $101.0 million and $123.7 million as of March 31, 2004 and 2003, respectively. As part of the Refinancing, this facility will be extended for three years with an ability to sell up to $125.0 million of domestic accounts receivable, which represents an increase of $10.0 million from our current ability to sell up to $115.0 million of domestic accounts receivable. In addition, our European subsidiaries have a separate program to sell their eligible accounts receivable to agent banks. International accounts receivable sold under this program were $93.3 million, $101.0 million, $105.6 million, $42.0 million, and $0 as of December 31, 2003, December 31, 2002,
    December 31, 2001, December 31, 2000, and December 31, 1999, respectively. Amounts sold under this program were $78.1 million and $121.9 million as of March 31, 2004 and March 31, 2003, respectively.
(g) Total debt less cash and cash equivalents.
(h) Earnings from continuing operations before cumulative effect of accounting change were less than fixed charges by $161.9 million, $53.6 million, $242.0 million, and $175.7 million in 2003, 2002, 2001, and 1999, respectively, and by $15.5 million for the three months ended March 31, 2003.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


   The following discussion and analysis should be read in conjunction with "Selected Historical Financial Data" and with the financial and other information included in this offering memorandum.

INTRODUCTION

   We are a global diversified producer of specialty chemicals (including agricultural chemicals), polymer products, and polymer processing equipment. Our products are used in a wide variety of end-use markets, principally including automotive, transportation, construction, packaging, agriculture, lubricants, plastics for durable and non-durable goods, and personal care products. Most of our chemical products are sold to industrial manufacturing customers for use as additives, ingredients, or intermediates that impart added-value to their end products. We manufacture and sell more than 5,000 products and formulations. Of our 2003 net sales, 53% were to customers in the United States and Canada, 27% to Europe and Africa, 13% to Asia/Pacific, and 7% to Latin America.

   The primary economic factors that influence our operations are industrial production, capacity utilization, residential and commercial construction, auto production, and resin production. In addition, our Crop Protection business is influenced by worldwide weather, disease and pest infestation conditions and our polymer processing equipment business is influenced by capital spending cycles. We also monitor the Gross National Product for key foreign economies. During 2003 and the first quarter of 2004, we experienced an increase in unit volume across many businesses due in part to an improvement in worldwide economic conditions.

   Other major factors affecting our financial performance include raw material and energy costs, selling prices, and the impact of changes in foreign exchange rates. We continued to experience an increase in raw material and energy costs during the first quarter of 2004, and we cannot predict if this trend will continue. We realized a 1% increase in selling prices for the quarter as a result of the successful implementation of selective price increases, reversing the negative trend of the last three years. We continue to implement selective price increases wherever possible to mitigate the impact of higher raw material and energy costs. Although foreign exchange rates had a favorable impact on first quarter 2004 sales, we realized a slightly negative impact on earnings primarily as a result of selling European manufactured products at dollar denominated prices in Asia, Latin America and the United States.

   In response to the impact of the above-mentioned external factors, we have undertaken various cost reduction initiatives over the past several years and continue to aggressively pursue cost reductions to mitigate the impact of these factors. We announced an initiative in July 2003 that is expected to yield approximately $50.0 million of annual pre-tax cost savings in 2004. An important component of our cost reduction efforts is the continued expansion of our Six Sigma programs. During the first quarter of 2004, we realized approximately $11.5 million of cost reduction benefits from our 2003 initiative and approximately $2.3 million of cost savings from the relocation of our corporate headquarters.

   Our domestic Revolving Credit Facility expires in October 2004 and is being replaced as part of the Refinancing. We will finance our short-term operations with cash flows provided by operations, earn-out proceeds to be received from GE related to the sale of the OrganoSilicones business, our existing credit facilities, and our accounts receivable securitization programs. We expect that our new Revolving Credit Facility will provide flexibility to cover future obligations and operating needs.

   During 2003, we appointed a Business Ethics and Compliance Officer and implemented a company-wide training and awareness program reaching all of our employees. The goals of our compliance program are to ensure that employees comply with all legal requirements in the jurisdictions where we conduct business and to ensure that all employees perform their duties in accordance with our Code of Business Conduct.

   Our management is working diligently to ensure that our resources are well allocated and that our strategies are sound and well executed. The main goals of management are to improve business unit operating performance and profitability, strengthen flexibility through debt reduction, improve our pricing discipline to offset cost increases, resolve pending legal issues, and continue to reduce costs through cost reduction programs, including Six Sigma applications.

OUR HISTORY

   Our company, formerly known as CK Witco Corporation, was formed through the merger of Crompton & Knowles Corporation ("Crompton & Knowles") and Witco Corporation ("Witco") on September 1, 1999 (the "Merger"). Crompton & Knowles was incorporated in Massachusetts in 1900 and began to manufacture and sell specialty chemicals in 1954 and polymer processing equipment in 1961. In 1996, Crompton & Knowles acquired Uniroyal Chemical Company Inc., a multinational manufacturer of performance chemicals, including rubber chemicals, additives for plastics and lubricants, crop protection chemicals, and polymers, which include Royalene(R) EPDM rubber and Adiprene(R)/Vibrathane(R) urethane prepolymers. Witco was incorporated in 1958 and is the successor to businesses begun in 1920. Witco was a global manufacturer and marketer of specialty chemical products for use in a wide variety of industrial and consumer applications. In 1998, Witco acquired Ciba Specialty Chemicals Inc.'s worldwide polyvinyl chloride heat stabilizers business and related assets, and Ciba acquired Witco's global epoxy systems and adhesives business and related assets.

   On April 24, 2003, we entered into an agreement to sell our OrganoSilicones business unit to a division of GE and to acquire GE's Specialty Chemicals business. The transaction closed on July 31, 2003 and resulted in a gain of $111.7 million (net of income taxes of $175.3 million). We will continue to receive quarterly earn-out payments through September of 2006 based on the combined performance of GE's existing Silicones business and the OrganoSilicones business that GE acquired from us. The total of such payments will be a minimum of $105.0 million and a maximum of $250.0 million. We expect to receive a minimum of $35.0 million in cash payments in 2004. The recognition of any additional gain is contingent on the favorable future performance of GE's Silicones business.

   On March 31, 2004, we completed the sale of our 50% stake in the Gustafson seed treatment business in the United States, Canada, and Mexico to Bayer CropScience L.P. in the U.S. and Bayer CropScience Inc. in Canada for a sale price of $124.0 million in cash, $2.0 million of which is contingent on our obtaining a transfer of a license. In addition, we will receive a deferred dividend of approximately $4.7 million in the third quarter of 2004. Bayer CropScience, which already held a 50% share of the U.S. and Canadian Gustafson joint venture, now has full ownership of the Gustafson business.

ANTITRUST INVESTIGATIONS AND RELATED MATTERS

   On May 27, 2004, we pled guilty to violation of the U.S. antitrust laws in connection with the sale of certain rubber chemicals, and the court imposed a fine of $50.0 million, payable in six annual installments, without interest, beginning in 2004. On May 28, 2004, we pled guilty to violation of the Canadian competition laws in connection with the sale of certain rubber chemicals, and the court imposed a fine of CDN $9.0 million (approximately U.S. $7.0 million), payable in six annual installments, without interest, beginning in 2004. We recorded pre-tax charges of $45.2 million in our consolidated statements of operations at December 31, 2003 to reserve for the payment of these U.S. and Canadian fines, which represented the present value of the expected payments of $57.0 million. Expected cash payments for U.S. and

Canadian fines total $2.3 million in 2004; $2.3 million in 2005; $6.5 million in 2006; $11.2 million in 2007; $16.2 million in 2008; and $18.5 million in 2009.

   We and certain of our subsidiaries continue to be the subject of a coordinated civil investigation by the EC with respect to the sale and marketing of rubber chemicals. At this time, we cannot predict the timing or outcome of that investigation, including the amount of any fine that may be imposed by the EC.

   We and certain of our subsidiaries are subjects of, and continue to cooperate in, coordinated criminal and civil investigations being conducted by the DOJ, Canadian Commissioner of Competition and the EC (collectively, the "Governmental Authorities") with respect to possible antitrust violations relating to the sale and marketing of certain other products, including EPDM; heat stabilizers, including tin-based stabilizers and precursors, mixed metal stabilizers, and epoxidized soybean oil or "ESBO"; nitrile rubber; and urethanes and urethane chemicals. We and our subsidiaries that are subject to the investigations have received from each of the Governmental Authorities verbal or written assurances of conditional amnesty from prosecution and fines. We and certain of our subsidiaries, together with other companies, are defendants in certain U.S. federal direct purchaser and state direct and indirect purchaser lawsuits principally alleging that the defendants conspired to fix, raise, maintain, or stabilize prices for rubber chemicals, EPDM, polychloroprene, plastic additives, including impact modifiers and processing aids, nitrile rubber, and urethanes and urethane chemicals in violation of federal and state law. Two motions for authorization to commence a class action were filed in May 2004, in Superior Court in Quebec, Canada, one, against us, one of our Canadian subsidiaries and other companies, in the District of St. Francois and the other, against us and other companies, in the District of Montreal. The motions were filed on behalf of persons and entities that purchased rubber chemicals directly or indirectly from the parties respondent during various periods commencing in July 1995. We and certain of our officers and directors are also defendants in a consolidated federal securities class action lawsuit principally alleging that we and certain of our current and former officers and directors caused our shares to trade at artificially inflated prices by issuing false and misleading statements that violated the federal securities laws by reporting inflated profits resulting from an alleged illegal, undisclosed price-fixing conspiracy. In addition, we and our board of directors are defendants in a shareholder derivative lawsuit principally alleging that the directors breached their fiduciary duties by causing our shares to trade at artificially inflated levels through the issuance of false and misleading financial statements by inflating profits as a result of engaging in an illegal price-fixing conspiracy with respect to rubber chemicals. These federal and state actions are in early procedural stages of litigation and, accordingly, we cannot predict their outcome. We will seek cost-effective resolutions to the various pending and threatened legal proceedings and governmental investigations regarding our operations.

   During the first quarter of 2004, we incurred pre-tax antitrust costs of $4.1 million primarily for legal costs associated with antitrust investigations and related civil lawsuits. We expect to continue to incur substantial costs until all antitrust investigations are concluded and civil claims are resolved.

   During the fiscal year ended December 31, 2003, we had sales of rubber processing chemicals, including accelerators, antioxidants and antiozonants, of approximately $191.0 million; sales of EPDM of approximately $144.0 million; sales of heat stabilizers, including tin-based stabilizers and precursors, mixed metal stabilizers and ESBO, of approximately $224.0 million; and sales of urethanes and urethane chemicals of approximately $286.0 million. Our 2003 sales did not include sales of nitrile rubber, which is no longer a part of our business. The nitrile rubber business was previously part of a joint venture between us and an unaffiliated company. In December 2001, we sold our interest in the joint venture, which had 2001 sales of approximately
$30.0 million.

   We have not recorded a charge for potential liabilities and expenses in connection with the coordinated civil investigation by the EC or with the civil claims, because we are not yet able to reasonably estimate a reserve for such potential costs. The resolution of the coordinated civil investigation by the EC and any civil claims now pending or hereafter asserted against us or any of our subsidiaries could have a material adverse effect on our financial condition, results of operations and prospects.

RESULTS OF OPERATIONS


                                                                                                                     THREE MONTHS
                                                                                                                        ENDED
                                                                                    YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                                -------------------------------    ----------------
                                                                                  2001       2002        2003       2003      2004
                                                                                --------   --------    --------    ------   -------
                                                                                       ($ IN MILLIONS, EXCEPT PER SHARE DATA)
NET SALES
Polymer Products
 Polymer Additives..........................................................    $1,125.9   $1,110.8    $1,232.0    $301.6   $ 363.3
 Polymers...................................................................       292.1      271.0       285.7      68.2      81.2
 Polymer Processing Equipment...............................................       202.6      172.7       166.5      41.1      38.4
 Eliminations...............................................................       (13.8)     (15.1)      (13.3)     (3.7)     (3.9)
                                                                                --------   --------    --------    ------   -------
                                                                                 1,606.8    1,539.4     1,670.9     407.2     479.0
SPECIALTY PRODUCTS
 Crop Protection............................................................       245.6      240.1       270.9      60.4      76.5
 Other......................................................................       434.1      310.7       243.2      64.4      68.8
                                                                                --------   --------    --------    ------   -------
                                                                                   679.7      550.9       514.1     124.8     145.3
                                                                                --------   --------    --------    ------   -------
   Net Sales ...............................................................    $2,286.5   $2,090.3    $2,185.0    $532.0   $ 624.3
                                                                                ========   ========    ========    ======   =======
OPERATING PROFIT (LOSS)
Polymer Products
 Polymer Additives..........................................................    $   55.7   $   79.4    $   24.4    $ 13.5   $   8.9
 Polymers...................................................................        42.2       41.0        28.0       9.3      10.2
 Polymer Processing Equipment...............................................       (15.6)     (13.8)        5.2       1.1     (1.8)
                                                                                --------   --------    --------    ------   -------
                                                                                    82.3      106.7        57.6      23.9      17.4
Specialty Products
 Crop Protection............................................................        79.2       60.2        65.0      19.7      28.4
 Other......................................................................        10.8        8.0       (3.3)       0.4     (2.2)
                                                                                --------   --------    --------    ------   -------
                                                                                    90.0       68.2        61.7      20.1      26.3
General corporate expense including amortization............................       (78.1)     (53.7)      (48.6)    (15.2)   (21.1)
Unabsorbed overhead expense from discontinued operations....................       (10.8)     (11.5)       (8.4)     (2.6)       --
Facility closures, severance and related costs..............................      (101.5)     (18.0)      (19.6)     (0.8)    (2.4)
Antitrust costs.............................................................          --       (6.3)      (77.7)     (8.5)    (4.1)
Impairment of long-lived assets.............................................      (80.4)         --          --        --        --
                                                                                --------   --------    --------    ------   -------
 Total Operating Profit (Loss)..............................................       (98.5)      85.4      (35.0)      16.8      16.1
Interest expense............................................................       109.9      101.7        89.7      26.7      17.9
Loss on early extinguishment of debt........................................          --         --        24.7        --        --
Other (income) expense, net.................................................        27.3       38.0         5.4       0.2    (92.5)
                                                                                --------   --------    --------    ------   -------
Earnings (loss) from continuing operations before income taxes and
  cumulative effect of accounting change....................................      (235.6)     (54.3)     (154.8)    (10.1)     90.7
Income tax expense (benefit)................................................       (79.9)     (18.9)      (36.1)     (3.4)     30.2
                                                                                --------   --------    --------    ------   -------
Earnings (loss) from continuing operations before cumulative effect of
  accounting change.........................................................      (155.7)     (35.4)     (118.7)     (6.7)     60.4
Earnings from discontinued operations.......................................        31.8       50.9        26.3      13.0        --
Gain on sale of discontinued operations.....................................          --         --       111.7        --        --
Cumulative effect of accounting change......................................          --     (299.0)       (0.4)     (0.4)       --
                                                                                --------   --------    --------    ------   -------
 Net Earnings (Loss)........................................................    $ (123.9)  $ (283.5)   $   19.0    $  5.8   $  60.4
                                                                                ========   ========    ========    ======   =======


                                                                                                                      THREE MONTHS
                                                                                                                         ENDED
                                                                                         YEAR ENDED DECEMBER 31,       MARCH 31,
                                                                                        -------------------------    --------------
                                                                                         2001     2002      2003      2003     2004
                                                                                        ------   ------    ------    ------   -----
                                                                                           ($ IN MILLIONS, EXCEPT PER SHARE DATA)
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Earnings (loss) from continuing operations before cumulative effect of accounting
  change............................................................................    $(1.38)  $(0.31)   $(1.05)   $(0.06)  $0.53
Earnings from discontinued operations...............................................      0.28     0.44      0.23      0.11      --
Gain on sale of discontinued operations.............................................        --       --      0.99        --      --
Cumulative effect of accounting change..............................................        --    (2.63)       --        --      --
                                                                                        ------   ------    ------    ------   -----
 Net Earnings (Loss) Per Common Share...............................................    $(1.10)  $(2.50)   $ 0.17    $ 0.05   $0.53
                                                                                        ======   ======    ======    ======   =====


THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THREE MONTHS ENDED MARCH 31,
2003

OVERVIEW

   Consolidated net sales of $624.3 million for the first quarter of 2004 increased 17% from $532.0 million for the comparable period of 2003. The increase was a result of sales attributable to the acquisition of the GE Specialty Chemicals business on July 31, 2003 of 8%, favorable foreign currency translation of 4%, improved unit volume of 4% and improved selling prices of 1%. International sales, including U.S. exports, were 51% of total sales, up slightly from 50% for the first quarter of 2003. The increase was primarily due to the strengthening of the Euro versus the U.S. dollar and increased sales in the Asia/Pacific region. For further discussion of sales, see the following discussion of segment results.

   Net earnings for the first quarter of 2004 were $60.4 million, or $0.53 per share, as compared to net earnings of $5.8 million, or $0.05 per share, for the first quarter of 2003. Earnings from continuing operations for the first quarter of 2004 included pre-tax divestment gains of $94.6 million (included in other (income) expense, net) primarily from the sale of our 50 percent interest in the Gustafson seed treatment joint venture and pre-tax charges for supplemental executive retirement costs of $5.9 million, antitrust costs of $4.1 million and facility closures, severance, and related costs of $2.4 million. Net earnings for 2003 included earnings from discontinued operations of $13.0 million, or $0.11 per share, and a cumulative effect of accounting change of $0.4 million, related to the implementation of Financial Accounting Standards Board ("FASB") Statement No. 143, "Accounting for Asset Retirement Obligations." The loss from continuing operations for the first quarter of 2003 was $6.7 million, or $0.06 per share, which included pre-tax charges for antitrust costs of $8.5 million and facility closures, severance, and related costs of $0.8 million. The first quarter loss from continuing operations for 2003 also included pre-tax overhead expenses previously absorbed by the OrganoSilicones business unit of $2.6 million.

   Gross profit as a percentage of sales was 24.4% for the first quarter of 2004 as compared to 27.6% for the comparable period of 2003. Gross profit increased by $5.1 million mainly due to the impact of increased unit sales volume and mix of $9.5 million, savings attributable to cost reduction initiatives of $7.2 million and the gross profit from the newly acquired GE Specialty Chemicals business of $6.6 million, partially offset by higher raw material and energy costs of $19.8 million. The increased unit volume was most evident in the Crop Protection and Polymers segments. The Polymer Additives segment was the main contributor to cost savings. Reporting segments that were most adversely affected by increased raw material and energy costs were Polymer Additives, Refined Products and Polymers.

   In addition to reporting depreciation and amortization on a separate line in the statement of operations, our gross profit may not be comparable to those of other entities since certain companies include shipping costs in cost of products sold, while other companies, including us, include such expenses in selling, general, and administrative expenses. The amounts of such costs included in selling, general, and administrative expenses were $22.4 million and $18.4 million for the first quarters of 2004 and 2003, respectively.

   Selling, general, and administrative expenses of $96.5 million increased $9.2 million versus the first quarter of 2003. The increase was primarily due to supplemental executive retirement costs of $5.9 million related to the retirement of certain executives, unfavorable foreign currency translation of $4.1 million, and expenses associated with the newly acquired GE Specialty Chemicals business of $3.6 million, partially offset by savings attributable to the 2003 cost reduction program of $5.6 million that were mainly attributable to the Polymer Additives segment. Depreciation and amortization of $30.9 million increased $3.7 million primarily due to depreciation and amortization expense associated with the newly acquired GE Specialty Chemicals business of $2.6 million and unfavorable foreign currency translation of $1.3 million. Research and development costs of $11.8 million decreased by $0.3 million. Equity income increased $4.0 million to $9.6 million mainly due to increased earnings associated with the Gustafson seed treatment joint venture included in the Crop Protection segment.

   Facility closures, severance, and related costs were $2.4 million as compared to $0.8 million in the first quarter of 2003. The 2004 costs were primarily for the write-off of fixed assets resulting from the sale of the Freeport, Grand Bahama Island facility. The 2003 costs were primarily for severance costs and were the result of the cost reduction initiative that began in 2001 and the corporate relocation announced in 2002.

   We incurred antitrust costs of $4.1 million as compared to $8.5 million during the first quarter of 2003. Such costs were primarily for legal costs associated with antitrust investigations and related civil lawsuits.

   Operating profit of $16.1 million for the first quarter of 2004 declined $0.7 million compared to the first quarter of 2003. The decrease was primarily due to higher selling, general, and administrative expenses of $9.2 million, increased depreciation and amortization of $3.7 million, and higher facility closures, severance, and related costs of $1.6 million, partially offset by higher gross profit of $5.1 million, lower antitrust costs of $4.4 million, and increased equity income of $4.0 million.

POLYMER PRODUCTS

   Polymer Additives sales of $363.3 million increased 20% from the prior year, of which 15% was due to the acquisition of GE's Specialty Chemicals business on July 31, 2003 and the balance attributable to favorable foreign currency translation of 4% and increased selling prices of 1%. Plastic additives sales rose 33% mainly as a result of the GE Specialty Chemicals business acquisition, favorable foreign currency translation, and higher selling prices. Rubber additives sales were up 2% due primarily to higher unit volume and favorable foreign currency translation, offset in part by lower selling prices. Urethane additives sales increased 6% mainly as a result of favorable foreign currency translation. Petroleum additives sales were up 10% due mainly to higher selling prices, increased unit volume, and favorable foreign currency translation. Operating profit of $8.9 million was down 34% from the first quarter of 2003 mainly as a result of higher raw material and energy costs offset in part by savings from cost reduction initiatives and higher selling prices.

   Polymer sales of $81.2 million rose 19% from the prior year due to higher unit volume of 16% and favorable foreign currency translation of 3%. EPDM sales increased 27% mainly as a result of higher unit volume. Urethanes sales were up 11% due primarily to higher unit volume and favorable foreign currency translation. Operating profit of $10.2 million was up 10% from the prior year due mainly to increased unit volume and the impact of cost saving initiatives, offset in part by higher raw material and energy costs.

   Polymer Processing Equipment sales of $38.4 million were down 7% from the prior year due primarily to lower unit volume as unfavorable selling prices of 3% offset an equal amount of favorable foreign currency translation. The operating loss of $1.8 million was unfavorable versus the prior year by $2.8 million mainly as a result of lower pricing and reduced unit volume. The backlog at the end of March 2004 of approximately $72.0 million was up
$10.0 million from December 31, 2003.

SPECIALTY PRODUCTS

   Crop Protection sales of $76.5 million increased 27% from the first quarter of 2003 due to higher unit volume of 19%, favorable foreign currency translation of 6%, and increased selling prices of 2%. Operating profit of $28.4 million increased 45% from the prior year due primarily to higher unit volume, increased joint venture equity income of $4.1 million and improved pricing, offset in part by an unfavorable foreign currency impact.

   Refined Products sales of $68.8 million were up 7% from the prior year due to favorable foreign currency translation of 3% and increases of 2% in both unit volume and selling prices. The operating loss of $2.2 million was unfavorable by $2.6 million versus the prior year as higher raw material and energy costs more than offset increased selling prices.

GENERAL CORPORATE AND UNABSORBED OVERHEAD EXPENSES

   General corporate expense includes costs and expenses that are of a general corporate nature or managed on a corporate basis. These costs are primarily for corporate administration services, costs related to corporate headquarters, and management compensation plan expenses related to executives and corporate managers. General corporate expense also includes all amortization expense. General corporate expense of $21.1 million increased $5.9 million from the first quarter of 2003. This increase was primarily due to supplemental executive retirement costs recorded during the first quarter of 2004.

   Unabsorbed overhead expense from discontinued operations of $2.6 million in 2003 represents general overhead costs that were previously absorbed by the OrganoSilicones business unit.

OTHER

   Interest expense decreased 32.9% primarily due to the repurchase of $250.0 million of our 8.50% Senior Notes and the repayment of the balance of our EURIBOR based bank loans during the third quarter of 2003. Other income, net, of $92.5 million for the first quarter of 2004 increased $92.7 million from the comparable period of 2003. The increase was primarily the result of divestment gains of $94.6 million, which includes the $90.9 million gain on the sale of our 50% interest in the Gustafson seed treatment joint venture and a $3.6 million gain on the completion of the sale of the assets of our Brooklyn, New York facility in March 2004. The proceeds from the Brooklyn transaction were received in December 2000 and recognition of the gain on the sale was deferred pending resolution of certain issues that were finalized in March 2004.

   The effective income tax rate of 33% for the first quarter of 2004 compared to an effective income tax benefit rate of 34% for the comparable quarter of 2003 primarily due to differences in the relative mix of earnings and losses among the jurisdictions in which we operate.

DISCONTINUED OPERATIONS

   Earnings from discontinued operations for the first quarter of 2003 were $13.0 million (net of income taxes of $4.4 million). Earnings from discontinued operations do not include any allocation of general overhead expenses.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

OVERVIEW

   Consolidated net sales of $2.19 billion in 2003 increased 5% from $2.09 billion in 2002. The increase was primarily the result of favorable foreign currency translation of 4%, the GE Specialty Chemicals acquisition of 3% and increased unit volume of 2%, partially offset by the sale of the Industrial Specialties business unit in 2002 of 4%. International sales, including U.S. exports, were 51% of total sales, up from 47% in 2002. This increase was primarily due to the strengthening of the Euro versus the U.S. dollar. For further information about sales, see the discussion of segment results below.

   Net earnings for 2003 of $19.0 million, or $0.17 per common share, compared to a net loss of $283.5 million, or $2.50 per common share in 2002. Net earnings for 2003 included a gain on the sale of discontinued operations of $111.7 million, or $0.99 per common share, and earnings from discontinued operations of $26.3 million, or $0.23 per common share, as compared to 2002, which included earnings from discontinued operations of $50.9 million, or $0.44 per common share. Net earnings for 2003 also included a cumulative effect of accounting change of $0.4 million, related to the implementation of FASB Statement No. 143, "Accounting for Asset Retirement Obligations" and the net loss for 2002 included a cumulative effect of accounting change of $299.0 million, or $2.63 per common share, related to the implementation of FASB Statement No. 142, "Goodwill and Other Intangible Assets." The loss from continuing operations for 2003 of $118.7 million, or $1.05 per common share, compared to a loss of $35.4 million, or $0.31 per common share, for 2002. The loss from continuing operations for 2003 included pre-tax charges for antitrust costs ($77.7 million), a loss on early extinguishment of debt
($24.7 million) and facility closures, severance, and related costs
($19.6 million). The loss from continuing operations for 2002 included pre-tax charges for the loss on the sale of the Industrial Specialties business unit recorded in other expense, net ($34.7 million), facility closures, severance and related costs ($18.0 million), and antitrust costs ($6.3 million). The losses from continuing operations for 2003 and 2002 also included pre-tax overhead expenses previously absorbed by the OrganoSilicones business unit of $8.4 million and $11.5 million, respectively.

   Gross profit as a percentage of sales was 26.0% for 2003 as compared to 29.8% for 2002. The decrease in gross profit of $53.1 million was primarily due to increased raw material and energy costs of $62.6 million, the divestiture of the Industrial Specialties business unit in June 2002 of $21.3 million and lower selling prices of $14.1 million, partially offset by $20.0 million of savings attributable to cost reduction initiatives, favorable foreign currency translation of $18.3 million and the gross profit from the newly acquired GE Specialty Chemicals business of $15.8 million. The gross profit attributable to increased unit volume was primarily offset by an unfavorable sales mix. The business segments most unfavorably impacted by the higher raw material and energy costs were Polymer Additives, the Refined Products portion of other and Polymers. The decline in selling prices was primarily attributed to the Polymers and Polymer Additives segments, partially offset by an increase in the Refined Products portion of other. Polymer Additives benefited the most from cost reductions relating to savings initiatives. All segments benefited from the impact of favorable foreign currency.

   In addition to reporting depreciation and amortization on a separate line in the consolidated statements of operations, our gross profit may not be comparable to those of other entities since certain companies include shipping costs in cost of products sold, while other companies, including us, include such expenses in selling, general, and administrative expenses. The amounts of such costs included in selling, general, and administrative expenses by us were $80.5 million and $72.4 million for 2003 and 2002, respectively.

   Selling, general and administrative expenses of $353.0 million for 2003 declined by $1.5 million compared to 2002. The most significant factors contributing to this decrease were the elimination of expenses related to the divested Industrial Specialties business unit of

$10.9 million and lower expenses related to long-term incentive plans of $8.5 million, partially offset by unfavorable foreign currency translation of $14.8 million. Depreciation and amortization increased by $3.9 million to $115.4 million due primarily to unfavorable foreign currency translation of $4.3 million and an increase from the newly acquired GE Specialty Chemicals business of $3.9 million, partially offset by a $4.6 million reduction resulting from the divestiture of the Industrial Specialties business unit in June 2002. Research and development costs of $51.5 million declined by $2.8 million due primarily to the divestiture of the Industrial Specialties business unit. Equity income of $13.2 million increased $5.3 million due mainly to increased earnings associated with the Gustafson seed treatment joint venture included in the Crop Protection segment.

   Facility closures, severance and related costs were $19.6 million as compared to $18.0 million for 2002. These costs were primarily for severance and other facility closure costs, which resulted from the cost reduction initiative that began in 2001, the relocation of our corporate headquarters that began in 2002 and the new cost reduction program initiated during the third quarter of 2003.

   We incurred antitrust costs of $77.7 million for 2003 as compared to $6.3 million for the comparable period in 2002. The 2003 costs include
$45.2 million of U.S. and Canadian fines, which represent the present value of the expected payments of $57.0 million, which are payable in six annual installments beginning in 2004. The remaining costs were primarily for legal costs associated with antitrust investigations and related civil lawsuits.

   The 2003 operating loss of $35.0 million increased by $120.4 million compared to operating profit of $85.4 million for 2002. The decline was mainly due to lower gross profit of $53.1 million and increased antitrust costs of $71.4 million.

POLYMER PRODUCTS

   Polymer Additives sales of $1.23 billion were up 11% from 2002, of which 6% was attributable to the GE Specialty Chemicals acquisition and the remainder due primarily to favorable foreign currency translation of 4% and increased unit volume of 2%, offset in part by lower pricing of 1%. Plastic additives sales rose 20% due primarily to the GE Specialty Chemicals acquisition, favorable foreign currency translation and increased unit volume. Urethane additives sales increased 8% primarily as a result of favorable foreign currency translation. Rubber additives sales decreased 7% due primarily to lower pricing. Petroleum additives sales were up 4% due primarily to favorable foreign currency translation and improved pricing. Polymer Additives operating profit of $24.4 million decreased 69% from 2002 due primarily to higher costs, lower selling prices, and an unfavorable sales mix. Costs increased mainly as a result of higher raw material and energy costs, and higher legal and environmental expenses, partially offset by savings from cost reduction initiatives.

   Polymers sales of $285.7 million rose 5% from 2002 primarily due to higher unit volume of 7% and favorable foreign currency translation of 3%, partially offset by lower pricing of 5%. EPDM sales were up 7% due primarily to an increase in unit volume, offset in part by lower pricing. Urethanes sales rose 4% primarily as a result of favorable foreign currency translation. Operating profit of $28.0 million was down 32% from 2002 due primarily to lower EPDM selling prices, and higher raw material and energy costs, partially offset by the impact of increased unit volume and lower manufacturing costs resulting from increased plant throughput.

   Polymer Processing Equipment sales of $166.5 million decreased 4% from 2002 due primarily to lower unit volume of 10% resulting from reduced spending for capital equipment, offset partially by favorable foreign currency translation of 4% and higher pricing of 2%. Operating profit of $5.2 million was up
$18.9 million from 2002 primarily due to lower operating expenses and higher selling prices, offset partially by the impact of lower unit volume. The equipment order backlog totaled $62.0 million at the end of 2003, down $14.0 million from the end of 2002.

SPECIALTY PRODUCTS

   Crop Protection sales of $270.9 million were up 13% from 2002 due primarily to an increase in unit volume of 8% and favorable foreign currency translation of 5%. Operating profit of $65.0 million rose 8% from 2002 due primarily to the impact of improved unit volume and higher joint venture earnings, partially offset by higher operating expenses, an unfavorable foreign currency impact, and the absence of a prior year vendor settlement credit of $1.6 million. The improvement in joint venture earnings of $5.2 million resulted primarily from increased sales and profitability in our Gustafson seed treatment joint venture.

   Other sales of $243.2 million were down 22% from 2002 primarily due to the divestiture of the Industrial Specialties business unit in June 2002. Sales of the remaining Refined Products business rose 6% primarily due to favorable foreign currency translation and improved pricing. The operating loss of $3.3 million was unfavorable versus the prior year by $11.2 million, of which $3.4 million related to the Industrial Specialties divestment, with the balance due primarily to higher raw material and energy costs, partially offset by higher selling prices.

GENERAL CORPORATE AND UNABSORBED OVERHEAD EXPENSES

   General corporate expense includes costs and expenses that are of a general corporate nature or managed on a corporate basis. These costs are primarily for corporate administration services, costs related to corporate headquarters and management compensation plan expenses related to executives and corporate managers. General corporate expense also includes all amortization expense. Contributing to the $5.2 million decrease in these expenses from 2002 to 2003 were reduced charges related to our long-term incentive plans of $8.5 million, partially offset by higher amortization expense of $3.0 million.

   Unabsorbed overhead expense from discontinued operations of $8.4 million in 2003 and $11.5 million in 2002 represents general overhead costs that were previously absorbed by the OrganoSilicones business unit.

OTHER

   Interest expense decreased 12% primarily as a result of the repayment of debt in the third quarter of 2003 utilizing proceeds from the sale of the OrganoSilicones business on July 31, 2003.

   We recorded a loss on early extinguishment of debt of $24.7 million during the third quarter of 2003. This loss was the result of the repurchase of $250.0 million of our 8.50% Senior Notes utilizing proceeds from the sale of the OrganoSilicones business on July 31, 2003.

   Other expense, net, of $5.4 million for 2003 decreased from $38.0 million in 2002. The decrease is primarily the result of the $34.7 million loss reported in 2002 relating to the sale of the Industrial Specialties business unit.

   The effective income tax benefit rate decreased to 23.3% from 35% for the comparable period of 2002 primarily due to $45.2 million of antitrust fines, which are not deductible for tax purposes, and differences in the relative mix of earnings and losses among the various jurisdictions in which we operate.

DISCONTINUED OPERATIONS

   Earnings from discontinued operations for 2003 included seven months of results of the OrganoSilicones business unit compared to twelve months for the same period in 2002. Earnings from discontinued operations were $26.3 million (net of income taxes of $9.0 million) in 2003 and $50.9 million (net of income taxes of $12.7 million) in 2002. Earnings from discontinued operations do not include any allocation of general overhead expenses.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

OVERVIEW

   Consolidated net sales of $2.09 billion in 2002 decreased 9% from $2.29 billion in 2001. The decrease was primarily the result of a 5% impact from the divestiture of the Industrial Specialties and Industrial Colors business units, lower unit volume of 2%, and lower selling prices of 2%. International sales, including U.S. exports, were 47% of total sales, up from 46% in 2001. This increase was primarily due to the weaker domestic economy and the strengthening of the Euro versus the U.S. dollar. For further information about sales, see the discussion of segment results below.

   The net loss for 2002 was $283.5 million, or $2.50 per common share, as compared to a net loss of $123.9 million, or $1.10 per common share, in 2001. The net loss for 2002 included earnings from discontinued operations of $50.9 million, or $0.44 per common share, as compared to 2001, which included earnings from discontinued operations of $31.8 million, or $0.28 per common share. The net loss for 2002 also included a cumulative effect of accounting change of $299.0 million, or $2.63 per common share, related to the implementation of FASB Statement No. 142. The loss from continuing operations for 2002 of $35.4 million, or $0.31 per common share, compared to a loss of $155.8 million, or $1.38 per common share, for 2001. The net loss from continuing operations for 2002 included pre-tax charges for facility closures, severance and related costs ($18.0 million), antitrust costs ($6.3 million), and the loss on the sale of the Industrial Specialties business unit recorded in other expense, net ($34.7 million). The net loss from continuing operations for 2001 included pre-tax charges for facility closures, severance and related costs ($101.5 million), an impairment of long-lived assets ($80.4 million), and losses on the sale of the Industrial Colors business unit and nitrile rubber joint venture recorded in other expense, net ($19.1 million). The losses from continuing operations for 2002 and 2001 also included pre-tax overhead expenses previously absorbed by the OrganoSilicones business unit of $11.5 million and $10.8 million, respectively.

   Gross profit as a percentage of sales increased to 29.8% in 2002 from 28.9% in 2001. Although the gross profit percentage increased, gross profit dollars decreased by $37.9 million. The major factors contributing to this decrease were lower selling prices of $53.0 million, the divestitures of the Industrial Specialties and the Industrial Colors business units of $29.0 million, the impact of unfavorable unit volume/mix of $17.9 million, and other net incremental costs totaling $29.3 million, offset partially by reduced raw material and energy costs of $65.2 million and savings from cost reduction initiatives of $26.1 million. The segments most adversely affected by lower selling prices were Polymer Additives and Polymers. The lower unit volume impact was most evident in the polymer processing equipment segment. The greatest reductions in raw material and energy costs were reported in Polymer Additives, Polymers, and the Refined Products portion of others, while Polymer Additives and Polymer Processing Equipment achieved the largest savings from cost reduction initiatives.

   In addition to reporting depreciation and amortization on a separate line in the statement of operations, our gross profit may not be comparable to those of other entities since certain companies include shipping costs in cost of products sold, while other companies, including us, include such expenses in selling, general, and administrative expenses. The amounts of such costs included in selling, general, and administrative expenses by us were $72.4 million and $78.3 million for 2002 and 2001, respectively.

   Selling, general, and administrative expenses of $354.6 million decreased by $24.4 million from 2001. The decline was primarily due to lower expenses resulting from the divestitures of the Industrial Specialties and the Industrial Colors business units of $18.0 million and savings from cost reduction initiatives of $8.4 million. Depreciation and amortization of $111.4 million decreased by $39.4 million from 2001 due mainly to lower amortization expense of $20.2 million due primarily to the implementation of the goodwill non-amortization provision of FASB Statement No. 142, a reduction in depreciation of $9.0 million resulting from the fourth quarter 2001 asset impairments and reduced depreciation attributable to the divestitures of the Industrial Specialties and Industrial Colors business units of $7.8 million. Research and development costs of $54.3 million decreased slightly as the reduction related to divested business units exceeded the increase in research and development costs in various other business units. Equity income decreased $1.4 million primarily as a result of lower earnings from the Gustafson seed treatment joint venture, partially offset by the elimination of the 2001 loss of the nitrile rubber joint venture (sold in December 2001).

   Facility closures, severance, and related costs were $18.0 million as compared to $101.5 million for 2001. These costs were primarily for severance, asset write-offs and impairments, and demolition and decommissioning costs related to closed sites, which resulted from the cost reduction initiative that began in 2001 and the relocation of our corporate headquarters that began in 2002.

   We incurred antitrust costs of $6.3 million for 2002 and did not incur any antitrust costs in 2001. Such costs were primarily for legal costs associated with antitrust investigations and related civil lawsuits.

   Asset impairments in 2001 of $80.4 million included $66.7 million related to the rubber additives business and $13.7 million related to the trilene business. These charges were the result of changes in the marketplace, which caused the carrying amount of the long-lived assets of these businesses to be impaired.

   Operating profit for 2002 was $85.4 million as compared to an operating loss of $98.5 million in 2001. The $183.9 million improvement was primarily due to reduced charges for facility closures, severance, and related costs of $83.5 million, a 2001 impairment of long-lived assets of $80.4 million, lower depreciation and amortization costs of $39.4 million, and a reduction in selling, general, and administrative expenses of $24.4 million. These favorable variances were partially offset by a 2002 charge of $6.3 million for antitrust costs and a $37.9 million decline in gross profit.

POLYMER PRODUCTS

   Polymer Additives sales of $1.11 billion were down 1% from 2001 due primarily to lower pricing of 3%, offset partially by increases of 1% in both unit volume and favorable foreign currency translation. Plastic and petroleum additives sales were both essentially unchanged, as increases in volume were offset by lower pricing. Urethane additives sales decreased 6% due primarily to the loss of certain low margin business. Rubber additives sales were down 3% due primarily to lower selling prices, partially offset by an increase in unit volume. Polymer Additives operating profit of $79.4 million increased 42% from 2001 due primarily to reduced manufacturing costs, including lower raw material and energy costs and savings from cost reduction initiatives, partially offset by lower selling prices.

   Polymers sales of $271.0 million were down 7% from 2001 due primarily to lower pricing of 5% and lower unit volume of 3%, offset partially by higher foreign currency translation of 1%. EPDM sales were down 14% due primarily to the negative impact that industry overcapacity had on price and volume. Urethanes sales were up 1% due primarily to higher volume. Operating profit of $41.0 million declined 3% from 2001. The decline was due primarily to lower EPDM selling prices and unit volume, partially offset by reduced raw material and energy costs, and the absence of a $5.1 million operating loss attributable to the divested nitrile rubber joint venture.

   Polymer Processing Equipment sales of $172.7 million decreased 15% from 2001 due primarily to lower volume resulting from depressed demand for capital equipment. Despite lower sales, the operating loss of $13.8 million was favorable versus the prior year by 12% primarily due to the impact of the implementation of cost reduction initiatives. The equipment order backlog totaled $76.0 million at the end of 2002 compared to $83.0 million at the end of 2001.

SPECIALTY PRODUCTS

   Crop protection sales of $240.1 million were down 2% from 2001 due primarily to a 3% decline in unit volume, as demand decreased in Europe, Canada and Asia Pacific, partially offset by favorable foreign currency translation of 1%. Operating profit of $60.2 million decreased 24% from 2001 due primarily to a prior year non-recurring pension curtailment gain of $4.7 million, lower earnings of $4.5 million from our Gustafson seed treatment joint venture, the impact of lower unit volume, and an unfavorable sales mix.

   Other sales of $310.7 million decreased 28% from 2001 due primarily to a 24% decline in unit volume attributable to the divestitures of the Industrial Specialties and Industrial Colors business units. Operating profit of $8.0 million was down 26% from 2001 due primarily to higher operating costs in the Refined Products business unit, as the divestitures had little impact on profit.

GENERAL CORPORATE AND UNABSORBED OVERHEAD EXPENSES

   General corporate expense includes costs and expenses that are of a general corporate nature or are managed on a corporate basis. These costs are primarily for corporate administration services, costs related to corporate headquarters and management compensation plan expenses related to executives and corporate managers. General corporate expense also includes all amortization expense. The decrease from 2002 to 2001 of $24.4 million was due mainly to lower amortization expense of $20.2 million resulting primarily from the adoption of the goodwill non-amortization provision of FASB Statement No. 142.

   Unabsorbed overhead expense from discontinued operations of $11.5 million in 2002 and $10.8 million in 2001 represents general overhead costs that were previously absorbed by the OrganoSilicones business unit.

OTHER

   Interest expense decreased 7% due primarily to reduced borrowings in 2002.

   Other expense, net, of $38.0 million in 2002 increased from $27.3 million in 2001. The net amount in 2002 included a loss of $34.7 million on the sale of the Industrial Specialties business unit, while the net amount in 2001 included losses of $17.3 million on the sale of the Industrial Colors business unit and $1.8 million on the sale of the nitrile rubber joint venture.

   The effective income tax benefit rate increased to 35% from 34% for the comparable period of 2001 primarily due to differences in the relative mix of earnings and losses among the various jurisdictions in which we operate.

DISCONTINUED OPERATIONS

   Earnings from discontinued operations includes the results of the OrganoSilicones business unit. These earnings were $50.9 million (net of income taxes of $12.7 million) in 2002 and $31.8 million (net of income taxes of $15.2 million) in 2001. Earnings from discontinued operations do not include any allocation of general overhead expenses.

LIQUIDITY AND CAPITAL RESOURCES

   We have a $300.0 million five-year Credit Facility, which matures in October 2004. In June 2004, we permanently reduced the amount of this facility to $250.0 million. Borrowings under this agreement amounted to $7.6 million at March 31, 2004. During the first quarter of 2004, we reclassified the carrying value of our outstanding $350.0 million of 8.50% Senior Notes to short-term due to a scheduled maturity date of March 2005. As a result, we had a working capital deficit at March 31, 2004 of $143.9 million. Absent the Refinancing or another financing transaction, we do not anticipate that our operating cash flows will be sufficient over the next twelve months to fund the $350.0 million of 8.50% Senior Notes due in March 2005. We are in the process of negotiating a new Revolving Credit Facility in a principal amount of up to $250.0 million, with a minimum principal amount of $200.0 million and refinancing our senior notes due in 2005 and 2006. We expect that our new Revolving Credit Facility will provide flexibility to cover future obligations and operating needs.

   On March 22, 2004, we entered into an agreement with Bayer CropScience LP in the U.S. and Bayer CropScience Inc. in Canada to sell our 50 percent interest in the Gustafson seed treatment joint venture for $124.0 million, of which $2.0 million is contingent upon a third party's consent to allow Bayer CropScience to market a product. In addition, we will receive a deferred dividend of approximately $4.7 million by the end of 2004. The transaction closed on March 31, 2004 and resulted in a pre-tax gain of $90.9 million.

   On July 31, 2003, we sold our OrganoSilicones business unit to a division of GE and acquired GE's Specialty Chemicals business. As a result of the transaction, we will receive quarterly earn-out payments through September
2006 based on the combined performance of GE's existing Silicones business and the OrganoSilicones business that GE acquired from us. The total of such earn-out payments will be a minimum of $105.0 million and a maximum of $250.0 million, of which we will receive a minimum of $35.0 million in 2004.
We received the minimum of $8.75 million of earn-out payments for the quarter ended March 31, 2004. We received earn-out payments in the amount of $8.75 million for the quarter ended June 30, 2004. Based on audited results reported by GE, we did not earn any additional earn-out payments in the fourth quarter of 2003. In addition, results reported by GE for the first quarter of 2004 will not result in any payment in excess of the minimum earn-out payment.

   Net cash used in operations of $62.3 million decreased $114.8 million from $52.5 million of net cash provided by operations in the first quarter of 2003. Key factors that contributed to this decrease were related to changes in certain working capital accounts, of which the most significant changes are summarized below:


                                                                                                  FOR THE THREE MONTHS
                                                                                                     ENDED MARCH 31,
                                                                                                 2003          2004          CHANGE
                                                                                                ------    ---------------   -------
                                                                                                          ($ IN MILLIONS)
Accounts receivable.........................................................................    $(23.3)       $(42.6)       $ (19.4)
Accounts receivable -- securitization.......................................................       8.1         (20.3)         (28.5)
Inventories.................................................................................      (5.9)         (4.5)           1.4
Accounts payable............................................................................      42.0          (1.8)        (43.8)


   The first quarter of 2003 reflected a $42.0 million increase in accounts payable, which was primarily due to the timing of vendor payments in the first quarter of 2003. The $42.6 million increase in accounts receivable in the first quarter of 2004 is primarily a result of higher sales. The reduction in accounts receivable securitization in the first quarter will likely reverse in the coming quarters. Despite an increase in sales and higher raw material prices, we were able to limit the increase in inventory to $4.5 million in the first quarter of 2004.

   The March 31, 2004 working capital balance decreased $253.1 million from the year-end 2003 balance of $109.2 million, and the current ratio decreased to
0.9 from 1.2. The decreases in working capital and the current ratio were primarily due to the reclassification of the carrying value of our $350.0 million of 8.50% Senior Notes to short-term due to a scheduled maturity date of March 2005, partially offset by an increase in accounts receivable and payments on the domestic Credit Facility. Average days sales in receivables increased to 35 days for the first three months of 2004, versus 25 days for the first three months of 2003. Excluding the accounts receivable securitization programs, average days sales in receivables decreased to 62 days for the first three months of 2004, versus 64 days for the first three months of 2003. Average inventory turnover increased to 4.8 for the first three months of 2004, compared to 4.2 for the same period of 2003.

   In addition, we had an accounts receivable securitization program to sell up to $150.0 million of domestic accounts receivable to agent banks as of March 31, 2004. As of March 31, 2004, $101.0 million of accounts receivable had been sold under this program. On April 15, 2004, we amended our domestic agreement to reduce the program to $115.0 million. In addition, our European subsidiaries have a separate program to sell their eligible accounts receivable to agent banks. As of March 31, 2004, $78.1 million of international accounts receivable had been sold under these programs. As part of the Refinancing, we are extending our domestic accounts receivable program by three years and increasing the amount of the program from $115.0 million to $125.0 million.

   Net cash provided by investing activities was $113.3 million, which included net proceeds from the sale of our 50 percent interest in the Gustafson seed treatment joint venture of $121.6 million and net earn-out proceeds from the sale of the OrganoSilicones business of $7.9 million, partially offset by capital expenditures of $16.6 million. Net cash used in financing activities was $54.2 million, which included net payments on indebtedness of $48.7 million and dividends paid of $5.7 million.

   Our debt to total book capital decreased to 69% as of March 31, 2004 from 73% at year-end 2003. The decrease is due to a reduction in debt and an increase in stockholders' equity. The decrease in debt and the increase in stockholders' equity were primarily due to the sale of our 50 percent interest in the Gustafson seed treatment joint venture.

   Capital expenditures for the first three months of 2004 amounted to $16.6 million as compared to $14.6 million during the same period of 2003. Capital expenditures for the first three months of 2003 included $13.4 million from continuing operations and $1.2 million from discontinued operations. The increase in capital expenditures from continuing operations is primarily due to the inclusion of GE Specialty Chemicals in 2004 and timing with respect to certain capital spending projects. We estimate that our capital expenditures for 2004 will approximate $90.0 million, primarily for our replacement needs and improvement of domestic and foreign facilities. We currently expect capital expenditures to be approximately $80.0 million to $100.0 million annually for the next few years.

   During the first quarter of 2004, we recorded a curtailment loss of $5.9 million, which is primarily the result of our former Chairman, President, and CEO, and certain other executives electing to retire. The impact of this election will result in lump sum payments of approximately $23.0 million, of which approximately $17.0 million will be paid in the third quarter of 2004 and the remainder in years 2005 through 2008.

BANK COVENANTS AND GUARANTEES

   Our five-year Credit Facility of $300.0 million matures in October 2004. In June 2004, we permanently reduced the amount of this facility to $250.0 million. Borrowings on this facility are at various rate options to be determined on the date of borrowing. Borrowings under this agreement amounted to $7.6 million at March 31, 2004 and carried an interest rate of 5%. We are required to report compliance with certain financial covenants to our lenders on a quarterly basis. Under the covenants, we are required to maintain a leverage ratio (adjusted total debt to adjusted earnings before interest, taxes, depreciation, and amortization ("Bank EBITDA"), with the adjustments to both debt and earnings being made in accordance with the terms of the Revolving Credit Facility agreement) and an interest coverage ratio (Bank EBITDA to interest expense). We also provide a security interest in certain domestic personal property not to exceed 10% of consolidated net tangible assets. We were in compliance with the financial covenants of our Credit Facility at March 31, 2004.

   Our five-year Credit Facility and the amendments thereto have been filed as exhibits to our filings with the SEC.

   As part of our refinancing, we are in the process of negotiating a new Revolving Credit Facility which will include a new five-year fully-secured Revolving Credit Facility in a principal amount of up to $250.0 million, with a minimum principal amount of $200.0 million that we expect will provide flexibility to cover future obligations and operating needs.

   We have standby letters of credit and guarantees with various financial institutions. At March 31, 2004, we had $59.0 million of outstanding letters of credit and guarantees primarily related to our environmental remediation liabilities, insurance obligations, a potential foreign tax exposure and a customer guarantee.

COST REDUCTION PROGRAMS

   In July 2003, we announced a cost reduction program to further eliminate overhead expenses. In October 2003, we announced that this cost reduction program would result in approximately $50.0 million of annual pre-tax cost savings in 2004, of which approximately $28.0 million will be in cost of products sold, $18.0 million in selling, general, and administrative expenses ("SG&A") and $4.0 million in research and development ("R&D"). In order to achieve this goal, we will reduce our global workforce by approximately 375 positions, of which approximately 320 positions had been eliminated as of March 31, 2004. For the first quarter of 2004, we realized approximately
$11.5 million of these savings, of which approximately $7.2 million was in cost of products sold, $3.3 million in SG&A and $1 million in R&D. All cost savings, both estimated and actual, are reported net of any increased expenses or the impact of reduced revenues. This workforce reduction will result in cash-related charges expected to range from $15.0 to $18.0 million, of which $14 million of facility closures, severance and related costs were recorded in 2003 and $0.1 million were recorded in the first quarter of 2004. These charges were primarily for severance and related costs. The remaining reserve balance at March 31, 2004 was $7.3 million. The majority of the severance payments will be made in 2004.

   For the first three months of 2004, as a result of our cost reduction initiative that began in 2001 and the relocation of the corporate headquarters that began in 2002, we recorded a charge for facility closures, severance and related costs of $0.2 million. This charge is primarily for severance costs related to the relocation of the corporate headquarters. We do not expect future costs related to these initiatives to be significant. We expect to realize cost savings of approximately $5.0 million by the end of 2004, primarily in SG&A, as a result of the relocation of our corporate headquarters. For the first three months of 2004, we realized approximately $2.3 million of these savings. All cost savings, both estimated and actual, are reported net of any increased expenses or the impact of reduced revenues. As of March 31, 2004, we had accruals of $7.2 million for severance and related costs and $3.5 million for other facility closure costs. We expect future cash payments against these accruals to approximate $8.4 million for the remainder of 2004, $1.4 million in 2005 and $0.9 million thereafter.

   In addition, during the first quarter of 2004, we completed the sale of our manufacturing facility in Freeport, Grand Bahama Island, which resulted in facility closure costs of $2.1 million, primarily for asset write-offs.

CONTRACTUAL OBLIGATIONS

   The following table summarizes our significant contractual cash obligations as of December 31, 2003. The information in this table does not reflect the transactions contemplated by the Refinancing.


                                                                                           PAYMENTS DUE BY PERIOD
                                                                          ---------------------------------------------------------
CONTRACTUAL OBLIGATIONS                                                                                                   2008 AND
 -----------------------                                                   TOTAL     2004     2005      2006     2007    THEREAFTER
                                                                         --------    -----   ------    ------    -----   ----------
                                                                                               ($ IN MILLIONS)
Long-term debt * .....................................................   $  754.0    $  --   $350.0    $150.0    $  --     $254.0
Operating leases * ...................................................       96.7     17.9     15.2      10.5      9.1       44.0
Environmental liabilities (including
current portion) * ...................................................      120.7     17.2     22.6      17.3     15.1       48.5
Antitrust reserve (including
current portion) * ...................................................       57.0      2.3      2.3       6.5     11.2       34.7
Unconditional purchase
obligations ..........................................................        1.5      1.5       --        --       --         --
Other long-term liabilities
(excluding pension and other
post-retirement liabilities) .........................................       39.2       --      5.5       3.3      1.6       28.8
                                                                         --------    -----   ------    ------    -----     ------
    Total ............................................................   $1,069.1    $38.9   $395.6    $187.6    $37.0     $410.0
                                                                         ========    =====   ======    ======    =====     ======

         --------------------
* Additional information is provided in the Indebtedness, Leases, Antitrust Investigations and Related Matters, and Contingencies footnotes in the Notes to Consolidated Financial Statements for the year ended December 31, 2003, included elsewhere in this offering memorandum.

   In addition to the items included in the above table, we have accruals related to our cost reduction programs totaling $22.8 million at December 31, 2003, from which we expect to make cash payments of approximately $20.1 million in 2004.

   We have several defined benefit pension plans, as described in the Pension and Other Post-Retirement Benefit Plans footnote in the Notes to Consolidated Financial Statements, included elsewhere in this offering memorandum. We fund these plans based on the minimum amounts required by law plus such amounts as we deem appropriate. Estimated funding requirements for the domestic pension plans are $4.6 million for 2004 and $6.8 million for 2005. Estimated funding requirements have not been provided for periods after 2005 due to their dependence on factors that are not readily determinable. We contributed
$30.9 million in 2003, which included a special $20.9 million contribution of our common stock, which was in excess of the minimum required contribution for 2003 thereby reducing the funding requirements for 2004 and 2005. The funding estimates for 2004 and 2005 are based upon actual December 31, 2003, asset values and the assumption that we would contribute the minimum required contributions. The funding estimates also assume pension funding relief legislation and no other significant changes with regards to demographics, legislation, plan provisions, or actuarial assumptions or methods to determine the estimated funding requirements. For further information, see the Critical Accounting Policies and Estimates section included herein.

   We have post-retirement health care plans that provide health and life insurance benefits to certain retired and active employees and their beneficiaries, as described in the Pension and Other Post-Retirement Benefit Plans footnote in the Notes to Consolidated Financial Statements included elsewhere in this offering memorandum. These plans are generally not pre-funded and expenses are paid as incurred, with the exception of certain inactive government related plans. Approximately $18.4 million was paid on behalf of the plan participants for the domestic plans in 2003. Estimated payments for the domestic plans are $19.4 million for 2004 and $20.7 million for 2005. These estimates are based on an average growth rate of approximately 8.9% due to the estimated impact of health care cost inflation and demographic changes. Estimated payments have not been provided for periods after 2005 due to their dependence on factors that are not readily determinable.

   During the first quarter of 2004, we recorded a curtailment loss of $5.9 million, which is primarily the result of our former Chairman, President, and CEO, and certain other executives electing to retire. The impact of this election will result in lump sum payments of approximately $20.0 million, of which approximately $17.0 million will be paid in the third quarter of 2004 and the remainder in years 2005 through 2008.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

   Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require us to make estimates and assumptions that affect the amounts and disclosures reported in the consolidated financial statements and accompanying notes. Our estimates are based on historical experience and currently available information. Actual results could differ from such estimates. The following paragraphs summarize our critical accounting estimates. Additional accounting policies are discussed in the Notes to Consolidated Financial Statements for the year ended December 31, 2003, included elsewhere in this offering memorandum.

   Recoverability of Long-Lived Assets and Goodwill

   We evaluate the recoverability of the carrying value of long-lived assets of our businesses, excluding goodwill, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, we assess whether the projected undiscounted cash flows of our businesses are sufficient to recover the existing unamortized cost of our long-lived assets. If the undiscounted projected cash flows are not sufficient, we calculate the impairment amount by discounting the projected cash flows using our weighted average cost of capital. The amount of the impairment is written-off against earnings in the period in which the impairment has been determined.

   We test the recoverability of goodwill of each of our reporting units on an annual basis as of July 31, or sooner if events occur or circumstances change, by comparing the net book value to the estimated fair value of each of our reporting units to determine if there is a potential impairment issue. The fair value is estimated based on discounted projected cash flows. In estimating the discounted projected cash flows, we utilize estimated long-term revenue and cash flow forecasts developed as part of our planning process, as well as assumptions of terminal value, together with our weighted average cost of capital, to determine fair value. If the fair value is not sufficient to cover the carrying value of the reporting unit, we calculate the goodwill impairment amount related to that reporting unit in accordance with FASB Statement No. 142. Any impairment is recorded to earnings in the period in which the amount has been determined.

   Our cash flow projections used to estimate the fair value of our reporting units are based on subjective estimates, the most significant of which are selling prices and their relationship to raw material costs, sales volumes and cost reduction or savings benefits. Deviations of actual results from our estimates, as well as a change in the discount rate utilized, could impact the fair value estimates used to determine whether an impairment exists. Based on the fair value estimates used in July 2003 to test goodwill for impairment in accordance with FASB Statement No. 142, we concluded that no impairment existed for any of our reporting units. However, the fair value estimate related to our plastic additives reporting unit (included in the Polymer Additives reporting segment) was slightly (approximately
$23.0 million) above the carrying value of that reporting unit at July 31, 2003.

   Although we believe that our projections reflect our best estimates of the future performance of our reporting units, changes in estimates of selling prices, raw material costs, cost reduction or savings benefits and sales volume used to project the cash flows for the plastic additives reporting unit could have an impact on the fair value used to test goodwill of the reporting unit for impairment. Any increases in the estimated future cash flows of the plastic additives reporting unit would have had no impact on the carrying value of that reporting unit. However, a decrease in estimated future cash flows could require us to allocate the fair value of the reporting unit among the assets and liabilities of that reporting unit for the purpose of determining whether recognition of a goodwill impairment charge was required.

   The relationship of raw material price increases to selling price increases is currently the most sensitive factor affecting the operating results for the plastic additives reporting unit. During periods of escalating raw material prices, we attempt to match or surpass our raw material price increases with corresponding selling price increases. However, we may not always be able to immediately raise prices, resulting in a decline in our gross margin. If gross margins used in the plastic additives projections were assumed to be 1% lower as a result of these factors, the corresponding impact on the current estimate of future cash flows would require us to recognize an impairment loss of approximately $70.0 million, assuming the fair values of the other assets and liabilities of the plastic additives reporting unit were equal to their carrying amounts.

   If we had been required to recognize a goodwill impairment charge relating to the plastic additives reporting unit, it would not have had a direct impact on our liquidity and capital resources because impairment charges are non-cash losses that do not impact the leverage or interest coverage ratios under our domestic Credit Facility.

   Our annual impairment test is performed at July 31; however, we continually monitor and evaluate business and competitive conditions that affect our operations and reflect the impact of these factors in our financial projections. If permanent or sustained changes in business and competitive conditions occur, they can lead to revised projections that could potentially give rise to impairment charges.

   Contingencies

   On an ongoing basis, we assess potential liabilities related to any lawsuits or claims brought against us, including antitrust related matters. We accrue for such liabilities when we determine that it is probable that a loss has been incurred and a reasonable estimate of the loss can be made. Predicting the outcome of claims and litigation, and estimating related costs and expenses involves substantial uncertainties that could cause actual costs to vary materially from estimates. In making the determination of likely outcomes of litigation matters, management considers many factors. These factors include, but are not limited to, the nature of specific claims including unasserted claims, our experience with similar types of claims, the jurisdiction in which the matter is filed, the existence of other defendants, input from outside legal counsel and the current status of the matter. We also assess the likelihood of recovery from insurance, and, in those cases in which realization of an insurance recovery is deemed probable, we record a corresponding asset. We intend to assert all meritorious legal defenses and all other equitable factors that are available to us with respect to such matters; however, the resolution of these matters could have a material adverse effect on our consolidated results of operations and cash flows. For further information see the Antitrust Investigations and Related Matters disclosure included herein.

   Environmental Matters

   We are involved in claims, litigation, administrative proceedings, and investigations of various types in a number of jurisdictions. A number of such matters involve claims for a material amount of damages and relate to or allege environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage, and personal injury. We and some of our subsidiaries have been identified by federal, state, or local governmental agencies, and by other potentially responsible parties (each, a "PRP") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or comparable state statutes, as a PRP with respect to costs associated with waste disposal sites at various locations in the United States. In addition, we are involved with environmental remediation and compliance activities at some of our current and former sites in the United States and abroad.

   Each quarter, we evaluate and review estimates for future remediation, and operation and management costs directly related to remediation, to determine appropriate environmental reserve amounts. For each site, a determination is made of the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by us and the anticipated time frame over which payments toward the remediation plan will occur. As of March 31, 2004, our reserves for environmental remediation activities totaled $113.3 million. As of March 31, 2004, we estimate our potential currently determinable environmental liability to range from $102.0 million to $125.0 million. Our reserves include estimates for determinable clean-up costs. At a number of these sites, the extent of contamination has not yet been fully investigated or the final scope of remediation is not yet determinable. We believe that the likelihood of a material adverse effect resulting from the currently indeterminable clean-up costs is remote; however, while we intend to assert all meritorious legal defenses and other equitable factors that are available with respect to these matters, the final cost of clean-up at these sites cannot be determined at this time, could exceed our present estimates, and could have, individually or in the aggregate, a material adverse effect on our financial condition, results of operations and cash flows.

   In addition, it is possible that our estimates for environmental remediation liabilities may change in the future should additional sites be identified, further remediation measures be required or undertaken, current laws and regulations be modified or additional environmental laws and regulations be enacted.

   We intend to assert all meritorious legal defenses and other equitable factors that are available with respect to these matters and that the likelihood of a material adverse effect resulting from the currently indeterminable remedial costs or damages is remote. However, the resolution of the environmental matters now pending or hereafter asserted against us or any of our subsidiaries could require us to pay remedial costs or damages, which are not currently determinable, could exceed our present estimates, and as a result could, either individually or in the aggregate, have a material adverse effect on our financial condition, results of operations and cash flows.

   Pension and Other Post-Retirement Benefits Expense

   Our calculation of pension and other post-retirement benefits expense are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, health care cost trend rates, expected long-term rate of return on plan assets, mortality rates, expected salary and wage increases, and other factors. Components of pension and other post-retirement benefits expense include interest and service cost on the pension and other post-retirement benefit plans, expected return on plan assets, and amortization of certain unrecognized costs and obligations. Actual results that differ from the assumptions utilized are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods. While we believe that the assumptions used are appropriate, differences in actual experience or significant changes in assumptions would affect our pension and other post-retirement benefits costs and obligations.

   Consistent with past practice, our discount rate used for the qualified and non-qualified domestic pension plans and the other domestic post-retirement benefit plans is based on high-quality corporate bonds. Since the payout structures for all plans are generally annuity based, rather than lump-sum, the use of bonds with long maturities is deemed appropriate. We utilized a discount rate of 6.0% for all domestic plans at December 31, 2003. As a sensitivity measure, a 25 basis point reduction in the discount rate for all domestic plans would result in approximately a $1.6 million decrease in pre-tax earnings and a $20.2 million increase to the additional minimum liability in 2004.

   Our estimated rate of compensation increase was 4.0% for all domestic pension plans at December 31, 2003. We believe that this is a reasonable expectation of salary growth. As a sensitivity measure, an increase of 25 basis points would decrease pre-tax earnings by approximately $0.2 million.

   We utilized a 9.5% expected long-term rate of return on all domestic plan assets for the year ended December 31, 2003. The domestic expected rate of return on plan assets is derived by applying the expected returns on various asset classes to our assumed asset allocation. The expected returns are based on the expected performance of the various asset classes and the expected benefit from active fund management. They are further supported by historical investment returns for various asset classes. We utilized a weighted average expected long-term rate of return of 7.0% on our international plan assets for the year ended December 31, 2003. This international rate is developed primarily based on the same factors considered in developing the domestic long-term rate of return.

   The 9.5% domestic expected rate of return used for 2003 was based on an assumed long-term inflation rate of 3%. We assumed that normative investment returns on long-term bonds would be 350 basis points above inflation, or 6.5%. The assumed premiums for domestic and international equity investments over long-term bonds were 400 and 450 basis points, respectively. In addition, we assumed an overall 50 basis point benefit from active fund management.

   As noted above, our domestic expected long-term rate of return on plan assets is further supported by historical returns for various classes of assets. Historical returns are evaluated based on an arithmetic average of annual returns derived from passive indices, such as the S&P 500, for various asset classes. We believe the period since 1986 provides the most representative indication of potential investment market performance since it excludes the significantly higher interest rate environment of the 1978 through 1985 period. In addition, we believe that this period best reflects the policies of the existing Federal Reserve Board and reflects an appropriate time period that includes multiple business cycles. The arithmetic average of annual investment returns from passive indices during this period was 11.4%, which is not materially different from the geometric average for the same period. Although we believe post-1985 investment performance is the most relevant, we also believe it is useful to consider investment performance over longer periods of business expansion and contraction. In this regard, both 20-year and 30-year average returns based on the assumed asset allocation also show investment returns that are in excess of the 9.5% domestic expected investment return utilized in 2003. The arithmetic average annual investment returns during the 20-year and 30-year period were 12.3% and 11.8%, respectively. Our domestic return on plan assets was 20.8% for the year ended December 31, 2003.

   Although we believe that our domestic expected long-term rate of return was reasonable for fiscal year 2003, as a result of the re-evaluation of our investment strategy and future return assumptions, the domestic expected long-term rate of return will be reduced to 9.0% for fiscal year 2004. Our investment strategy with respect to pension assets is to achieve the expected rate of return with an acceptable or appropriate level of risk. Our investment strategy is designed to promote diversification to moderate volatility and attempt to balance the expected return with risk levels. As a sensitivity measure, an additional 50 basis point decrease in the expected long-term rate of return on domestic plan assets would result in approximately a $3.0 million decrease in pre-tax earnings in 2004.

   The adjusted domestic expected long-term rate of return of 9.0% for 2004 is based on an assumed long-term inflation rate of 2.6%. We have assumed the normative investment returns on long-term bonds to be 370 basis points above inflation, or 6.3%. The assumed premiums for domestic and international equity investments over long-term bonds are assumed to be 340 and 420 basis points, respectively. We have assumed that the active fund management will add 50 basis points to expected returns.

   Our target asset allocation for the domestic pension plans is based on investing 60% of plan assets in equity instruments and 40% of plan assets in fixed income investments. We intend to lengthen the duration of our bond portfolio to better match our expected payments. The portfolio at December 31, 2003 was 58% invested in equities and 42% invested in fixed income investments. We will continue to monitor investment performance and will adjust the asset allocation accordingly.

   At December 31, 2003, we have unrecognized actuarial losses of $208.2 million relating to the domestic qualified plans. These unrecognized actuarial losses will impact future pre-tax earnings in two ways and are dependent on whether the unrecognized actuarial losses are deferred through the asset-smoothing mechanism (market-related value as defined by FASB Statement No. 87, "Employers' Accounting for Pensions") or whether the unrecognized actuarial losses are subject to amortization in pre-tax earnings. Losses subject to amortization will be recognized in pre-tax earnings to the extent that they exceed a 10% amortization corridor, as defined by FASB Statement No. 87, where they are amortized over the average remaining participant career. We currently utilize a five-year "smoothed" asset value for our market-related value of domestic plan assets, whereby 20% of the cumulative investment gains or losses are phased into the market-related value each year. Due to severe investment underperformance, primarily during the years 2000 through 2002, a significant portion of the total unrecognized actuarial losses for the domestic plans will be phased in over the next four years through the asset smoothing mechanism.
As these losses are phased in over future periods, they will impact pension cost in two ways: first, the market-related value of assets used to determine the pension cost will be reduced; and second, the phased-in losses will become subject to amortization in pension cost.

   At December 31, 2003, $94.1 million of the $208.2 million of unrecognized actuarial losses on the domestic qualified pension plans represents the asset losses deferred through the asset smoothing mechanism. Accordingly, these deferred asset losses will be recognized into the market-related value of plan assets over the next four years. The scheduled recognition of the deferred asset losses would impact pre-tax earnings by $4.8 million and $6.0 million in 2004 and 2005, respectively. The scheduled recognition of the deferred asset losses for the international pension plans are not material. Any future asset losses would primarily be phased in over five years through the smoothed market-related value mechanism and would subsequently be amortized in net earnings.

   The remaining $114.1 million of the $208.2 million of unrecognized actuarial losses represents prior asset losses that have been reflected in the market-related value, as well as other prior gains and losses resulting from assumption and demographic changes. These amounts will be amortized to pension cost over approximately 11 years to the extent that they exceed the 10% amortization corridor. The losses exceeding the 10% amortization corridor would result in a $3.4 million decrease to pre-tax earnings for 2004. The amortization of losses associated with the international pension plans will not be material. Since future gains and losses beyond 2004 are a result of various factors as described herein, it is not possible to predict with certainty to what extent the combination of current and future losses may exceed the 10% amortization corridor and thereby be subject to further amortization.

   Estimated funding requirements for the domestic pension plans are $4.6 million for 2004 and $6.8 million for 2005 compared to $30.9 million contributed in 2003. The 2003 contribution included a special $20.9 million contribution of our common stock, which was in excess of the minimum required contributions for 2003, thereby reducing the funding requirements for 2004 and 2005. The estimated contributions for 2004 and 2005 are based upon actual December 31, 2003 asset values and the assumption that we would contribute the minimum required contributions. The funding estimates also assume pension funding relief legislation and no other significant changes with regards to demographics, legislation, plan provisions, or actuarial assumption or methods to determine the estimated funding requirements. In addition, it was assumed that 2004 asset returns will equal 8.50% (i.e. the IRS/ERISA assumption basis for discounting pension liabilities) and that interest rates remain at year-end 2003 levels.

   During the first quarter of 2004, we recorded a curtailment loss of $5.9 million, which is primarily the result of our former Chairman, President, and CEO, and certain other executives electing to retire. The impact of this election will result in lump sum payments of approximately $23.0 million, of which approximately $17.0 million will be paid in the third quarter of 2004 and the remainder in years 2005 through 2008.

   In addition, at December 31, 2003, we recognized a liability on our balance sheet for each pension plan if the fair value of the assets of that pension plan was less than the accumulated benefit obligation (ABO). This liability is called a "minimum pension liability" and is recorded as a charge in accumulated other comprehensive loss in stockholders' equity. In December 2003, we recorded a charge to accumulated other comprehensive loss of $24.9 million. This charge primarily represents the after-tax impact of recording the minimum pension liability for the pension plans. This charge had no impact on our net income, liquidity, or cash flows.

   Income Taxes

   Income taxes payable reflects our current tax provision and management's best estimate of the tax liability relating to the outcome of current and future tax audits. If the actual outcome of audits differs from our best estimates, an adjustment to income taxes payable could be required, which may result in additional income tax expense (or benefit).

   We record deferred tax assets and liabilities based on differences between the financial statement and tax basis of assets and liabilities using currently enacted tax rates. We also record deferred tax assets for the expected future tax benefits of net operating losses and credit carryforwards. Valuation allowances are established when we determine that the results of future operations may not generate sufficient taxable income to realize our deferred tax assets. Thus, changes in future results of operations could result in adjustments to our valuation allowances.

   Allowance for Doubtful Accounts

   We regularly review past due accounts receivable balances and information regarding the financial stability of our significant customers in order to identify customers with potential collectibility issues. Upon completion of our review, and giving consideration to economic conditions, we estimate the probability of default of each of the customer balances identified. Based on our probability estimates, we established an allowance for doubtful accounts that is deemed sufficient to cover any potential losses. Due to the judgment required to determine the financial stability of customers and to predict future economic conditions, the actual losses from uncollectible accounts could differ from management's estimates. However, based on historical experience, we do not expect our estimates of uncollectible accounts to vary significantly from actual losses.

   Inventory Obsolescence

   We review our inventory for potential impairment on a quarterly or more frequent basis as deemed necessary. Such review includes, but is not limited to, reviewing the levels of inventory versus customer requirements, shelf life, obsolescence, and the ability to rework or blend inventory items. The review and evaluation also considers the potential sale of off-grade or impaired inventory at lower than market prices. If it is determined that inventory items are impaired, we adjust our reserves to cover the estimated amount of the impairment. Based on past trends, we believe that our reserves for inventory obsolescence have a relatively low degree of variability and uncertainty.

   Customer Rebates

   We accrue for the estimated cost of customer rebates as a reduction of sales. Customer rebates are primarily based on customers achieving defined sales targets over a specified period of time. We estimate the cost of these rebates based on the likelihood of the rebate being achieved and recognize the cost as a deduction from sales when such sales are recognized. Rebate programs are monitored on a regular basis and adjusted as required. We believe that our accruals for customer rebates follow consistent historical patterns and have a relatively low degree of variability and uncertainty.

RECENT ACCOUNTING PRONOUNCEMENTS

   In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 requires existing unconsolidated variable interest entities ("VIEs") to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. Interpretation No. 46 applies immediately to VIEs created after January 31, 2003 and to VIEs in which an enterprise holds a variable interest that was acquired before February 1, 2003, the Interpretation applies for periods beginning after June 15, 2003. In December 2003, the FASB reissued Interpretation No. 46 with certain modifications and clarifications for certain VIEs. We have no unconsolidated VIEs and therefore our consolidated financial statements are in compliance with the requirements of Interpretation No. 46 at December 31, 2003.

   In April 2003, the FASB issued Statement No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." Statement No. 149 amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement No. 149 is effective for contracts entered into or modified, and for hedging relationships designated, after June 30, 2003. We have applied the provisions of Statement No. 149, which have not had a material impact on our earnings or financial position.

   In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Statement No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The guidance in Statement No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003. Otherwise, it is effective at the beginning of the first interim period beginning after June 15, 2003. We have applied the provisions of Statement No. 150, which have not had a material impact on our earnings or financial position.

   In December 2003, the FASB issued Statement No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits -- an amendment of FASB Statements No. 87, 88 and 106." Statement No. 132, as revised, replaces existing FASB disclosure requirements and requires additional annual disclosures about the types of plan assets, plan obligations, and cash flows and interim disclosures of the components of net periodic benefit costs of defined benefit pension plans and other defined benefit post-retirement plans. Statement No. 132, as revised, is effective for fiscal years beginning after December 15, 2003 and for the first fiscal quarter of the year following initial application of the annual disclosure requirements. The adoption of Statement No. 132, as revised, did not have a significant impact on our earnings or financial position.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   Our activities expose our earnings, cash flows and financial position to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. We maintain a risk-management strategy that uses derivative instruments as needed to mitigate risk against foreign currency movements and to manage interest rate volatility and commodity price volatility. We do not enter into derivative financial instruments for trading or speculative purposes.

   The fair market value of long-term debt is subject to interest rate risk. Our long-term debt amounted to $399.2 million at March 31, 2004. The fair market value of such debt as of March 31, 2004 was $423.2 million, which has been determined primarily based on quoted market prices.

   We have short-term exposure to changes in foreign currency exchange rates resulting from transactions entered into by us and our foreign subsidiaries in currencies other than their local currency (primarily trade payables and receivables). We also are exposed to currency risk on intercompany transactions (including intercompany loans). We manage these transactional currency risks on a consolidated basis, which allows us to net our trade payable and receivable exposure. We purchase foreign currency forward contracts, primarily denominated in Euros, Canadian dollars, Hong Kong dollars, Swiss francs and Singapore dollars, to hedge our transaction exposure. These contracts are generally settled on a monthly basis. Realized and unrealized gains and losses on foreign currency forward contracts are recognized in other expense, net to offset the impact of valuing recorded foreign currency trade payables, receivables and intercompany transactions. We have not designated these derivatives as hedges under FASB Statement No. 133 and Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," although we believe these instruments reduce our exposure to foreign currency risk. The net effect of the realized and unrealized gains and losses on these derivatives and the underlying transactions is not significant at December 31, 2003.

   We also are exposed to changes in commodity prices. We use price swap contracts as cash flow hedges to convert a portion of our forecasted natural gas purchases from variable price to fixed price purchases. These contracts are designated as hedges of a portion of our forecasted natural gas purchases for a rolling two-year period. These contracts involve the exchange of payments over the life of the contracts without an exchange of the notional amount upon which the payments were based. The differential paid or received as natural gas prices change is recognized as an adjustment to cost of products sold. The fair value of the contracts at March 31, 2004 of $3.2 million was recorded as a component of accumulated other comprehensive loss.

   The following table provides information about our financial instruments that are sensitive to changes in interest rates as of December 31, 2003. The table presents principal cash flows and related weighted-average interest rates by expected maturity date for our long-term debt. Weighted-average variable interest rates are based on the applicable floating rate index as of the reporting date.


                           INTEREST RATE SENSITIVITY


                                                                                                  2009 AND               FAIR VALUE
                                                     2004     2005     2006     2007     2008    THEREAFTER    TOTAL    AT 12/31/03
                                                    -----    ------   ------    -----   -----    ----------    ------   -----------
                                                                                    ($ IN MILLIONS)
Fixed rate debt .................................   $  --    $350.0   $150.0    $  --   $  --      $270.0      $770.0      $776.6
Average interest rate ...........................    7.58%     7.58%    6.81%    7.19%   7.19%       7.19%
Variable rate debt ..............................   $  --    $   --   $   --    $  --   $  --      $  8.5      $  8.5      $  8.5
Average interest rate (a) .......................    1.35%     1.35%    1.35%    1.35%   1.35%       1.35%

--------------------
(a) Average interest rate is based on rates in effect at December 31, 2003.

                                    BUSINESS


   We are a global diversified producer of specialty chemicals (including agricultural chemicals), polymer products, and polymer processing equipment. Our products are used in a wide variety of end-use markets, principally including automotive, transportation, construction, packaging, agriculture, lubricants, plastics for durable and non-durable goods, and personal care products. Most of our chemical products are sold to industrial manufacturing customers for use as additives, ingredients, or intermediates that add value to their end products. We manufacture and sell more than 5,000 products and formulations. Of our 2003 net sales, 53% were to customers in the United States and Canada, 27% to Europe and Africa, 13% to Asia/Pacific, and 7% to Latin America.

   We are a market leader in many of our key product lines, including polyvinyl chloride additives, aluminum alkyl catalysts, high-performance castable urethanes, and single-screw extrusion equipment. For the year ended December 31, 2003 and the twelve months ended March 31, 2004, we generated net sales of $2.2 billion and Adjusted EBITDA of $177.7 million and net sales of $2.3 billion and Adjusted EBITDA of $177.9 million, respectively (for a reconciliation of our net earnings (loss) from continuing operations calculated under GAAP to EBITDA and Adjusted EBITDA, see footnote (f) to our Summary Historical and Pro Forma Financial Data).

   Our businesses are grouped into the following two units and five reporting segments:







                               [GRAPHIC OMITTED]


                             POLYMER PRODUCTS                                             SPECIALTY PRODUCTS
                                  |                                                               |
           --------------------------------------------------                     --------------------------------
           |                      |                         |                     |                               |
      POLYMER ADDITIVES        POLYMERS             POLYMER PROCESSING       CROP PROTECTION               REFINED PRODUCTS
                                                       EQUIPMENT
  o Plastic additives       o EPDM               o Extrusion equipment     o Insecticides and miticides   o High purity hydrocarbon
  o Petroleum additives     o Urethane Polymers  o Blow molding machines   o Fungicides                   o Purified oils
  o Rubber additives                                                       o Herbicides
  o Urethane additives                                                     o Growth regulants



COMPETITIVE STRENGTHS

   Broad Product Portfolio and Global Reach. We produce a broad range of products for a wide variety of end-use markets, principally including automotive, transportation, construction, packaging, agriculture, lubricants, plastics for durable and non-durable goods, and personal care products. The breadth of our product offering provides multiple channels for growth and lessens our dependence on any one product market. We sell our products in more than 100 countries, and this worldwide presence further reduces our exposure to any one country's or region's economy. In 2003, approximately 51% of our net sales were generated outside of the United States.

   Extensive Customer Base and Collaborative Customer Relations. We have a broad client base of over 13,000 customers. We believe that our products, many of which we customize for the specific needs of our customers, allow us to enhance customer loyalty and attract customers that value product innovation and reliable supply. In our Polymer Processing Equipment business, for example, we tailor applications for niche markets and specific operations. Our dedicated Crop Protection sales force works with growers and distributors to coordinate the use of our products throughout a crop's growth cycle and to address selective regional, climate, and growth challenges.

   Technological Expertise. To enhance the functionality of our product offerings for specific markets, we conduct research and development at facilities world-wide and in cooperation with private research institutions and universities. We believe that our customer-driven approach helps us discover new products and applications while facilitating continual technical refinement of our existing product offerings. We believe our technical expertise also enhances our relationships with our customers as we help them satisfy evolving demands on their products as a result of regulatory and market conditions. Efforts by our research and development personnel of over 500 people in the aggregate have resulted in over 2,500 patents and pending applications.

   New Management Team Focused on Improving Operations. Over the past year, we have made significant changes to our senior management, including a new president, chief executive officer, and chairman of the Board of Directors; executive vice president and chief financial officer; senior vice president and general counsel; and executive vice president, Specialty Chemicals. We have assembled an executive team with extensive experience in the chemicals industry and with a record of building efficient operating platforms and practicing fiscal discipline. Since its appointment, our management team has been evaluating our business, operational, and financial challenges, and in response to those challenges, is refining our strategy and pursuing initiatives to improve our operating flexibility and profitability.

BUSINESS STRATEGY

   Improve our Margins. Our new management team is continuing a comprehensive review of our business and operations. This review includes initiatives to improve top line growth and operating efficiencies. For example, in the last three months of 2003, we initiated a program to improve margins by increasing prices on selected products and implemented cost saving initiatives, including facility consolidation, head count reductions, and Six Sigma initiatives. In July 2003, we announced a cost savings initiative, which we currently believe will produce approximately $50.0 million of pre-tax cost savings in 2004. Management will continue to pursue opportunities to reduce our operating costs and increase our revenues through selective price increases, the implementation of internally developed best practices, and investments in technology, process controls, and equipment.

   Focus Portfolio on High Margin Products. We are identifying markets and customers which value our mix of products and services and will concentrate our resources, including our research and development efforts, on these markets and customers. We are also assessing our customers on a margin basis so that we can enhance our profitability. We will continue to evaluate our non-core businesses and will consider selling specific businesses to enhance our focus and strengthen our financial position.

   Resolve Legal Issues. We will seek cost effective resolutions to the various pending and threatened legal proceedings and governmental investigations regarding our operations. We believe our recent settlement of the investigations by the United States Department of Justice ("DOJ") and Canadian Commissioner of Competition relating to our rubber chemicals operations exemplifies our commitment to this goal. See "Business - Legal Proceedings."

PRODUCTS AND SERVICES

   We manufacture and market a wide variety of polymer and specialty products. Most of our chemical products are sold to industrial manufacturing customers for use as additives, ingredients, or intermediates that impart added-value to their end products. Typically, our products represent a small fraction of the price of the end product. Our products are currently marketed in more than 100 countries and serve a wide variety of end-use markets, including automotive, transportation, construction, packaging, agriculture, lubricants, plastics for durable and non-durable goods, and personal care products.

POLYMER ADDITIVES:

   Polymer Additives, our largest business segment, supplies specialty additives used to manufacture plastic, rubber, urethane, and petroleum products. We believe our product offerings, which we develop using our application expertise, enable our customers to solve their complex engineering and process challenges. Our additives are used to impart specific qualities in our customers' products, such as strength, durability, heat resistance, or flexibility. We often work with our customers to develop and formulate polymer additives to meet specific manufacturing requirements. Our products are sold to formulators, compounders and fabricators of vinyl, olefins, styrenics, rubber, polyurethanes, and high performance lubricants, and are ultimately used in the automotive, transportation, packaging, construction, durable and non-durable goods, and telecom industries.

   Plastic Additives. Our Plastic Additives business serves two separate aspects of the specialty chemicals market, PVC and olefins/styrenics. We believe both areas offer attractive potential for growth due to the continued substitution of PVC and modified plastics products that use our additives for traditional materials such as metal and wood. We benefit from offering a broad line of additives with varied end-use applications. Many of our products are specially developed and formulated in collaboration with customers for their specific manufacturing requirements. Our customers use our additives in their high-end manufacturing processes to impart such characteristics as stability, flexibility, and durability to our customers' end products. The added stability, functionality and value of the finished products result in gains in customer productivity and cost effectiveness. We target particular applications and customers that require high performance and specialty additives. We are one of the world's largest manufacturers and marketers of plastic additives.

   For our PVC additives, for example, we seek high value end-uses that entail a specialized, demanding manufacturing and aesthetic design process, such as window profiles. The high level of customization required to meet our customers' needs requires us to work closely with them on an ongoing basis.

   We expect to continue to see growth in the use of our PVC additives. PVC additives grow in-line with PVC, which has experienced solid growth over the last few years, driven by strong demand from construction and automotive markets. In addition, with the acquisition of GE's Specialty Chemicals business in 2003, we expanded our plastics additives business by adding a manufacturing facility, expanding our antioxidant product offerings, and adding impact modifiers and processing aids to our range of products. We are currently the market leader in non-heavy metal-based stabilizers.

   Olefins and styrenics products improve the processing characteristics of resin as well as the performance of the polymer in end-use applications. Our product offering includes critical ingredients that initiate, catalyze, or inhibit a polymer reaction or enhance polymer performance, providing thermal stability, or impact strength. Our olefins and styrenics business is a global manufacturer and marketer of polymer products and specialty chemicals, and we offer a broad portfolio of products, including well-known branded products. Our olefins and styrenics products are essential to the manufacture of resins, which are used in applications such as plastic bags, food packaging, plastic packaging for compact discs, wire and cable, automotive parts, and fiberglass. As an example, we are also the market leader in wood plastic composite additives, a segment that has grown at more than 10% per year since 1998 and is expected to continue double digit growth through the end of the decade.

   Rubber Additives. Our rubber additives business includes approximately 100 products for use in processing rubber. These products include accelerators, antioxidants, antiozonants, chemical foaming agents, and specialty waxes. Accelerators are used for curing natural and synthetic rubber and have a wide range of activation temperatures, curing ranges, and use forms which give our customers the flexibility to make many different products. Antiozonants protect rubber compounds from flex cracking and ozone, oxygen and heat degradation.

Antioxidants provide rubber compounds with protection against oxygen, light, and heat. Foaming agents produce gas by thermal decomposition or via a chemical reaction with other components of a polymer system and are mixed with rubber to produce sponge rubber products. Waxes inhibit static atmospheric ozone cracking in rubber.

   We are a global supplier of rubber additives, and we believe our customers value our ability to provide high quality, consistent products world-wide to complement their international expansion. Tire manufacturers accounted for approximately 50% of our rubber additives sales in fiscal 2003, with the balance of such sales going to manufacturers of industrial rubber goods, including hoses, belting, sponges, and a wide variety of other engineered rubber products.

   Urethane Additives. Our urethane additives business provides key products to global polyurethane processors. Urethane additives comprises three product lines: polyester polyols, polyurethane dispersions, and polyurethane systems. Polyester polyols are employed in industrial applications such as flexible foam for seating. Our polyurethane dispersions are sold to a larger and more diverse customer base primarily for coating applications such as flooring, fiberglass sizing, and textiles. Polyurethene systems are used in applications such as the soles of workboots to provide resistance against harsh and corrosive environments. The major markets served by our Urethane Additives business are automotive, construction, surface coatings, leather, and textile finishing. Sub-markets include coatings, adhesives, sealants, elastomers, and insulation.

   Petroleum Additives. We are a global manufacturer and marketer of high-performance additive components used in transport and industrial lubricant applications. The component product line includes overbased and neutral calcium sulfonates used in motor oils and marine lubricants. These sulfonates are oil-soluble surfactants and their properties include detergency and corrosion protection to help lubricants keep car, truck, and ship engines clean with minimal wear. We provide a variety of other highly specialized, high value products. Foremost, our high-viscosity polyalphaolefins ("PAOs") are used in the production of synthetic lubricants for automotive, aviation, and industrial applications. PAOs are our highest margin product. Additionally, we manufacture barium and sodium sulfonates, which provide corrosion protection and emulsification in metalworking fluids and antioxidants, which are widely used by our customers in engine oils, gear oils, industrial oils, and greases. Products under development include new friction modifiers and antiwear additives to help our customers meet more stringent government-mandated performance requirements in automotive applications.

   For the year ended December 31, 2003, and the three months ended March 31, 2004, our Polymer Additives business generated sales of $1,232.0 million and $363.3 million, respectively, and segment EBITDA of $88.0 million and $24.8 million, respectively (for a reconciliation of segment operating profit (loss) to segment EBITDA, see note (h) to our Summary Historical and Pro Forma Financial Data).

POLYMERS:

   Our Polymers business is a leading supplier of EPDM and high-performance castable urethanes.

   EPDM. EPDM (sometimes referred to as "crackless rubber") is a material that retains its elasticity despite its exposure to elements such as sunlight and ozone. Over 40% of our EPDM is used in new and replacement automotive parts, including tires, hoses, belts, weather-stripping, brake components, and seals and gaskets. Other applications range from high density, long-lasting commercial roofing membranes to low density, liquified viscosity modifiers for better performing lubricants. We have a large and flexible manufacturing facility, which gives us the ability to manufacture over 30 kinds of EPDM at a competitive cost. Although a significant portion of the materials used in the production of EPDM are commodities, these specialized elastomers are marketed and sold on the basis of their value and performance in specified applications. Many of our products are adapted to the needs of our customers and provide high performance and technical and customer service, supported by specialists with extensive field and rubber processing experience.

   Urethane Polymers. We are a leading supplier of high-performance castable urethanes, with more than 200 prepolymers in our product offering. Our urethanes offer high abrasion resistance and durability in industrial and performance specific applications. These characteristics allow us to market our urethanes to niche manufacturers where such qualities are imperative, including for industrial and printing rolls, mining machinery and equipment, mechanical goods, solid industrial tires and wheels, and sporting and recreational goods, including golf ball covers and skate wheels. The relatively low capital costs of this business provide us with the ability to operate cost effectively. We differentiate ourselves in these markets by tailoring our products to these specialized businesses, which sets us apart in an otherwise highly competitive environment.

   For the year ended December 31, 2003, and the three months ended March 31, 2004, our Polymers business generated sales of $285.7 million and $81.2 million, respectively, and segment EBITDA of $43.7 million and $12.6 million, respectively (for a reconciliation of segment operating profit (loss) to segment EBITDA, see note (h) to our Summary Historical and Pro Forma Financial
Data).

POLYMER PROCESSING EQUIPMENT:

   Davis-Standard, our Polymer Processing Equipment business, is a global leader in the manufacture of integrated polymer processing systems, including rubber and plastic single-screw extrusion equipment and industrial blow-molding machines. We also provide installation, training, and maintenance services for our equipment, and we refurbish and upgrade polymer processing equipment manufactured by others. Integrated polymer processing systems, which include extruders in combination with other equipment, are used to process polymers into various products such as plastic sheets, extruded shapes, and cast and blown film.

   Our customers for rubber and plastic single-screw extrusion equipment are processors of extruded products, including plastic sheet and profiles used in appliances, automobiles, home construction, and furniture; extruded shapes used as window profiles, vinyl house siding, and substitutes for wood molding; and cast and blown film used to package many consumer products. Our industrial blow molding equipment is sold to manufacturers of non-disposable plastic items such as tool cases and beverage coolers.

   For the year ended December 31, 2003, and the three months ended March 31, 2004, our Polymer Processing Equipment business generated sales of $166.5 million and $38.4 million, respectively, and segment EBITDA of $7.2 million and $(1.1) million, respectively (for a reconciliation of segment operating profit (loss) to segment EBITDA, see note (h) to our Summary Historical and Pro Forma Financial Data).

CROP PROTECTION:

   Our Crop Protection business focuses on specific niches in four major product lines: fungicides, miticides and other insecticides, growth regulants, and herbicides. We have primarily developed our products for use on high-value cash crops, such as ornamentals, nuts, turf, citrus, and tree and vine fruits, and secondarily for commodity crops, such as soybeans and corn. Our dedicated sales force works with growers and distributors to coordinate the use of our products throughout a crop's growth cycle and to address selective regional, climate, and growth challenges. We expand our presence in worldwide niche markets by developing new crop protection products and obtaining registrations for new uses and geographies, where demand for our products and services has potential for growth. We develop and sell our own products, and we also sell and register products manufactured by others on a licensed basis.

   Our fungicides and insecticides are also used to coat seeds in order to protect the seed during germination and during its initial growth phases. Seed treatment is an environmentally attractive form of crop protection, involving localized use of agricultural chemicals at much lower use rates than other agrichemical treatments. We anticipate growth in seed treatment resulting from the expanded use of higher value genetically modified seed, which warrants better protection during germination.

   A central factor to the success of our Crop Protection business is our ability to work closely with our customers, both distributors and individual growers, as part of an on-the-ground coordinated effort. We develop products in response to ongoing customer demands, drawing upon existing technologies and tailoring them to match a grower's or distributor's immediate needs. For example, a grower's crops may require varying levels of treatment depending on weather conditions and the degree of infestation. Our research and technology is therefore geared towards responding to threats to crops around the world as they emerge under a variety of conditions. The result is an ongoing cycle of new product development and customer collaboration.

   Our Crop Protection business benefits from nearly 50 years of experience in the field, along with product registrations in more than 100 countries. Our experience with registering products is a valuable asset, as registration is a significant barrier to entry, particularly in developed countries. Registration of products is a complex process in which we have developed a proficiency over time. The breadth of our distribution network and the depth of our experience enable us to focus on profitable market niches that are less sensitive to competitive pricing pressures than broad commodity segments of the market. We will continue to focus our research and marketing efforts and more fully utilize our know-how and channels of distribution.

   For the year ended December 31, 2003 and the three months ended March 31, 2004, our Crop Protection business generated sales of $270.9 million and $76.5 million, respectively, and segment EBITDA of $72.7 million and $30.1 million, respectively (for a reconciliation of segment operating profit (loss) to segment EBITDA, see note (h) to our Summary Historical and Pro Forma Financial
Data).

REFINED PRODUCTS:

   Our Refined Products business supplies a wide range of high-purity hydrocarbon products, including white oils, petrolatums, specialty waxes, and other refined products. Our products are used as emollients and moisture barriers in personal care products, such as baby oils and cosmetics; as lubricants in refrigerators and air conditioners; and as plasticizers and carriers in plastic products such as PVC pipe and protective barriers for copper telecommunications cables.

   For the year ended December 31, 2003 and the three months ended March 31, 2004, our Refined Products business generated sales of $243.2 million and $68.8 million, respectively, and segment EBITDA of $1.2 million and $(1.0) million, respectively (for a reconciliation of segment operating profit (loss) to segment EBITDA, see note (h) to our Summary Historical and Pro Forma Financial Data).

TRADEMARKS

   The majority of our products are sold under trademarks. As of June 30, 2004, we have over 3,000 trademarks registered in the United States and foreign markets combined. Selected products include:

                                   PRODUCT NAME                                      PRODUCT

                                   ----------------------------------------------    ----------------------------------------------
POLYMER ADDITIVES:                 Blendex(R)                                        Heat and impact modifier
 PLASTIC ADDITIVES:                Celogen(R)                                        Foaming agent
                                   Drapex(R)                                         Epoxy plasticizer
                                   Esperox(R)                                        Organic peroxide
                                   Hi-Point(R)                                       Organic peroxide
                                   Kemamide(R)                                       Slip agent
                                   Mark(R)                                           Heat and ultraviolet stabilizer
                                   Moldpro(TM)                                       Nucleating agent
                                   Nauguard(R)                                       Antioxidant
                                   Polybond(R)                                       Coupling agent
                                   Ultranox(R)                                       Phosphite
                                   Weston(R)                                         Phosphite

 RUBBER ADDITIVES:                 Delac(R)                                          Accelerator
                                   Flexzone(R)                                       Antiozonant
                                   Nauguard(R)                                       Antioxidant

 URETHANE ADDITIVES:               Fomrez(R)                                         Polyester polyol
                                   Witcobond(R)                                      Aqueous polyurethane dispersion
                                   Witcothane(TM)                                    Microcellular system

 PETROLEUM ADDITIVES:              Calcinate(TM)                                     Calcium sulfonate
                                   G-2000(TM)                                        High-performance grease
                                   Hybase(R)                                         Detergent
                                   Lobase(R)                                         Detergent
                                   Naugalube(R)                                      Antioxidant
                                   Nauguard(R)                                       Antioxidant
                                   Petronate(R)                                      Sodium sulfonate
                                   Synton(R)                                         Polyalphaolefin synthetic fluids
                                   Adiprene(R)/Vibrathane(R)                         Hot-cast polyurethane elastomers

POLYMER PRODUCTS:                  Royalene(R) and RoyalEdge(R)                      Polymers

POLYMER PROCESSING EQUIPMENT:
                                   Davis-Standard                                    Rubber and plastic extrusion equipment
                                                                                     Industrial-blowmolding machines

CROP PROTECTION PRODUCTS:          Acramite(R)                                       Miticide
                                   Casoron(R)                                        Herbicide
                                   Dimilin(R)                                        Insecticide
                                   Omite(R)                                          Miticide
                                   Pantera(R)                                        Herbicide
                                   Vitavax(R)                                        Fungicide

REFINED PRODUCTS:                  Fonoline(R)                                       Petrolatum
                                   Hydrobrite(R)                                     White mineral oil
                                   Multiwax(R)                                       Microcrystalline wax
                                   Protopet(R)                                       Petrolatum
                                   Sonneborn(R)                                      White mineral oil
                                   Suniso(R)                                         Refrigeration compressor lubricants
                                   Super White(R)                                    Petrolatum
                                   Witcogel(R)                                       Cable-filling compound

RAW MATERIALS

   Chemicals, steel, castings, parts, machine components, and other raw materials required in the manufacture of our products are generally available from a number of sources, some of which are foreign. We use significant amounts of ethylene, propylene, benzene, caustic, tin, soybean oil, and tallow in many of our chemical manufacturing processes. We have experienced significant price increases in the costs of our raw materials over the past few years. While temporary shortages of raw materials used by us may occur occasionally, such raw materials are currently readily available. However, their continuing availability and price are subject to domestic and world market conditions, political conditions, and regulations. Major requirements for key materials are typically purchased pursuant to multi-year contracts. We are not dependent on any one supplier for a material amount of our raw material requirements, except for one petrochemical supplier for which multiple alternatives exist who provides us with approximately 8 to 10% of diverse raw materials sourced from the supplier's multiple manufacturing/ processing locations.

   We own a 50% interest in Rubicon Inc. ("Rubicon"), a manufacturing joint venture between Uniroyal and Huntsman International LLC ("Huntsman"), located in Geismar, Louisiana, which supplies both us and Huntsman with aniline and supplies us with diphenylamine ("DPA"). We believe that our aniline and DPA needs in the foreseeable future will be met by production from Rubicon.

BACKLOG

   Backlog represents undelivered products or services that our customers have contractually committed to purchase from us. Because machinery production schedules range from about 60 days to 10 months, backlog is significant to our Davis-Standard business. Firm backlog of customers' orders for this business at the end of March 31, 2004 totaled approximately $72.0 million, compared with approximately $62.0 million at the end of 2003 and approximately $76.0 million at the end of 2002. It is expected that most of the 2003 backlog will be shipped during 2004. Orders for specialty chemicals and polymers are generally filled from inventory stocks and thus are excluded from backlog.

SALES AND MARKETING

   As of May 31, 2004, we had approximately 820 employees engaged in sales and marketing. We market a broad product offering to match our customers' varying needs. We have dedicated sales forces working to sell our polymer additives, polymers, polymer processing equipment, crop protection materials, and refined products. We team our sales forces with trained technical personnel to help meet and exceed customer expectations and to provide ongoing customer support. Our sales and technical service professionals identify and focus on customers' growth opportunities, working not only with the customers' headquarters staff, but also with their research and development and manufacturing personnel on a worldwide basis. In sales of our urethane polymers, for example, technical service personnel support field sales, while a research and development staff is dedicated to support new product and process development to meet rapidly changing customer needs. Technical support is a critical component of the product offering.

   Polymer Additives. Polymer additives are sold through a specialized sales force, including technical service professionals who address customer inquiries and problems. The technical service professionals generally have degrees in chemistry and/or chemical engineering and are knowledgeable in specific product application fields. The sales and technical service professionals identify and focus on customers' growth opportunities, working not only with the customers' headquarters staff, but also with their research and development and manufacturing personnel on a worldwide basis.

   Polymers. Our EPDM polymers are primarily sold through a dedicated sales force; however, in certain geographic areas outside the United States, these products are sold through distributors. Our cast urethane prepolymers are sold directly by a dedicated sales force in the United States, Canada and Australia and through direct sales distributorships in Europe, Latin America and the Far East.

   Polymer Processing Equipment. In the United States, most of our sales of polymer processing equipment is made by our own dedicated sales force and sales agents. In other parts of the world and for export sales from the United States, our sales of such equipment are made largely through agents.

   Crop Protection. We market our crop protection products in North America through a dedicated sales force selling to a distribution network consisting of more than 100 distributors and direct customers. In the international market, the Crop Protection business' direct sales force services over 1,400 customers.

   Refined Products. Refined products are sold through a specialized sales force, including technical service professionals who address customer inquiries and problems.

COMPETITION

   Our competition varies by product and geographic region. Product performance, quality, technical and customer service, and price are all important competitive factors in each of our businesses. As a result of the current industry trends toward global expansion and consolidation, we expect to face new competitive challenges and sustained price competition as well as additional risks inherent in maintaining international operations located in developing regions. We also anticipate increased competition in the generic and alternative product space.

   The following table lists our main competition by division and reporting segment:

DIVISION                           SEGMENT                                  PRINCIPAL COMPETITORS
-------------------------------    --------------------------------------    ------------------------------------------------------
Polymer Additives                  Plastic additives                        Akzo, CIBA Specialties, Great Lakes, ATO Fina, Rohm &
                                                                            Haas, Albermarle, Baerlocker, Ferro

                                   Rubber additives                         Flexsys, Bayer
                                   Urethane additives                       Bayer, Inolex, Reichold
                                   Petroleum additives                      Oronite, Lubrizol, Infineum, Ciba Specialties

Polymers                           EPDM                                     Exxon, DSM, Bayer, DuPont-Dow
                                   Urethanes                                Air Products, Bayer, ICI, BASF

Polymer Processing Equipment                                                Reifenhauser, Cincinnati Milacron
Crop Protection                                                             Bayer, Syngenta, Dow AG, Nippon Soda, Nissan, DuPont,
                                                                            Drexel, Sumitomo Chemical, Wilbur-Ellis

Refined Products                                                            Penreco, Lyondell, Exxon Mobil


INTELLECTUAL PROPERTY

   Proprietary protection of our processes, apparatuses, and other technology is important to our business. We have over 2,500 United States and foreign patents and pending applications and have over 3,000 trademark registrations for product names world-wide. The term of a United States patent is 20 years from its application date, provided that periodic maintenance payments are made. Accordingly, we have U.S. patents expiring at full term as soon as this year, and our most recently-issued U.S. patents will expire in 2022. Registered trademarks may generally be renewed indefinitely, so long as they continue to be used in connection with the same goods and services.

   Patents, trademarks, trade secrets in the nature of know-how, formulations, and manufacturing techniques assist us in maintaining the competitive position of certain of our products. Patents, formulations, and trade secrets in the nature of know-how are of particular importance in the manufacture of a number of chemicals we manufacture and sell, and patents and know-how are also significant in the manufacture of certain wire insulating and polymer processing equipment product lines. We are licensed to use certain patents and technology owned by other companies, including some foreign companies, to manufacture products complementary to our own products, for which we pay royalties in amounts not considered material, in the aggregate, to our consolidated results. We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position.

   While the existence of a U.S. patent or registered trademark is presumptive evidence of its validity, we cannot assure you that any of our patents or trademarks will not be challenged, nor can we predict the outcome of any such challenge. We believe that no single patent, trademark, or other individual right is of such importance that its invalidation or expiration would materially affect our business.

RESEARCH AND DEVELOPMENT

   We conduct research and development on a worldwide basis at a number of facilities, including field stations that are used for crop protection research and development activities. Ongoing research and development will continue to have a significant effect on our future results of operations. Outside collaborations, such as partnerships with institutes and universities, and creative uses of existing technologies have enabled us to perform our research in more efficient, cost-effective ways. Our research and development expenditures totaled approximately $11.8 million for the three months ended March 31, 2004, $12.1 million for the three months ended March 2003, $51.5 million for the full year 2003, $54.3 million for the year 2002, and $56.0 million for the year 2001.

EMPLOYEES

   As of May 31, 2004, we had approximately 5,400 full-time employees. Approximately 3,200 of our employees were engaged in manufacturing, 820 were engaged in sales and marketing, 530 were engaged in research and development, and 840 were engaged at the corporate level. Approximately 24% of our global workforce is currently unionized or subject to collective bargaining agreements. We believe that our relations with our employees are good.

ENVIRONMENTAL REGULATION

   Chemical companies are subject to extensive environmental laws and regulations concerning, among other things, emissions to the air, discharges to land, surface, subsurface strata and water, and the generation, handling, storage, transportation, treatment, and disposal of waste and other materials and are also subject to other federal, state, and local laws and regulations regarding health and safety matters.

   We believe that our business, operations and facilities have been and are being operated in substantial compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. The ongoing operations of chemical manufacturing plants, however, entail risks in these areas and there can be no assurance that we will not incur material costs or liabilities. In addition, future developments, such as increasingly strict requirements of environmental and health and safety laws and regulations and enforcement policies thereunder, could bring into question the handling, manufacture, use, emission, or disposal of substances or pollutants at facilities owned, used or controlled by us or the manufacture, use or disposal of certain products or wastes by us and could involve potentially significant expenditures. To meet changing permitting and regulatory standards, we may be required to make significant site or operational modifications, potentially involving substantial expenditures and reduction or suspension of certain operations. We incurred $10.9 million of costs for capital projects and $30.0 million for operating and maintenance costs related to environmental compliance at our facilities during fiscal 2003. In fiscal 2004, we expect to incur approximately $12.9 million of costs for capital projects and $29.7 million for operating and maintenance costs related to environmental compliance at our facilities. During fiscal 2003, we spent $16.6 million to clean up previously utilized waste disposal sites and to remediate current and past facilities. We expect to spend approximately $17.2 million during fiscal 2004 to clean up such waste disposal sites and to remediate current and past facilities.

   Beginning in 2003, European environmental regulations limited the use of lead-based heat stabilizers that until now have been essential to the manufacture of polyvinyl chloride construction pipe. As an alternative to these lead-based products, we have patented new technology for an organic-based, heavy-metal-free product. Capacity has been added at our Lampertheim, Germany plant to produce this product. In October 2001, the International Maritime Organization passed a regulation banning the use of TBTO in paints for ships. The regulation goes into effect one year after 25% of the member nations representing at least 25% of the world's shipping tonnage adopt the regulation. We manufacture TBTO at our Bergkamen, Germany plant. Sales of this product were not material in 2003.

   Additionally, our Crop Protection business is subject to regulation under various federal, state, and foreign laws and regulations relating to the manufacture, sales and use of pesticide products. In August 1996, the United States Congress enacted the Food Quality Protection Act of 1996 ("FQPA"), which made significant changes to the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), governing U.S. sale and use of pesticide products, and the Federal Food, Drug, and Cosmetic Act ("FFDCA"), which limits pesticide residues on food. FQPA facilitated registrations and reregistrations of pesticides for special (so called "minor") uses under FIFRA and authorized collection of maintenance fees to support pesticide reregistrations. Coordination of regulations implementing FIFRA and FFDCA is now required. Food safety provisions of FQPA establish a single standard of safety for pesticide residue on raw and processed foods; require that information be provided through large food retail stores to consumers about the health risks of pesticide residues and how to avoid them; preempt state and local food safety laws if they are based on concentrations of pesticide residues below recently established federal residue limits (called "tolerances"); and ensure that tolerances protect the health of infants and children.

   FFDCA, as amended by FQPA, authorizes the United States Environmental Protection Agency ("EPA") to set a tolerance for a pesticide in or on food at a level which poses "a reasonable certainty of no harm" to consumers. The EPA is required to review all tolerances for all pesticide products by August 2006. Some of our products have successfully completed review, others are currently under review and other products will be reviewed under this standard in the future.

   The EU has established procedures whereby all existing active ingredient pesticides will be reviewed. This EU regulation became effective in 1993 and will result in a review of all commercial products. The initial round of reviews covered ninety products, four of which are our products. Our data pertaining to these products was submitted for review in mid-2003. Other of our products will be reviewed in future years. The process may lead to full reregistration in member states of the EU or may lead to some restrictions, or cancellation of registrations if adverse data is discovered.

   On October 29, 2003, the European Commission (Commission) adopted a legislative proposal known as the Registration, Evaluation and Authorization of Chemicals (REACH).

REACH requires the registration of chemicals made in or imported to the European Union (EU), the assessment of risks arising from the uses of the chemical, disclosure of toxicity and exposure information, and the possibility that the risk assessment could result in restrictions on the use of certain chemicals or other measures to manage risk. These requirements exceed the risk evaluation requirements for most chemicals used in the United States since the United States generally has not required evaluation of chemicals placed on the market prior to 1980.

   The REACH proposal will undergo review by the European Parliament and the European Council of Ministers. Many amendments to the Commission's proposal will be considered, and it is possible that the provisions of REACH will be amended. It is expected that this review will be completed some time in 2006. As proposed, REACH would take effect in stages over the next decade. The impacts of REACH on the chemical industry and us are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to us.

PROPERTIES

   We own or lease manufacturing, research, and office facilities which we currently believe are adequate for our short-term and anticipated long-term needs. The following is a list of our and our subsidiaries' principal operating properties. All properties are owned in fee except as otherwise indicated.

LOCATION                                   DESCRIPTION OF FACILITY                   REPORTING SEGMENT
--------                                   -----------------------                   -----------------
UNITED STATES
Alabama
 Bay Minette ..........................    Plant                                     Polymer Additives
Connecticut
 Bethany ..............................    Research Center                           Crop
 Middlebury ...........................    Corporate Offices, Research Center*       Corporate Headquarters
 Naugatuck ............................    Research Center                           Polymer Additives, Polymers
 Pawcatuck ............................    Office, Plant, Machine Shop, Tech         Polymer Processing Equipment
                                           Center
Illinois
 Mapleton .............................    Plant                                     Polymer Additives, Polymers, Other
Louisiana
 Geismar ..............................    Plant                                     Crop, Polymers, Polymer Additives
 Taft .................................    Plant                                     Polymer Additives
New Jersey
 Perth Amboy ..........................    Plant                                     Polymer Additives
 Somerville ...........................    Office, Plant, Machine Shop               Polymer Processing Equipment
New York
 Tarrytown ............................    Research Center*                          Polymer Additives, Other
North Carolina
 Gastonia .............................    Plant                                     Crop, Polymer Additives, Polymers
Pennsylvania
 Petrolia .............................    Plant                                     Other
Tennessee
 Memphis ..............................    Plant                                     Polymer Additives, Other
Texas
 Marshall .............................    Plant                                     Polymer Additives
West Virginia
 Morgantown ...........................    Plant, Research Center                    Polymer Additives
INTERNATIONAL
Australia
 Regency Park,
   S.A.................................    Office, Machine Shop*                     Crop
 Seven Hills...........................    Office, Laboratory*                       Polymers
Belgium
 Antwerp ..............................    Office*                                   Crop, Polymer Additives, Polymers, Other
Brazil
 Rio Claro ............................    Plant                                     Crop, Polymer Additives, Polymers
 Sao Paulo ............................    Office*                                   Crop, Polymer Additives, Polymers

LOCATION                                   DESCRIPTION OF FACILITY                   REPORTING SEGMENT
  --------                                 -----------------------                   -----------------
Canada
 Elmira ...............................    Plant                                     Crop, Polymer Additives, Polymers
 Guelph ...............................    Research Center                           Crop, Polymer Additives, Polymers
 Scarborough ..........................    Plant*                                    Polymer Additives
 West Hill ............................    Plant                                     Polymer Additives
Germany
 Bergkamen ............................    Plant*                                    Polymer Additives
 Erkrath ..............................    Office, Plant, Machine Shop, Tech         Polymer Processing Equipment
                                           Center
 Lampertheim ..........................    Plant                                     Polymer Additives
Italy
 Latina ...............................    Plant                                     Crop, Polymer Additives, Polymers
Korea
 Ansan ................................    Plant                                     Polymer Additives
Mexico
 Altamira .............................    Plant                                     Polymer Additives
 Cuautitlan ...........................    Plant                                     Polymer Additives
The Netherlands
 Ankerweg .............................    Plant                                     Crop
 Amsterdam ............................    Plant                                     Polymer Additives, Other
 Haarlem ..............................    Plant                                     Polymer Additives, Other
 Koog aan de
   Zaan................................    Plant                                     Polymer Additives, Other
Republic of China
 Kaohsiung ............................    Plant**                                   Polymer Additives
 Nanjing ..............................    Plant (Under Construction)                Polymers
Singapore..............................    Administrative, Research, Sales           Polymer Additives, Polymers, Other
                                           Office*
Thailand
 Mapthaphut ...........................    Plant*                                    Polymer Additives
United Arab Emirates
 Dubai ................................    Office                                    Polymers, Crop
United Kingdom
 Accrington ...........................    Plant***                                  Polymer Additives
 Droitwich ............................    Plant***                                  Polymer Additives
 Evesham ..............................    Research Center                           Crop
 Langley ..............................    Office*                                   Crop, Polymer Additives, Polymers, Other
 Oldbury ..............................    Office, Plant, Machine Shop               Polymer Processing Equipment

--------------------
*       Leased facility.
**      Facility owned by Uniroyal Chemical Taiwan Ltd., of which we own 80%.
*** Facility owned by Baxenden Chemicals Limited, of which we own 53.5%.

LEGAL PROCEEDINGS

   We are involved in claims, litigation, administrative proceedings, and investigations of various types in a number of jurisdictions. A number of such matters involve, or may involve, claims for a material amount of damages and relate to or allege environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage, and personal injury.

   Environmental Liabilities. Each quarter, we evaluate and review estimates for future remediation and other costs to determine appropriate environmental reserve amounts. For each site, a determination is made of the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by us, and the anticipated time frame over which payments toward the remediation plan will occur. As of March 31, 2004, our reserves for environmental remediation activities totaled $113.3 million. We estimate our potential currently determinable environmental liability to range from $109.0 million to $133.0 million as of March 31, 2004. Our reserves include estimates for determinable clean-up costs. At a number of these sites, the extent of contamination has not yet been fully investigated or the final scope of remediation is not yet determinable. We intend to assert all meritorious legal defenses and other equitable factors that are available with respect to these matters, and believe that the likelihood of a material adverse effect resulting from the currently indeterminable clean-up costs is remote. However, the final cost of clean-up at these sites could exceed our present estimates, and could have, individually or in the aggregate, a material adverse effect on our financial condition, results of operations and cash flows. With respect to Witco's former Bradford, Pennsylvania property, we and a third party are jointly and severally responsible for paying to the Pennsylvania Department of Environmental Protection a civil penalty of $181,000 for alleged violations of state environmental law. In addition, it is possible that estimates for environmental remediation liabilities may change in the future should additional sites be identified, further remediation measures be required or undertaken, current laws and regulations be modified or additional environmental laws and regulations be enacted.

   We and some of our subsidiaries have been identified by federal, state, or local governmental agencies, and by other PRPs under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or comparable state statutes, as a PRP with respect to costs associated with waste disposal sites at various locations in the United States. Because these regulations have been construed to authorize joint and several liability, the EPA could seek to recover all costs involving a waste disposal site from any one of the PRPs for such a site, including us, despite the involvement of other PRPs. In many cases, we are one of several hundred PRPs so identified. In a few instances, we are one of only a handful of PRPs, and at one site we are the only PRP performing investigation and remediation. In certain instances, a number of other financially responsible PRPs are also involved, and we expect that any ultimate liability resulting from such matters will be apportioned between us and such other parties. In addition, we are involved with environmental remediation and compliance activities at some of our current and former sites in the United States and abroad.

   Vertac. Uniroyal and its Canadian subsidiary, Crompton Co./Cie (formerly Uniroyal Chemical Co./Cie and as Uniroyal Chemical Ltd./Ltee) were joined with others as defendants in consolidated civil actions brought in the United States District Court, Eastern District of Arkansas, Western Division ("Court") by the United States of America, the State of Arkansas and Hercules Incorporated ("Hercules"), relating to a Vertac Chemical Corporation site in Jacksonville, Arkansas. Although Uniroyal has been dismissed from the litigation, the proceedings continue against Crompton Co./Cie. On May 21, 1997, the Court entered an order finding that Crompton Co./Cie is jointly and severally liable to the United States, and finding that Hercules and Crompton Co./Cie are liable to each other in contribution. On October 23, 1998, the Court entered an order granting the United States' motion for summary judgment against Crompton Co./Cie and Hercules as to the amount of their claimed removal and remediation costs of $102.9 million at the Vertac site. Trial on the allocation of these costs as between Crompton Co./Cie and Hercules was concluded on November 6, 1998, and on February 3, 2000, the Court entered an Order finding Crompton Co./Cie liable to the United States for approximately $2,300,000 and liable to Hercules in contribution for approximately $700,000. The Court found that Hercules was responsible for the remaining costs of the clean-up. On April 10, 2001, the United States Court of Appeals for the Eighth Circuit ("Appeals Court") (i) reversed a decision in favor of the United States and against Hercules with regard to the issue of divisibility of harm and remanded the case back to the Court for a trial on the issue; (ii) affirmed the finding of arranger liability against Crompton Co./Cie; and (iii) set aside the findings of contribution between Hercules and Crompton Co./Cie by the Court pending a decision upon remand. The Appeals Court also deferred ruling on all constitutional issues raised by Hercules and Crompton Co./Cie pending subsequent findings by the Court. On June 6, 2001, the Appeals Court denied Crompton Co./Cie's petition for rehearing by the full Appeals Court on the Appeals Court's finding of arranger liability against Crompton Co./Cie and on December 10, 2001, Crompton Co./Cie's Petition for a Writ of Certiorari to the United States Supreme Court with regard to the issue of its arranger liability was denied. On December 12, 2001, the Court concluded hearings pursuant to the April 10, 2001 remand by the Appeals Court and briefing on the issue of divisibility was completed in January 2003. A decision from the Court is expected during the third quarter of 2004. If Hercules prevails in its divisibility argument on remand, we might become liable under a joint and several liability theory for a significant share of the liability that had previously been allocated to Hercules.

   Petrolia. In April 2004, we and other owners of property near our Petrolia, Pennsylvania facility were named as defendants in a toxic tort class action lawsuit alleging contamination in and around the named areas that gave rise to certain property damage and personal injuries. The plaintiffs also seek clean-up by the defendants of the alleged contamination. This action is in an early procedural stage of litigation, and we cannot predict its outcome.

   We intend to assert all meritorious legal defenses and other equitable factors that are available with respect to these matters, and believe that the likelihood of a material adverse effect resulting from the currently indeterminable remedial costs or damages is remote. However, the resolution of the environmental matters now pending or hereafter asserted against us or any of our subsidiaries could require us to pay remedial costs or damages in excess of our present estimates, and as a result could, either individually or in the aggregate, have a material adverse effect on our financial condition, results of operations and cash flows.

   Antitrust Investigations. On May 27, 2004, we pled guilty to a one-count information charging us with participating in a combination and conspiracy to suppress and eliminate competition by maintaining and increasing the price of certain rubber chemicals sold in the United States and elsewhere during the period between July 1995 to 2001. The U.S. federal court imposed a fine of $50.0 million, payable in six annual installments, without interest, beginning in 2004. In light of our cooperation with the DOJ, the court did not impose any period of corporate probation.

   On May 28, 2004, we pled guilty to one count of conspiring to lessen competition unduly in the sale and marketing of certain rubber chemicals in Canada. The Canadian federal court imposed a sentence requiring us to pay a fine of CDN $9.0 million (approximately U.S. $7.0 million), payable in six annual installments, without interest, beginning in 2004.

   Expected cash payments for U.S. and Canadian fines total $2.3 million in 2004; $2.3 million in 2005; $6.5 million in 2006; $11.2 million in 2007; $16.2 million in 2008; and $18.5 million in 2009. We recorded a charge of $45.2 million against results of operations for our fiscal year ended December 31, 2003, as a reserve for the payment of the U.S. and Canadian fines.

   We and certain of our subsidiaries continue to be the subject of a coordinated civil investigation by the EC with respect to the sale and marketing of rubber chemicals. At this time, we cannot predict the timing or outcome of that investigation, including the amount of any fine that may be imposed by the EC.

   We and certain of our subsidiaries are subjects of, and continue to cooperate in, coordinated criminal and civil investigations being conducted by the DOJ, the Canadian Commissioner of Competition, and the EC (collectively, the "Governmental Authorities") with respect to possible antitrust violations relating to the sale and marketing of certain other products, including EPDM; heat stabilizers, including tin-based stabilizers and precursors, mixed metal stabilizers and ESBO; nitrile rubber; and urethanes and urethane chemicals. Such investigations concern anticompetitive practices, including price fixing and customer or market allocations, undertaken by us and such subsidiaries and certain of our officers and employees. We and our subsidiaries that are subject to the investigations have received from each of the Governmental Authorities verbal or written assurances of conditional amnesty from prosecution and fines. The EC's grant of conditional amnesty with respect to heat stabilizers is presently limited to tin-based stabilizers and their precursors, but we expect to be granted conditional amnesty by the EC with respect to mixed metal stabilizers and ESBO in the near future. The assurances of amnesty are conditioned upon several factors, including continued cooperation with the Governmental Authorities. We are actively cooperating with the Governmental Authorities regarding such investigations.

   In addition, we have completed our internal investigation of our business and products to determine compliance with applicable antitrust law and with our antitrust guidelines and policies. During the course of our internal investigation, we have strengthened our training and compliance programs and have taken certain actions with respect to certain employees, including termination of employment and other disciplinary actions.

   During the fiscal year ended December 31, 2003, we had sales of rubber processing chemicals, including accelerators, antioxidants and antiozonants, of approximately $191.0 million; sales of EPDM of approximately $144.0 million; sales of heat stabilizers, including tin-based stabilizers and precursors, mixed metal stabilizers and ESBO, of approximately $224.0 million; and sales of urethanes and urethane chemicals of approximately $286.0 million. Our 2003 sales did not include sales of nitrile rubber, which is no longer a part of our business. The nitrile rubber business was previously part of a joint venture between us and an unaffiliated company. In December 2001, we sold our interest in the joint venture, which had 2001 sales of approximately $30.0 million.

   We do not expect the previously described resolution of the rubber chemicals investigations by the U.S. and Canada to have a material adverse effect on our cash flows. However, the resolution of any other possible antitrust violations against us and certain of our subsidiaries and the resolution of any civil claims now pending or hereafter asserted against us or them may have a material adverse effect on our financial condition, results of operations, cash flows, and prospects. No assurances can be given regarding the outcome or timing of these matters.

   Our antitrust costs decreased from $6.3 million (pre-tax) during the immediately prior fiscal quarter ended December 31, 2003 to $4.1 million (pre-tax) for the fiscal quarter ended March 31, 2004. We expect to continue to incur substantial costs until all antitrust investigations are concluded and civil claims are resolved.

CIVIL LAWSUITS.

   U.S. Federal Antitrust Actions. We, individually or together with certain of our subsidiaries and other companies, are a defendant in certain direct purchaser lawsuits filed in federal courts during the period from late March 2003 through early July 2004 involving the sale of rubber chemicals, EPDM, polychloroprene, plastic additives (including heat stabilizers, impact modifiers, and processing aids), nitrile rubber, and urethanes and urethane chemicals.

   With respect to rubber chemicals, we, along with our subsidiary Uniroyal Chemical Company, Inc. ("Uniroyal") and other companies, are defendants in a single, consolidated direct purchaser class action lawsuit filed in the United States District Court, Northern District of California, by plaintiffs on behalf of themselves and a class consisting of all persons and entities who purchased rubber chemicals in the United States directly from any of the defendants, or any present or former parent, subsidiary, or affiliate, at any time during the period from January 1, 1994 through the present. In addition to the consolidated action, we, along with our subsidiary Uniroyal and other companies are defendants in a single direct purchaser class action lawsuit, also filed in the United States District Court, Northern District of California, by plaintiffs on behalf of themselves and a class consisting of all persons and entities who purchased rubber chemicals in the United States directly from any of the defendants at any time during the period from January 1, 1994 through the present.

   With respect to EPDM, we, along with our subsidiary Uniroyal and other companies, are defendants in a single, consolidated direct purchaser class action lawsuit filed in the United States District Court, District of Connecticut, by plaintiffs on behalf of themselves and a class consisting of all persons and entities who purchased EPDM in the United States directly from any of the defendants, or any present or former parent, subsidiary, or affiliate, at any time during the period from January 1, 1997 through December 31, 2001. In addition to the consolidated action, we, along with our subsidiary Uniroyal and other companies are defendants in a single direct purchaser lawsuit filed in the Northern District of Ohio by Goodyear Tire and Rubber Company with respect to purchases of EPDM and polychloroprene from one or more of the defendants. Although we do not sell or market polychloroprene, the complaint alleges that producers of EPDM, including us, and producers of polychloroprene conspired to raise prices with respect to both products.

   With respect to plastic additives, we and other companies are defendants in a single, consolidated direct purchaser class action lawsuit filed in the United States District Court, Eastern District of Pennsylvania, by plaintiffs on behalf of themselves and a class consisting of all persons and entities who purchased plastic additives in the United States directly from any of the defendants or from any predecessors, parents, subsidiaries, or affiliates at any time during the period from January 1, 1990 through January 31, 2003.

   With respect to nitrile rubber, we, along with our subsidiary Uniroyal and other companies, are defendants in a single, consolidated direct purchaser class action lawsuit filed in the United States District Court, Western District of Pennsylvania, by plaintiffs on behalf of themselves and a class consisting of all persons and entities who purchased nitrile rubber from any of the defendants or from any predecessors, parents, subsidiaries, or affiliates at any time during the period from January 1, 1995 through June 30, 2003.

   With respect to urethanes and urethane chemicals, we, along with our subsidiary Uniroyal and other companies are defendants in twenty-two direct purchaser class action lawsuits filed in several jurisdictions, by plaintiffs on behalf of themselves and a class consisting of all persons and entities who purchased urethanes and urethane chemicals from any of the defendants or from any co-conspirators, predecessors, parents, subsidiaries, or affiliates at any time during varying periods with the earliest commencing on January 1, 1994.

   The complaints in these actions principally allege that the defendants conspired to fix, raise, maintain, or stabilize prices for rubber chemicals, EPDM, polychloroprene, plastic additives, nitrile rubber or urethanes, and urethane chemicals, as applicable, sold in the United States in violation of
Section 1 of the Sherman Act and that this caused injury to the plaintiffs who paid artificially inflated prices for such products as a result of such alleged anticompetitive activities. The plaintiffs seek, among other things, treble damages of unspecified amounts, costs (including attorneys' fees) and injunctive relief preventing further violations of the Sherman Act.

   U.S. State Antitrust Class Actions. With respect to rubber chemicals, we and certain of our subsidiaries along with other companies, are defendants in nine pending putative indirect purchaser class action lawsuits filed during the period from October 2002 through April 21, 2004 in state courts in nine states. The putative class in eight of the actions comprises all persons within each of the applicable states who purchased tires other than for resale that were manufactured using rubber processing chemicals sold by the defendants since 1994. The complaints principally allege that the defendants agreed to fix, raise, stabilize, and maintain the price of rubber processing chemicals used as part of the tire manufacturing process in violation of state antitrust and consumer protection laws and that this caused injury to individuals who paid more to purchase tires as a result of such alleged anticompetitive activities. The plaintiffs seek, among other things, treble damages of an unspecified amount, interest, and attorneys' fees and costs. The putative class in the remaining action comprises all persons within the Commonwealth of Massachusetts who purchased for non-commercial purposes any product containing rubber chemicals sold by the defendants from January 1, 1994 to December 31, 2001. The complaint principally alleges that the defendants agreed to fix, raise, stabilize, and maintain the price of rubber chemicals distributed or sold in Massachusetts and throughout the United
States and that the plaintiff and the alleged class were injured. The plaintiff seeks, among other things, double or treble damages of an unspecified amount, interest and attorneys' fees and costs. We and our defendant subsidiaries have filed motions to dismiss on substantive and personal jurisdictional grounds or answers with respect to each of these actions, with the exception of the Massachusetts action in which a responsive pleading has not yet been filed. Certain motions to dismiss remain pending and other motions to dismiss have been denied by the applicable court, which are being, or will be, appealed by us and our defendant subsidiaries.

   With respect to EPDM, we, along with our subsidiary Uniroyal and other companies, are defendants in five pending putative indirect purchaser class action lawsuits, filed during the period of October 31, 2003, through July 6, 2004. The putative class in these actions comprises all persons or entities in California, North Carolina, Florida, New York, or Iowa, respectively, who indirectly purchased EPDM at any time from at least January 1, 1994. These complaints principally allege that we conspired to fix, raise, stabilize, and maintain the price of EPDM and allocate markets and customers in the United States, including California, North Carolina, Florida, New York, or Iowa, respectively, in violation of the laws of those states and that this caused injury to purchasers who paid more to purchase indirectly EPDM as a result of such alleged anticompetitive activities. The plaintiffs seek, among other things, single or treble damages of an unspecified amount, costs (including attorneys' fees), and disgorgement of profits.

   With respect to plastic additives, we and other companies are defendants in a direct purchaser class action lawsuit, filed on April 8, 2003 in Ohio, by a plaintiff on behalf of itself and a class consisting of all individuals and entities that purchased plastic additives directly from the defendants in Ohio since 1999. We, our subsidiary Uniroyal and other companies are also defendants in a single indirect purchaser class action lawsuit, filed on May 11, 2004, in California. The putative class in this action comprises all persons in California who indirectly purchased plastic additives from the defendants during the period from January 1, 1990 through May 6, 2004. The complaints principally allege that the defendants and co-conspirators agreed to fix, raise, stabilize, and maintain the price of plastic additives in violation of the laws of Ohio and California, and that this caused injury to purchasers who paid more to purchase plastic additives as a result of such alleged anticompetitive activities. The plaintiffs seek, among other things, treble damages of an unspecified amount, costs (including attorneys' fees), and injunctive relief preventing the defendants from continuing the unlawful activities alleged in the complaint.

   With respect to nitrile rubber, we, along with our subsidiary Uniroyal and other companies are defendants in six indirect purchaser class action lawsuits, filed in March, April, and May 2004 in California. The putative class in these actions comprise all persons or entities in California who indirectly purchased nitrile rubber at various times from January 1, 1994. The complaints principally allege that we conspired to fix, raise, stabilize, and maintain the price of nitrile rubber and allocate markets and customers in the United States and California in violation of California's Cartwright Act and Unfair Competition Act and that this caused injury to purchasers who paid more to purchase, indirectly, nitrile rubber as a result of such alleged anticompetitive activities. The plaintiffs seek, among other things, treble damages of an unspecified amount, costs (including attorneys' fees), and disgorgement of profits.

   With respect to urethanes and urethane chemicals, we, along with our subsidiary Uniroyal and other companies are defendants in nine pending putative indirect purchaser class action lawsuits, eight filed in March, April, and May 2004 in California, and one filed in April 2004 in Tennessee. The putative class in the California actions comprises all persons or entities in California who indirectly purchased urethanes and urethane chemicals at any time during various periods with the earliest commencing on January 1, 1990. The putative class in the Tennessee action is all natural persons who indirectly purchased urethanes and urethane chemicals during the period from January 1, 1994 to April 2004. The complaints principally allege that we conspired to fix, raise, stabilize, and maintain the price of urethanes and urethane chemicals and allocate markets and customers in violation of the laws of California and Tennessee, and that this caused injury to purchasers who paid more to purchase, indirectly, urethanes and urethane chemicals as a result of such alleged anticompetitive activities. The plaintiffs seek, among other things, treble damages of an unspecified amount, costs (including attorneys' fees), and disgorgement of profits.

   Canadian Antitrust Actions. Two motions for authorization to commence a class action were filed in May 2004, in Superior Court in Quebec, Canada, one in the District of St. Francois and the other in the District of Montreal. We, along with our subsidiary, Crompton Co./Cie, and other companies are named as parties respondent in the motion filed in St. Francois. We, along with other companies, are named as parties respondent in the motion filed in Montreal. The motions were filed on behalf of persons and entities that purchased rubber chemicals directly or indirectly from the parties respondent during various periods commencing in July 1995.

   Federal Securities Class Actions. Between July and August 2003, plaintiffs filed two federal securities class action lawsuits in Connecticut against us and certain of our current and former officers and directors. The court consolidated these actions and appointed lead plaintiffs and lead counsel. On June 21, 2004, plaintiffs served a consolidated amended class action complaint.

   The consolidated amended class action complaint, which purports to be filed on behalf of a class consisting of all purchasers or acquirers of our stock between October 26, 1998 and October 8, 2002, principally alleges that we and certain of our current and former officers and directors caused our shares to trade at artificially inflated prices by issuing false and misleading statements that violated the federal securities laws by reporting inflated profits resulting from an alleged illegal, undisclosed price-fixing conspiracy. The putative class includes former Witco Corp. shareholders who acquired their securities in the Crompton-Witco merger pursuant to a registration statement that allegedly contained misstated financial results. The consolidated amended complaint asserts claims against us and certain of our current and former officers and directors under Section 11 of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder. Plaintiffs also assert claims for control person liability under Section 15 of the Securities Act of 1933 and
Section 20 of the Securities Exchange Act of 1934 against certain of our current and former officers and directors.

   The consolidated amended complaint also asserts claims for breach of fiduciary duty against certain of our current and former directors for actions they allegedly took as former Witco Corp. directors in connection with the Crompton-Witco merger.

   The plaintiffs seek, among other things, unspecified damages, interest, and attorneys' fees and costs.

   Shareholder Derivative Lawsuit. We and our board of directors are defendants in a shareholder derivative lawsuit filed on August 25, 2003 in Connecticut state court, nominally brought on our behalf. The complaint principally alleges that our directors breached their fiduciary duties by causing our shares to trade at artificially inflated levels through the issuance of false and misleading financial statements by inflating profits as a result of engaging in an illegal price-fixing conspiracy with respect to rubber chemicals. The plaintiffs contend that this wrongful conduct caused our financial results to be inflated, cost us our credibility in the marketplace and market share, and has and will continue to cost us millions of dollars in investigative and legal fees. The plaintiffs seek, among other things, punitive damages of an unspecified amount, prejudgment interest, and attorneys' fees and costs. On March 1, 2004, the state court stayed proceedings in the derivative action until September 20, 2004.

   The actions described above are in early procedural stages of litigation and, accordingly, we cannot predict their outcome. We will seek cost-effective resolutions to the various pending and threatened legal proceedings and governmental investigations regarding our operations; however, the resolution of any civil claims now pending or hereafter asserted against us or any of our subsidiaries could have a material adverse effect on our financial condition, results of operations and prospects. We have not recorded a charge for potential liabilities and expenses in connection with the civil claims, because we are not yet able to reasonably estimate a reserve for such potential costs.

   Other. We are routinely subject to other civil claims, litigation and arbitration, and regulatory investigations, arising in the ordinary course of our present business as well as in respect of our divested businesses. Some of these claims and litigations relate to product liability claims, including claims related to our current products and asbestos-related claims concerning premises and historic products of our corporate affiliates and predecessors. We believe that we have strong defenses to these claims. These claims have not had a material impact on us to date and we believe the likelihood that a future material adverse outcome will result from these claims is remote. However, we cannot be certain that an adverse outcome of one or more of these claims would not have a material adverse effect on our business or results of operations.

                                   MANAGEMENT


   The following table sets forth information regarding our directors, executive officers and key employees as of July 6, 2004.

NAME                                                               AGE      OFFICE AND POSITION
  ----                                                             ---      -------------------
Robert L. Wood..............................................       50       President, Chief Executive Officer
                                                                              and Chairman of the Board of
                                                                              Directors
Robert W. Ackley............................................       62       Executive Vice President
                                                                              Polymer Processing Equipment
Mary L. Gum (a).............................................       56       Executive Vice President
Alfred F. Ingulli...........................................       62       Executive Vice President
                                                                              Crop Protection
Myles S. Odaniell (a).......................................       45       Executive Vice President
                                                                              Specialty Chemicals
Peter Barna(b)..............................................       60       Senior Vice President
Karen R. Osar(b)............................................       55       Executive Vice President and
                                                                              Chief Financial Officer
John T. Ferguson II (c).....................................       57       Senior Vice President, Legal Affairs
Lynn A. Schefsky (c)........................................       56       Senior Vice President and
                                                                              General Counsel
Walter K. Ruck..............................................       61       Senior Vice President
                                                                              Europe, Africa and the
                                                                              Middle East
Syl W. Turicchi.............................................       59       Senior Vice President
                                                                              Operations
Gregory E. McDaniel.........................................       52       Senior Vice President
                                                                              Strategy & New Business
                                                                              Development
Robert A. Fox...............................................       66       Director
Roger L. Headrick...........................................       67       Co-Lead Director
Leo I. Higdon, Jr...........................................       57       Director
C.A. (Lance) Piccolo........................................       63       Co-Lead Director
Bruce F. Wesson.............................................       61       Director
Patricia K. Woolf...........................................       69       Director

--------------------
(a) On May 20, 2004, we announced that we were unifying the management of our specialty chemicals businesses under Myles S. Odaniell as Executive Vice President, Specialty Chemicals. Mary L. Gum, who previously served as Executive Vice President, Performance Chemicals and Elastomers, will remain with us to work on special projects until her retirement at the end of 2004.
(b) Karen R. Osar was named as Executive Vice President and Chief Financial Officer, effective July 1, 2004. Peter Barna will remain Senior Vice President until his retirement following consummation of the Refinancing.
(c) Effective July 6, 2004, Lynn Schefsky was appointed as Senior Vice President and General Counsel, and John T. Ferguson II was appointed as Senior Vice President, Legal Affairs.

   Robert L. Wood has been our President and Chief Executive Officer since January 12, 2004, and our Chairman of our Board of Directors since April 27, 2004. Previously, Mr. Wood served for 27 years with The Dow Chemical Company in a variety of executive capacities. From November 2000 to January 2004, Mr. Wood served as business group president for Thermosets and Dow Automotive, a $5.5 billion portfolio of businesses which included Polyurethanes, Propylene Oxide/Propylene Glycol, Polyurethanes Systems Houses, Epoxy Products and Intermediates, and Dow Automotive. Mr. Wood was a member of the corporate operating board, involved in overall strategy, planning and policy setting for the corporation.

Mr. Wood also serves as a director of the Jarden Corporation and is the immediate past Chairman of the Board of Big Brothers and Big Sisters of America.

   Robert W. Ackley has been our Executive Vice President, Polymer Processing Equipment since 1999. Mr. Ackley began his career with Crompton & Knowles Corporation's Davis-Standard unit in 1959. Mr. Ackley has held a number of increasingly responsible positions with Davis-Standard, eventually becoming president of Davis-Standard. Mr. Ackley is on the board of directors of the Society of Plastics Engineers and the ASME. Mr. Ackley is a member of the Society of Plastics Engineers, the International Wire Association, and the Plastic Pioneers Association. Additionally, Mr. Ackley is a board member of Lawrence and Memorial Hospital and is a member of the board of governors of the National Plastics Center and Museum in Leominster, Massachusetts.

   Mary L. Gum, Ph.D., has been an Executive Vice President since 2003. From 2003 to May 20, 2004, Dr. Gum was our Executive Vice President of the Performance Chemicals & Elastomers Division, which includes our EPDM and rubber additives businesses. During that time, Dr. Gum oversaw our Urethanes Group, was responsible for a urethanes joint venture in Europe known as Baxenden Chemicals Limited, and headed our Refined Products business. Dr. Gum was an assistant professor of chemistry at Virginia Polytechnic Institute, and has more than two decades of experience in professional chemistry experience. Dr. Gum began her business career at Union Carbide Corporation, focusing on applications research, and became product manager for the organosilicones OSi Group. Dr. Gum was named vice president of specialty fluids of OSi Specialties when it separated from Union Carbide in 1993. OSi was subsequently acquired by Witco Corporation, which was acquired by Crompton Corporation in 1999. OSi later was sold to GE.

   Alfred F. Ingulli has been our Executive Vice President of Crop Protection since 1999, and also has responsibility for the Latin America region. Mr. Ingulli has had assignments in manufacturing, research, engineering, marketing, business management and strategic planning, and has served as business director for units in the chemicals, polymers and specialties businesses over the past 41 years. Mr. Ingulli began his career at Uniroyal Chemical Company in 1963.

   Myles S. Odaniell has been our Executive Vice President of the Plastics and Petroleum Additives business group since 2003, including the Vinyl Additives, Olefins and Styrenics, and Petroleum Additives global business units, and our Executive Vice President of Specialty Chemicals since May 20, 2004. Prior to joining us in June 2003, Mr. Odaniell spent more than 20 years at Cytec Industries Inc./American Cyanamid Company, where he served most recently as president - Coating and Performance Chemicals and president - Cytec Latin America. In addition to operating responsibilities, Mr. Odaniell had corporate responsibility for leading Six Sigma in Cytec's billion-dollar Chemical business and served on the board of directors of Cyro Industries, a joint venture company with Degussa Huls. In addition, Mr. Odaniell spent two years in The Netherlands for Cytec as vice president and general manager of Surfactants & Specialty Monomers.

   Peter Barna has been our Senior Vice President since 1999. Mr. Barna was also our Chief Financial Officer from 1999 until July 1, 2004. Mr. Barna has been responsible for managing the corporate controllership and treasury functions, as well as auditing and investor relations. Previous to Crompton & Knowles' merger with Witco Corporation, Mr. Barna had been Vice President - Finance and Chief Financial Officer of Crompton & Knowles Corporation. Mr. Barna began his career with Crompton & Knowles in 1974 as corporate accounting manager. From 1974 to 1980, Mr. Barna served as Assistant Corporate Controller
- Financial Accounting. In 1980, Mr. Barna was promoted to Treasurer and in 1986 became Treasurer and Principal Accounting Officer. In 1996, Mr. Barna was promoted to Vice President - Finance, and in 1999, was named Chief Financial Officer.

   Karen R. Osar has been our Executive Vice President and Chief Financial Officer since July 1, 2004. Ms. Osar joined us in May 2004 after serving as senior vice president and chief financial officer of MeadWestvaco Corporation, where she was instrumental in the execution of the $8 billion merger of Mead Corporation and Westvaco and in implementing new financial control procedures required to comply with the Sarbanes-Oxley Act. Before the merger, Ms. Osar served as senior vice president and chief financial officer of Westvaco Corporation, a paper and specialty chemicals company, where she directed acquisitions and the addition of a complementary plastics-based packaging product platform. Ms. Osar's experience in financial management also includes serving as vice president and treasurer of Tenneco Inc., where she led financing for the successful sale or spin offs of several new public companies. Ms. Osar spent the first 19 years of her career at J.P. Morgan and Company, serving most recently as managing director, Investment Banking Group. She is a director of Allergan Inc., BNY Hamilton Funds and Encore Medical Corporation.

   John T. Ferguson II has been our Senior Vice President, Legal Affairs since July 6, 2004. From 1999 until July 2004, Mr. Ferguson served as our Senior Vice President and General Counsel. Mr. Ferguson joined us as chief legal officer and secretary in 1988. Mr. Ferguson previously held senior legal positions in the forest products industry and was engaged in a private law practice in Pittsburgh, Pennsylvania and Washington, D.C. Mr. Ferguson currently manages legal services and government affairs for Crompton worldwide.

   Lynn A. Schefsky has been our Senior Vice President and General Counsel since July 6, 2004. Prior to his current position, Mr. Schefsky was with The Dow Chemical Company ("Dow"), where he held a number of increasingly responsible positions over the past 19 years, most recently as managing global counsel for Global Thermosets and automotive business law. Mr. Schefsky managed the legal departments at various Dow locations, including the second-largest manufacturing facility in the world in Freeport, Texas. Mr. Schefsky has extensive experience in environmental, human resources, insurance and contracting matters. Before joining Dow, Mr. Schefsky practiced law with Wilson & Beale of Midland, Michigan and had his own legal practice.

   Walter K. Ruck has been our Senior Vice President of our Europe, Africa and Middle East Region since 2003. Prior to his current position, Mr. Ruck served as our senior vice president of Operations from 1999 to 2003. Mr. Ruck joined Uniroyal Inc. in 1979 as manager of Construction in the Chemical Division Engineering Department. Mr. Ruck transferred in 1985 to Uniroyal Ltd. in Ontario, Canada, as manager of Manufacturing. In 1988, Mr. Ruck was promoted to managing director/general manager of Uniroyal Chemical Ltd. In November 1994, Mr. Ruck was appointed to the position of regional vice president, Americas, responsible for sales and operations in Canada, Mexico, and Central and South America.

   Syl W. Turicchi has been our Senior Vice President of Operations since 2003. Mr. Turicchi is responsible for capital program management, facilities operations, purchasing, distribution, engineering, environmental health and safety (EHS) affairs, and the Six Sigma program. Mr. Turicchi joined us in January 2001 as Vice President - Operations for the OSi business (sold July
2003), where he was responsible for worldwide operations, supply chain, engineering and EHS activities. Prior to joining us, Mr. Turicchi served for a year as senior manager of the Center for Chemical Process Safety, a directorate of the American Institute of Chemical Engineers. Mr. Turicchi's career includes 32 years at Union Carbide, where he held several senior management positions, mostly in manufacturing and distribution operations. Included are positions as Senior General Manager, Plants of the Optimal Group of Companies, a joint venture between Union Carbide and Petronas, Director of Infrastructure and Distribution Operations, and Vice President of Operations of the Specialty Chemicals Division.

   Gregory E. McDaniel has been our Senior Vice President of Strategy & New Business Development since May 2004. Mr. McDaniel joined us after holding various management positions over 28 years with The Dow Chemical Company. His last position with Dow was as vice president and director of new business development and mergers and acquisitions within Dow's Polyurethane and Thermosets Group. Mr. McDaniel had responsibility for aligning new business growth with the overall portfolio strategy, and also was chairman of Dow Bio-Products Ltd., a wholly owned subsidiary of Dow Canada. Mr. McDaniel's other experience includes leading several of Dow's global agricultural joint ventures and serving as global business and marketing manager of Phenoxy Herbicides. In addition, Mr. McDaniel has held other high-level marketing, sales and communications positions.

   Robert A. Fox has been a director with us, or a predecessor company, since 1990. Mr. Fox is the Managing General Partner of Fox Investments L.P., a private investment management company, Reno, NV, and Chairman of AgriCapital Advisors, an advisory board to AgriCapital Corporation, a New York, NY-based firm providing banking, financing and consulting services to the agriculture industry. Mr. Fox is former President and Chief Executive Officer of Foster Farms, a privately held, integrated poultry company, Livingston, CA. Mr. Fox also serves as a director of the American Balanced Fund, Fundamental Investors, the Growth Fund of America, Inc., the Income Fund of America, Inc., the New Perspective Fund and the New World Fund, Inc. Mr. Fox also serves as a trustee of the Euro-Pacific Growth Fund.

   Roger L. Headrick has been a director with us, or a predecessor company, since 1988. Mr. Headrick is a co-lead director. Mr. Headrick is the Managing General Partner of HMCH Ventures, a private investment company, Wayzata, MN; the President and Chief Executive Officer of ProtaTek International, Inc., a biotechnical animal vaccine company, St. Paul, MN and Chairman of New Biotics, Inc., a cancer research and development company, San Diego, CA. Mr. Headrick is the former President and Chief Executive Officer of the Minnesota Vikings Football Club, Inc., Eden Prairie, MN. Mr. Headrick also serves as a director of Caremark Rx, Inc.

   Leo I. Higdon, Jr. has been a director with us, or a predecessor company, since 1993. Mr. Higdon is the President of the College of Charleston, Charleston, SC. Mr. Higdon is the former President of Babson College, Babson Park, MA, and former Dean of the Darden Graduate School of Business Administration of the University of Virginia, Charlottesville, VA. Mr. Higdon is also a former Vice Chairman and member of the Executive Committee of Salomon Brothers, an investment banking firm, New York, NY. Mr. Higdon also serves as a director of Newmont Mining Corporation and Eaton Vance Corp.

   C. A. (Lance) Piccolo has been a director with us, or a predecessor company, since 1988. Mr. Piccolo is a co-lead director. Mr. Piccolo is President and Chief Executive Officer of HealthPic Consultants, Inc., a strategic health-care consulting firm, Lincolnshire, IL. Prior to the merger of Caremark International Inc. and MedPartners/Mullikin, Inc., Mr. Piccolo was the
Chairman and Chief Executive Officer of Caremark International Inc., a provider of alternate-site health-care services, North Brook, IL. Mr. Piccolo is former Executive Vice President of Baxter International Inc., a supplier of health-care products, Deerfield, IL. Mr. Piccolo also serves as a director and Vice Chairman of the Board of Caremark Rx, Inc. and as a director of Novamed Eyecare, Inc.

   Bruce F. Wesson has been a director with us, or a predecessor company, since 1980. Mr. Wesson is President of Galen Associates, a health care venture firm, New York, NY and a General Partner of Galen Partners, L.P., New York, NY.
Prior to January 1991, Mr. Wesson was Senior Vice President and Managing Director of Smith Barney, Harris Upham & Co. Incorporated, an investment banking firm, New York, NY. Mr. Wesson also serves as Chairman of the Board of QMED and as a director of Halsey Drug Co., Inc. and Encore Medical Corp.

   Patricia K. Woolf, Ph.D. has been a director with us, or a predecessor company, since 1994. Dr. Woolf is a private investor, and Lecturer in the Department of Molecular Biology, Princeton University, Princeton, NJ. Dr. Woolf also serves as a director of the American Balanced Fund, Fundament Investors, the Growth Fund of America, Inc., the Income Fund of

America, Inc., Smallcap World Fund, Inc., First Energy Corporation and the National Life Holding Co. Dr. Woolf also serves as a trustee of the New Economy Fund.

BOARD COMMITTEES

   Our Board of Directors has established four committees to assist it in the discharge of its responsibilities. Committee membership is limited to directors who are not our employees.

   Our Board of Directors has determined that Messrs. Fox, Headrick, Higdon, Jr., Piccolo, Wesson and Dr. Woolf are independent directors and that no independent director of the Board has a material relationship with us. We have made this determination pursuant to applicable New York Stock Exchange ("NYSE") listing standards. The Board has received a certification from each independent director that neither he or she, nor any member of his or her immediate family, has a relationship with us, either directly or as a partner, stockholder, or officer of an organization that has a relationship with us.


                              COMMITTEE MEMBERSHIP




                                                                                                       ORGANIZATION,      SAFETY,
NAME                                                                                      FINANCE       COMPENSATION     HEALTH AND
  ----                                                                         AUDIT    AND PENSION    AND GOVERNANCE   ENVIRONMENT
                                                                               -----    -----------    --------------   -----------
Robert A. Fox ..............................................................      x                                          x
Roger L. Headrick ..........................................................                 x               *
Leo I. Higdon, Jr. .........................................................                 *               x
C.A. (Lance) Piccolo .......................................................      x                          x
Bruce F. Wesson ............................................................      *                                          x
Patricia K. Woolf ..........................................................      x                                          *
No. of Mtgs. in 2003 .......................................................     12          2               5               2

* Chairman of the Committee

   The Audit Committee meets periodically with our management to review our major financial risk exposure and with the independent auditor to review the scope of the annual audit and the policies relating to internal auditing procedures and controls, provides general oversight with respect to the adequacy and effectiveness of our internal audit function and business process controls and to the accounting principles employed in our financial reporting, and reviews our quarterly reports on Form 10-Q and annual report on Form 10-K prior to their filing. The Audit Committee also selects the independent auditor after discussion with the board, evaluates the auditor's qualifications, independence, and performance, has responsibility for approving all audit and non-audit services provided by the independent auditor, considers the possible effect of providing such non-audit services on the auditor's independence, and reviews the range of fees of the auditor for both audit and non-audit services. The Audit Committee also reviews earnings press releases and financial information and earnings guidance provided to rating agencies, establishes procedures for handling complaints about accounting and auditing matters, and periodically reviews our Code of Business Conduct and Ethics.

   The Board of Directors has determined that Mr. Bruce F. Wesson, the Chairman of the Audit Committee, meets the requirements of "audit committee financial expert" and that Mr. Wesson is "independent" under applicable NYSE and SEC rules.

   The Organization, Compensation and Governance Committee is responsible for the administration of our compensation plans, including approval of the level of compensation for senior executive officers named in the proxy statement and adoption of bonus and deferred compensation plans and arrangements for executive officers. The Committee reviews and approves the corporate goals and objectives relevant to the Chief Executive Officer's compensation and sets his compensation based on this evaluation. The Committee also makes recommendations with respect to the organization, size, and composition of the Board, identifies suitable candidates for Board membership and reviews their qualifications, proposes a slate of directors for election by the stockholders at each annual meeting, and assists the Board in providing for orderly succession in our top management. The Committee makes an annual assessment of the performance of the Board and reviews its Corporate Governance Principles.

   The Finance and Pension Committee has the authority, which it may exercise when the Board is not in session, to approve certain debt financings and reviews and makes recommendations to the Board regarding the issuance or reacquisition of securities, major debt financings, capital expenditures, acquisitions, divestitures and other expenditures, dividend policy, management of pension assets, and risk management policy and strategy.

   The Safety, Health and Environment Committee provides guidance to and oversight of management with respect to safety, health and environmental matters, including review of our safety, health, and environmental performance, policies, standards, procedures, management systems and strategic plans. The Committee also recommends actions and policies that will enable us to achieve a high level of safety, health, and environmental performance compared with our peers in the chemical industry and to maintain good relations with our neighbors.

COMPENSATION OF DIRECTORS

   Members of our Board of Directors who are not our employees receive the following for their services:

   o an annual retainer of $35,000 (committee chairmen receive an additional retainer of $5,000, except for the Audit Committee Chairman, who receives an additional retainer of $15,000); and

   o an annual fee of $12,000 for Board and committee meeting service (Audit Committee members receive an additional fee of $4,000).

   Directors are reimbursed for expenses incurred in attending meetings. In addition, we provide accidental death and travel insurance coverage for each non-employee director.

   Each year, non-employee directors may elect to defer all or any portion of their retainers and fees in the form of shares of our common stock pursuant to the Directors Deferred Compensation Plan. Directors may also choose to receive all or a one-half portion of their annual retainer fee in non-qualified stock options of our common stock on the basis of $3.00 of underlying stock for each $1.00 of foregone cash, provided that the number of stock options issued to a director pursuant to this program and/or under the Crompton Corporation 1998 Long-Term Incentive Plan (the "1998 Plan") during each year shall not exceed an aggregate of stock options to purchase in excess of 20,000 shares of our common stock.

   The 1998 Plan provides for the issuance to non-employee directors on the date of the first meeting of the Board in the fourth quarter of each year of an option to purchase up to 20,000 shares of our common stock. The exercise price of the options may not be less than the fair market value of our common stock on the grant date. The options to be granted under the 1998 Plan are non-qualified options not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, and may not be exercisable more than 10 years and one month after the date of grant. In 2003, the non-employee directors waived their right to receive their options. Directors who are our employees receive no additional compensation for services on our Board of Directors.

EXECUTIVE OFFICER COMPENSATION

   The following table sets forth information concerning compensation paid or to be paid to our Chief Executive Officer and each of our four most highly compensated executive officers, other than the current Chief Executive Officer, for services to us in all capacities during 2003, 2002 and 2001 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE



                                                                                                                   LONG-TERM
                                                                                                                 COMPENSATION
                                                                                                                    AWARDS
                                                                                                            -----------------------
                                                                              ANNUAL COMPENSATION
                                                                       ---------------------------------    RESTRICTED
                                                                                                OTHER         STOCK      SECURITIES
NAME AND                                                               SALARY     BONUS     COMPENSATION      AWARDS     UNDERLYING
PRINCIPAL POSITION
  ------------------                                           YEAR      ($)       ($)         ($)(A)          ($)         OPTIONS
                                                               ----    -------   -------    ------------    ----------   ----------
Vincent A. Calarco .........................................   2003    890,000   225,000        94,097          --         390,000(c
 Chairman of the Board,                                        2002    887,917        --       116,642          --         225,000
 President and CEO (d)                                         2001    861,667        --       116,959          --         350,000
Alfred F. Ingulli ..........................................   2003    390,000   256,000        73,366          --         120,000(c
 Executive Vice President,                                     2002    387,500        --        45,974          --          45,000
 Crop Protection                                               2001    371,667   170,000        70,304          --          60,000
Robert W. Ackley ...........................................   2003    320,040   281,000        44,871          --         120,000(c
 Executive Vice President,                                     2002    319,203        --        42,206          --          40,000
 Polymer Processing Equipment                                  2001    308,752        --        45,029          --          60,000
Peter Barna (e) ............................................   2003    360,000    56,000        58,065          --         135,000(c
 Senior Vice President and                                     2002    352,500        --        51,613          --          50,000
 Chief Financial Officer                                       2001    337,500        --        57,583          --          60,000
John T. Ferguson II (f) ....................................   2003    335,040    54,500        12,620          --         120,000(d
 Senior Vice President                                         2002    330,027        --        44,880          --          50,000
 and General Counsel                                           2001    314,997        --        45,952          --          60,000

(a) Includes the following amounts paid during 2003 under our Supplemental Medical and Dental Reimbursement Plans (the "SMD"), The Uniroyal Age Supplement (the "AS"), the Uniroyal Chemical split-dollar life insurance plan (the "SDP"), the Uniroyal Excess Cap Program (the "ECAP"), or as employer contributions under our Employee Stock Ownership Plan (the "ESOP") and Crompton Employee Savings Plan (the "CESP") (with that portion of the ESOP and CESP contributions in excess of the Section 401(k) and Section 415 limitations having been paid into our Benefit Equalization Plan): Mr. Calarco, $14,320 (SMD), $40,050 (CESP); Mr. Ingulli, $8,580 (AS), $20,021
    (SDP), $11,957 (ECAP), $7,400 (ESOP), $9,000 (CESP); Mr. Ackley, $2,732
    (SMD), $12,403 (ESOP), $14,402 (CESP); Mr. Barna, $4,729 (SMD), $14,400
    (ESOP), $16,200 (CESP); Mr. Ferguson, $4,156 (SMD).
(b) Total restricted stock outstanding for the persons shown in the table at the end of fiscal year 2003: Vincent A. Calarco, 441,245 shares valued at $3,128,427, of which 297,245 shares valued at $2,107,467 are forfeitable; Alfred F. Ingulli, 35,500 shares valued at $251,695, all of which shares are forfeitable; Robert W. Ackley, 80,871 shares valued at $573,375, of which 53,871 shares valued at $381,945 are forfeitable; Peter Barna, 86,611 shares valued at $614,072, of which 65,611 shares valued at $465,182 are forfeitable; and John T. Ferguson II, 53,711 shares valued at $380,811, all of which shares are forfeitable.
(c) Under the terms and conditions of our 1998 Plan for the period 2003-2005, stock options were granted on January 20, 2003, one-third of which will vest each successive year following the grant date.
(d) Mr. Calarco served as our President, Chairman and Chief Executive Officer from 1999 to 2004. Mr. Wood replaced Mr. Calarco as President and Chief Executive Officer on January 12, 2004 and as Chairman on April 27, 2004. Mr. Calarco retired on June 30, 2004.
(e) Karen R. Osar was named as Executive Vice President and Chief Financial Officer, effective July 1, 2004. Mr. Barna will remain as Senior Vice President until his retirement following consummation of the Refinancing.
(f) Effective July 6, 2004, Lynn Schefsky was appointed Senior Vice President and General Counsel, and John T. Ferguson II was appointed Senior Vice President, Legal Affairs.

OPTION GRANTS IN 2003

   The following table sets forth certain information regarding options granted during 2003 to the Named Executive Officers.


                                                                                                              POTENTIAL REALIZABLE
                                                                                                                VALUE AT ASSUMED
                                                     NUMBER (#)      PERCENT OF                               ANNUAL RATES OF STOCK
                                                   OF SECURITIES    TOTAL OPTIONS                              PRICE APPRECIATION
                                                     UNDERLYING      GRANTED TO     EXERCISE                           FOR
                                                      OPTIONS       EMPLOYEES IN      PRICE     EXPIRATION         OPTION TERM
                       NAME                         GRANTED (A)      FISCAL YEAR     ($/SH)        DATE         5%($)       10%($)
                       ----                        -------------    -------------   --------    ----------    ---------   ---------
                                                                        INDIVIDUAL GRANTS
Vincent A. Calarco .............................    358,654 (b)         16.54%        6.38       2/20/2013    1,439,045   3,646,821
                                                     31,346 (c)          1.45%        6.38       1/21/2013      125,771     318,729
Alfred F. Ingulli ..............................     43,654 (b)          2.01%        6.38       2/20/2013      175,155     443,877
                                                     31,346 (c)          1.45%        6.38       1/21/2013      125,771     318,729
                                                     45,000 (d)          2.08%        5.85      11/19/2013      165,557     419,553
Robert W. Ackley ...............................     43,654 (b)          2.01%        6.38       2/20/2013      175,155     443,877
                                                     31,346 (c)          1.45%        6.38       1/21/2013      125,771     318,729
                                                     45,000 (d)          2.08%        5.85      11/19/2013      165,557     419,553
Peter Barna ....................................     58,654 (b)          2.70%        6.38       2/20/2013      235,340     596,398
                                                     31,346 (c)          1.45%        6.38       1/21/2013      125,771     318,729
                                                     45,000 (d)          2.08%        5.85      11/19/2013      165,557     419,553
John T. Ferguson II ............................     43,654 (b)          2.01%        6.38       2/20/2013      175,155     443,877
                                                     31,346 (c)          1.45%        6.38       1/21/2013      125,771     318,729
                                                     45,000 (d)          2.08%        5.85      11/19/2013      165,557     419,553

(a) An option entitles the holder to purchase one share of our common stock at a purchase price equal to the fair market value of our common stock on the date of grant of all of the options shown in the table. All options are subject to expiration prior to the dates shown in the table in case of death of the option holder or termination of employment. The purchase price for stock on the exercise of options may be paid in cash or in shares of our common stock already owned by the option holder, or by a combination thereof. In the event of a change in control of us, all of the options shown in the table will immediately become exercisable.
(b) Non-qualified options. Vest on 1/21/2004, 1/21/2005 and 1/21/2006.
(c) Incentive Stock options. Vest on 1/21/2005 and 1/21/2006.
(d) Non-qualified options. Vest on 10/20/2004 and 10/20/2005.

OPTION EXERCISES AND YEAR-END VALUE TABLE

   The following table summarizes the value at December 31, 2003 of all shares subject to options granted to the Named Executive Officers. No options were exercised in 2003.


                                                                                                         VALUE OF UNEXERCISED IN-
                                                                          NUMBER (#) OF SECURITIES                 THE-
                                                                           UNDERLYING UNEXERCISED       MONEY OPTIONS AT FY-END ($)
                                             SHARES                         OPTIONS AT FY-END (#)           12/31/03--FMV $7.09
                                           ACQUIRED ON       VALUE       ---------------------------    ---------------------------
                  NAME                    EXERCISE (#)    REALIZED($)   UNEXERCISABLE    EXERCISABLE    EXERCISABLE   UNEXERCISABLE
                  ----                    ------------    -----------   -------------    -----------    -----------   -------------
Vincent A. Calarco ....................         0              0          2,815,500        502,500           0           276,900
Alfred F. Ingulli .....................         0              0            475,849        142,500           0           109,050
Robert W. Ackley ......................         0              0            491,500        140,000           0           109,050
Peter Barna ...........................         0              0            560,105        160,000           0           119,700
John T. Ferguson II ...................         0              0            563,000        145,000           0           109,050


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Messrs. Higdon, Jr. and Piccolo served as members and Mr. Headrick served as Chairman of the Organization, Compensation and Governance Committee during the last completed fiscal year. No member of the Organization, Compensation and Governance Committee is a current or former officer or employee of ours or any of our subsidiaries.

STOCK INCENTIVE PLANS

   The 1988 Long-Term Incentive Plan ("1988 Plan"), as amended, authorized our Board of Directors ("Board") to grant stock options, stock appreciation rights, restricted stock, and long-term performance awards covering up to 10 million shares to the officers and other key employees of C&K over a period of ten years through October 1998. Non-qualified and incentive stock options were granted under the 1988 plan at prices not less than 100% of the fair market value of the underlying common shares on the date of the grant. All outstanding options will expire not more than ten years and one month from the date of grant.

   The 1993 Stock Option Plan for Non-Employee Directors, as amended in 1996, authorized 200,000 options to be granted to non-employee directors. The options vest over a two-year period and are exercisable over a ten-year period from the date of grant, at a price equal to the fair market value of the underlying common shares on the date of grant.

   The 1998 Long-Term Incentive Plan ("1998 Plan") was approved by the shareholders of C&K in 1999. This plan authorizes the Board to grant stock options, stock appreciation rights, restricted stock and long-term performance awards to eligible employees and non-qualified stock options to non-employee directors over a ten-year period. During 2003, 2002, and 2001, non-qualified and incentive stock options were granted under the 1998 Plan at prices not less than 100% of the fair market value of the underlying common shares on the date of grant. All outstanding options will expire not more than ten years and one month from the date of grant. The 1998 Plan authorizes us to grant shares and options for shares of common stock equal to the sum of (i) the shares available for award under the 1988 Plan and the 1993 Stock Option Plan For Non-Employee Directors as of October 18, 1998, and (ii) the shares awarded under prior plans of C&K which were forfeited, expired, lapsed, not earned, or tendered to pay the exercise price of options or withholding taxes. In 1999, the number of common shares reserved for issuance under the 1998 plan was increased by 2.8 million shares and, pursuant to the Merger, increased by an additional 5.0 million shares. Under the terms of the Merger, the shareholders also approved the conversion of all outstanding Witco options into options to purchase our common stock. These 4.7 million converted options expired 30 days after the Merger and became available for grant under the 1998 Plan.

   In October 2001, the Board approved the 2001 Employee Stock Option Plan ("2001 Plan"). The 2001 Plan authorizes the Board to grant up to 1 million non-qualified stock options to key non-officer employees. Options under the 2001 plan will be granted at prices not less than 100% of the fair market value of the underlying common shares on the date of grant and will expire not more than 10 years and one month from the date of grant.

   In October 1999, we granted long-term incentive awards in the amount of 2,175,000 shares of restricted stock from the 1998 Plan. In connection with the Merger, vesting requirements relating to 300,000 shares of restricted stock were waived. The remaining 1,875,000 shares were earned as of December 31, 2000 based upon the achievement of certain financial criteria and vested over a three-year period, which ended on January 1, 2003. Compensation expense relating to these shares was accrued over a three-year period.

   In January 2000, we granted long-term incentive awards under the 1998 Plan for a maximum of 2,707,250 shares to be earned at the end of 2002 if certain financial criteria were met. In January 2001, the January 2000 awards were cancelled and awards were granted for a maximum of 2,343,367 shares to be earned if certain vesting and financial criteria were met at the end of 2002. In January 2002, we granted long-term incentive awards under the 1998 Plan for a maximum of 1,052,000 shares to be earned at the end of 2004 if certain financial criteria are met for 2002 through 2004. In conjunction with this award, the remaining outstanding performance-based portion of the awards (1,655,000 shares) granted in January 2001 were cancelled. In accordance with the terms of the January 2002 grant, the maximum number of shares to be earned under this award has been reduced to 381,000.

   In January 2003, the Board approved the grant of options covering 1,270,458 shares at the fair market value of the underlying common stock at the date of grant. In October 2003, the Board approved the grant of options covering 898,000 shares at the fair market value of the underlying common stock at the date of grant. These options will vest over a three-year period.

   In January 2004, the Board granted long-term incentive awards in the amount of 430,000 shares of restricted stock, which will vest over a three-year period. In addition, in connection with the employment of Robert Wood, our new President and Chief Executive Officer in January 2004, the Board approved an employment contract authorizing the grant of options covering 500,000 shares, at the fair market value of the underlying common stock at the date of grant, and the grant of a long-term incentive award for 200,000 shares of restricted stock. The options will vest ratably over a two-year period and the restricted stock will vest ratably over a three-year period.

   As permitted under FASB Statement No. 123 and FASB Statement No. 148, we elected to continue our historical method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense has not been recognized for stock-based compensation plans other than restricted stock awards under our long-term incentive programs.

   The following table summarizes the effect on net earnings (loss) and earnings (loss) per common share if we had applied the fair value recognition provisions of FASB Statement
No. 123 to all stock-based employee compensation awards, the estimated fair value of options granted using the Black-Scholes model and the assumptions utilized in the model:


                                                                                                          2003     2002       2001
                                                                                                         -----    -------   -------
                                                                                                         ($ IN MILLIONS, EXCEPT PER
                                                                                                                 SHARE DATA)
Net earnings (loss), as reported.....................................................................    $19.0    $(283.5)  $(123.9)
Pro forma net earnings (loss)........................................................................    $14.8    $(289.4)  $(133.2)
Earnings (loss) per share:
 Basic and diluted - as reported.....................................................................    $0.17    $ (2.50)  $ (1.10)
 Basic and diluted - pro forma.......................................................................    $0.13    $ (2.55)  $ (1.18)
Average fair value of options granted................................................................    $2.67    $  3.08   $  3.97
Assumptions:
 Dividend yield......................................................................................      2.6%       2.5%      2.0%
 Expected volatility.................................................................................     49.0%      48.0%     52.0%
 Risk-free interest rate.............................................................................      4.0%       3.5%      5.0%
 Expected life (in years)............................................................................        8          8         8


   Changes during 2003, 2002 and 2001 in shares under option are summarized as follows:


                                                                                                   PRICE PER SHARE
                                                                                                 ---------------------
                                                                                                   RANGE       AVERAGE     SHARES
                                                                                                -----------    -------   ----------
Outstanding at 12/31/00.....................................................................    $3.13-26.41    $11.98    11,771,322
Granted.....................................................................................     7.92-10.81      7.93     1,760,866
Exercised...................................................................................      3.13-8.34      5.20      (111,759)
Lapsed......................................................................................     8.16-26.41     15.75      (346,142)
                                                                                                -----------    ------    ----------
Outstanding at 12/31/01.....................................................................     5.22-26.41     11.39    13,074,287
Granted.....................................................................................           7.25      7.25     1,272,430
Exercised...................................................................................      5.22-8.34      7.59      (436,149)
Lapsed......................................................................................     7.92-26.41     16.95      (771,165)
                                                                                                -----------    ------    ----------
Outstanding at 12/31/02.....................................................................     5.22-26.41     10.79    13,139,403
Granted.....................................................................................      5.85-6.38      6.16     2,168,458
Exercised...................................................................................           5.22      5.22        (8,525)
Lapsed......................................................................................     5.22-26.41     10.77    (1,511,244)
                                                                                                -----------    ------    ----------
Outstanding at 12/31/03.....................................................................    $5.85-26.41    $10.07    13,788,092
                                                                                                ===========    ======    ==========
Exercisable at 12/31/01.....................................................................    $5.22-26.41    $12.78     9,073,974
Exercisable at 12/31/02.....................................................................    $5.22-26.41    $11.52    10,699,627
Exercisable at 12/31/03.....................................................................    $7.25-26.41    $11.04    10,847,565


   Shares available for grant at year-end 2003 and 2002 were 6,876,664 and 6,148,135, respectively.

   The following table summarizes information concerning currently outstanding and exercisable options:


                                                                                    WEIGHTED
                                                                      NUMBER        AVERAGE      WEIGHTED      NUMBER      WEIGHTED
                            RANGE OF                                OUTSTANDING    REMAINING      AVERAGE    EXERCISABLE    AVERAGE
                            EXERCISE                                 AT END OF    CONTRACTUAL    EXERCISE     AT END OF    EXERCISE
                             PRICES                                    2003           LIFE         PRICE        2003         PRICE
----------------------------------------------------------------    -----------   -----------    --------    -----------   --------
                          $ 5.85- 7.92                               4,866,589        8.6         $ 6.99      1,927,729     $ 7.74
                          $ 8.16- 8.35                               5,031,485        5.7           8.27      5,031,485       8.27
                          $10.81-14.35                               1,313,345        3.7          14.04      1,311,678      14.05
                          $14.50-26.41                               2,576,673        2.7          17.37      2,576,673      17.37
                                                                    ----------        ---         ------     ----------     ------
                                                                    13,788,092        6.0         $10.07     10,847,565     $11.04
                                                                    ==========        ===         ======     ==========     ======

   We have an Employee Stock Ownership Plan that is offered to our eligible employees and to eligible employees of certain of our subsidiaries. We make contributions equivalent to a stated percentage of employee contributions. Our contributions were $2.5 million in 2003, $2.8 million in 2002 and $3.6 million in 2001.

   Effective June 1, 2001, we established an Employee Stock Purchase Plan. This plan permits eligible employees to annually elect to have up to 10% of their compensation withheld for the purchase of shares of our common stock at 85% of the average of the high and low sale prices on the date of purchase, up to a maximum of $25,000. As of December 31, 2003, 1,577,237 shares of common stock are available for future issuance under this plan.

RETIREMENT PLANS

   Each of the Named Executive Officers is covered by a supplemental retirement agreement with us.

   Supplemental Retirement Agreement with Vincent A. Calarco. In the case of Mr. Calarco, the executive's total annual benefit payable under the supplemental retirement agreement to the executive for life will be 60% of the average total compensation (including salary and bonus) paid to the executive during the highest five years of the last ten years prior to the executive's normal retirement age. Mr. Calarco retired on June 30, 2004, and the supplemental retirement agreement then became effective.

   Supplemental Retirement Agreement with Alfred F. Ingulli. In the case of Mr. Ingulli, the executive's retirement benefit under the supplemental agreement supplements the benefit paid to the executive under a Uniroyal defined benefit pension plan so that the total annual benefit payable to the executive will be 55% of the average total compensation (including salary and bonus) paid to the executive during the highest five years of the last ten years prior to the executive's retirement or, at his election, Mr. Ingulli may receive a lump sum payment earned under a previous supplemental retirement agreement with Uniroyal.

   Supplemental Retirement Agreements with Robert W. Ackley and Peter Barna. In the case of Messrs. Ackley and Barna, the executives' retirement benefits under the supplemental agreement supplements the amount paid to the executives under a retirement plan that was terminated in 1982 so that the aggregate benefit paid to the executives annually will equal 50% of the average total compensation (including salary and bonus) paid to the executives during their highest five years of the last ten years prior to their normal retirement age. Mr. Barna has announced that he will retire following completion of the Refinancing, at which time his supplemental retirement agreement will become effective.

   Supplemental Retirement Agreement with John T. Ferguson II. In the case of Mr. Ferguson, the executive's total annual benefit payable under the supplemental retirement agreement to the executive for life will be 50% of the average total compensation (including salary and bonus) paid to the executive during the highest five years of the last ten years prior to the executive's normal retirement age.

   Provisions for Payments under the Supplemental Retirement Agreements. A supplemental benefit in a reduced amount may be payable in the event of termination of employment prior to normal retirement age. At any time after the date on which benefit payments commence, the executive may elect to receive a single lump sum equal to 90% of the actuarial equivalent of the benefit otherwise payable to the executive or an unreduced lump sum if the executive elects at least six months prior to the supplemental benefit commencement date and during a calendar year that precedes the calendar year in which the supplemental benefit commencement date occurs. All of the Named Executive Officers have elected to receive their retirement payments as a lump sum in accordance with these provisions. An executive may elect to have the executive's supplemental benefit under the agreement paid in a form which will provide for the continuation of benefits, to a beneficiary selected by the executive, upon the executive's death after retirement. Each agreement also provides for the payment of a reduced benefit to the executive's beneficiary in the event of the executive's death prior to normal retirement age and for the payment of disability benefits in addition to those available under our regular disability insurance program. Benefits under each agreement are not payable if the executive voluntarily terminates the executive's employment, without good reason, or if employment is terminated by the Company for cause, prior to the normal Retirement Date (each such capitalized term used as defined in the Supplemental Retirement Agreements), unless such termination is the result of the executive's retirement (in the case of Mr. Calarco, on or after reaching age 62) or is with approval of the Board, and meets certain other conditions set forth in the agreement.

   The following table sets forth, except as otherwise noted, the estimated benefit payable to each of the Named Executive Officers named in the table under the executive's supplemental retirement agreement ("SERP") upon retirement at or after normal retirement age based on each executive's compensation history to date and assuming payment of such benefit in a lump-sum:

                                                                             ESTIMATED
                                                                           LUMP-SUM SERP
                               NAME OF INDIVIDUAL                            BENEFIT
                               ------------------                          -------------
        Vincent A. Calarco .............................................    $11,817,225(1)
        Alfred F. Ingulli ..............................................    $ 2,889,580(2)
        Robert W. Ackley ...............................................    $ 2,935,235(3)
        Peter Barna ....................................................    $ 2,721,341(4)
        John T. Ferguson II ............................................    $ 2,643,754(5)


EMPLOYMENT AGREEMENTS

   Employment Agreement with Vincent A. Calarco. Mr. Calarco was employed pursuant to an employment agreement which was amended and restated in May 1999. The agreement provided for Mr. Calarco's employment as Chairman of the Board, President, and Chief Executive Officer for a term of three years, with automatic annual one-year extensions of the term unless we give notice at least 60 days prior to the anniversary of the date of the agreement that the term will not be extended. The amended agreement provided that in the event Mr. Calarco's employment is terminated by us other than for cause, disability, or death or by Mr. Calarco for good reason (as defined in the agreement), we would be obligated to pay Mr. Calarco his salary to the date of termination, incentive compensation in an amount no less than the bonus paid to him for the prior year pro-rated to that date, and a lump sum termination payment equal to three times the sum of his then current salary and the highest bonus paid to him during the three years preceding his termination, to continue certain employee and fringe benefits provided under the agreement for a period of three years or until he obtains other employment and certain other benefits for the life of Mr. Calarco and his spouse, and to make certain additional payments to cover any excise tax imposed under the Internal Revenue Code on the amounts payable as a result of his termination and any legal fees incurred by Mr. Calarco in enforcing our obligations under the agreement.

   Mr. Calarco retired on June 30, 2004. None of the foregoing provisions in Mr. Calarco's amended employment agreement was triggered, however, and we do not have any obligation to provide any such payments or benefits as a result of Mr. Calarco's retirement.

--------------------
(1) This figure reflects the actual amount that became payable to Mr. Calarco upon his retirement on June 30, 2004.
(2) This figure reflects the amount that would be payable to Mr. Ingulli upon his retirement at normal retirement age (as defined in his SERP). This figure represents an estimate calculated using current compensation information and prevailing interest rates, which factors may be different at the time Mr. Ingulli actually retires.
(3) Since Mr. Ackley currently is past the normal retirement age defined in his SERP, the lump-sum value of Mr. Ackley's SERP will decrease with each year of continued service. While Mr. Ackley has not indicated any current intention to retire, this figure is an estimate of the amount payable to Mr. Ackley as of December 31, 2004, a date chosen only for purposes of estimating the lump-sum value of his SERP benefit.
(4) Mr. Barna will retire following the consummation of this Refinancing. This figure reflects the actual amount that would be payable to Mr. Barna if he retired as of August 31, 2004.
(5) This figure reflects the amount that would be payable to Mr. Ferguson upon his retirement at normal retirement age (as defined in his SERP). This figure represents an estimate calculated using current compensation information and prevailing interest rates, which factors may be different at the time Mr. Ferguson actually retires.

   Mr. Calarco has entered into a consultancy agreement with us, pursuant to which he will provide consulting and other services from July 1, 2004 through December 31, 2004, in exchange for a fee of $250,000, payable in equal monthly installments, in arrears, on the last business day of each month. If the consultancy agreement is terminated by us without Cause (as defined in the agreement), Mr. Calarco will receive any balance of the fee that is unpaid as of the termination date. The consultancy agreement also provides that Mr. Calarco must execute a release and waiver of claims in favor of us upon the termination or expiration of the agreement for any reason, including upon termination of the agreement without Cause. In addition, Mr. Calarco is prohibited from competing with us or soliciting our employees, consultants or agents, both during the life of the agreement and for a period of one year following the termination or expiration of the agreement for any reason.

   In connection with Mr. Calarco's retirement, we entered into an agreement pursuant to which we agreed to provide him with payment of his benefits under our Benefit Equalization Plan and to provide, at our expense, medical and dental insurance coverage for him and his spouse for their respective lifetimes. In addition, Mr. Calarco is entitled under this agreement to receive an amount in cash equal to 50% of his target bonus under the 2004 Management Incentive Plan, and to full vesting of previously granted options to purchase 372,500 shares of our common stock. We have also agreed to give him title to his company automobile.

   Employment Agreement with Robert L. Wood. Mr. Wood is employed pursuant to an employment agreement which was entered into in January 2004. The agreement provides for Mr. Wood's employment as President and Chief Executive Officer for a term of three years, with automatic annual one-year extensions of the term unless we give notice at least 60 days prior to the anniversary of the date of the agreement that the term will not be extended.

   The agreement calls for a base salary of not less than $780,000 and for Mr. Wood's participation in employee benefit plans and other fringe benefit arrangements. In the event Mr. Wood's employment is terminated by us without cause (as defined in the agreement), or terminated by Mr. Wood upon our continued and material breach, which breach is not cured within thirty (30) days of our receipt of written notice of breach, our obligations shall consist of: (1) the payment over the course of normal pay periods to Mr. Wood of his salary for the lesser of a period of two years following the date of termination, or through the end of the then-current term; (2) the payment to Mr. Wood, over the course of normal pay periods, of his annual incentive bonus, with Mr. Wood being deemed to have met targets for the lesser of a period of two years following the date of termination, or through the end of the then-current term; and (3) continuation at our cost of the other benefits provided to Mr. Wood under the agreement for the lesser of a period of two years following the date of termination, or through the end of the then-current term.

   Employment Agreements with Alfred F. Ingulli, Robert W. Ackley, Peter Barna and John T. Ferguson II. We have entered into employment agreements with certain other key management employees, including Messrs. Ingulli, Ackley, Barna, and Ferguson. Each agreement is operative upon the occurrence of a change in control (as defined in the agreement) and is intended to encourage the executive to remain in our employ by providing the executive with greater security. Absent a change in control, the agreements do not require us to retain the executive or to pay the executive any specified level of compensation or benefits except that Mr. Ingulli has an agreement that requires that he be paid severance in the event that he is terminated without cause or he resigns for good reason (as defined in the agreement) during an annually renewable two-year period. Mr. Barna has announced that he will retire following completion of the Refinancing, at which time his employment agreement will terminate, and it is expected that Karen Osar, Gregory McDaniel, Myles Odaniell and Lynn Schefsky will enter into an employment agreement on terms substantially similar to that of Messrs. Ackley, Barna, and Ferguson.

   In the event of a change in control, the agreements provide that there will be no change, without the executive's consent, in the salary, bonus opportunity, benefits, duties, and location of employment of the executive for a period of two or three years after the change in control. If, during such period, the executive's employment is terminated by us other than for cause, disability, or death or the executive resigns for good reason (as defined in the agreements), we will pay the executive his salary to the date of termination, incentive compensation in an amount no less than the bonus paid to the executive for the prior year pro-rated to that date, and a lump sum severance payment equal to three times the sum of the executive's base salary and the highest bonus paid to the executive during the three years preceding the executive's termination and will continue other employee benefits similar to those provided to the executive prior to the executive's termination for a period of three years or until the executive's earlier employment with another employer.

   Mr. Barna will retire following consummation of the Refinancing. In connection with his retirement, we have entered into an agreement pursuant to which we agreed to provide him with payment of his benefits under our Benefit Equalization Plan and to provide, at our expense, fully insured medical and dental insurance coverage for him and his spouse for their respective lifetimes. In addition, Mr. Barna is entitled under this agreement to receive an amount in cash equal to 7/12 of his target bonus under the 2004 Management Incentive Plan, provided that our earnings performance for 2004 is sufficient to generate bonus payments under the terms and conditions of the 2004 Management Incentive Plan, and to full vesting of previously granted options to purchase 130,000 shares of our common stock. We have also agreed to give him title to his company automobile.